As filed with the Securities and Exchange Commission on April 26, 2017

Registration No. 333-216813

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENASANT CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	6022	64-0676974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

209 Troy Street

Tupelo, Mississippi 38804-4827

(662) 680-1001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

E. Robinson McGraw

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

(662) 680-1001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark A. Fullmer, Esq. Mark. W. Jeanfreau, Esq. Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, Louisiana 70130 (504) 566-1311	Curtis J. Gabardi Metropolitan BancGroup, Inc. 1069 Highland Colony Parkway Ridgeland, Mississippi 39157 (601) 853-0000	David W. Ghegan, Esq. Brad R. Resweber, Esq. Troutman Sanders LLP 600 Peachtree Street, Suite 5200 Atlanta, Georgia 30308 (404) 885-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 143-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 26, 2017

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On January 17, 2017, Renasant Corporation (“Renasant”) and Metropolitan BancGroup, Inc. (“Metropolitan”) announced the execution of an agreement and plan of merger pursuant to which Metropolitan will merge with and into Renasant, with Renasant continuing as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Metropolitan Bank, Metropolitan’s wholly-owned subsidiary, will merge with and into Renasant Bank, Renasant’s wholly-owned subsidiary, with Renasant Bank continuing as the surviving bank corporation. The combined company, which will retain the Renasant name, will have approximately $10.0 billion in assets and operate over 175 branches across Mississippi, Tennessee, Alabama, Georgia and Florida. We are sending you this proxy statement/prospectus to invite you to attend a special meeting of stockholders being held by Metropolitan to consider the merger agreement that Metropolitan has entered into with Renasant, and to ask you to vote in favor of the approval of the merger agreement.

If the merger is completed, holders of Metropolitan common stock, par value $0.01 per share, will be entitled to receive 0.6066 of a share of Renasant common stock, par value $5.00 per share, in exchange for each share of Metropolitan common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares. The number of shares of Renasant common stock that Metropolitan stockholders will receive in the merger for each share of Metropolitan common stock is fixed. However, the market value of the consideration Metropolitan stockholders will receive in the merger will change depending on changes in the market price of Renasant common stock and will not be known at the time Metropolitan stockholders vote on the merger. Based on the closing price of Renasant’s common stock on the NASDAQ Global Select Market, or Nasdaq, as of January 17, 2017, the 0.6066 exchange ratio represented approximately $23.52 in value for each share of Metropolitan common stock. Based on Renasant’s closing price on April 24, 2017 of $42.92 per share, the 0.6066 exchange ratio represented approximately $26.04 in value for each share of Metropolitan common stock. Based on the 0.6066 exchange ratio and the number of shares of Metropolitan common stock outstanding as of April 24, 2017, the maximum number of shares of Renasant common stock issuable in the merger is approximately 4,526,661 shares. We urge you to obtain a current market quotation for Renasant (trading symbol “RNST”) on Nasdaq. Metropolitan’s common stock is not listed or traded on any established securities exchange or quotation system.

The merger will be treated as a “reorganization” within the meaning of 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Metropolitan common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Metropolitan common stock for shares of Renasant common stock in the merger, except with respect to any cash received in lieu of a fractional share of Renasant common stock.

At the special meeting of Metropolitan stockholders to be held on June 6, 2017 at Metropolitan’s main office located at 1069 Highland Colony Parkway, Ridgeland, Mississippi, 39157-8722 at 9:00 a.m., local time, holders of Metropolitan common stock will be asked to vote to approve the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger, including the merger. Your vote is very important. Approval of the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Metropolitan common stock entitled to vote. Regardless of whether or not you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote will have the same effect as voting against the merger.

The Metropolitan board of directors unanimously recommends that Metropolitan stockholders vote “FOR” the approval of the agreement and plan of merger and the transactions contemplated by the agreement and plan of merger.

This document, which serves as a proxy statement for the special meeting of Metropolitan stockholders and a prospectus for the shares of Renasant common stock to be issued in the merger to Metropolitan stockholders, describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 18 for a discussion of the risks relating to the proposed merger and owning Renasant common stock after the merger. You also can obtain information about Renasant from documents that Renasant has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, Metropolitan stockholders should contact the undersigned by telephone at (601) 499-2927.

Curtis J. Gabardi
Chairman, President, and Chief Executive Officer
Metropolitan BancGroup, Inc.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or other bank regulatory agency has approved or disapproved of the merger or the Renasant common stock to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Renasant common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated                             , 2017, and it is first being mailed or otherwise delivered to Metropolitan stockholders, along with the enclosed form of proxy card, on or about                             , 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on June 6, 2017

To the stockholders of Metropolitan BancGroup, Inc.:

On June 6, 2017, Metropolitan BancGroup, Inc. (“Metropolitan”) will hold a Special Meeting of Stockholders at Metropolitan’s main office located at 1069 Highland Colony Parkway, Ridgeland, Mississippi 39157-8722 at 9:00 a.m., local time, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of January 17, 2017, by and among Renasant Corporation (“Renasant”), Renasant Bank, Metropolitan and Metropolitan Bank, as it may be amended from time to time (referred to as the “merger agreement”), pursuant to which Metropolitan will merge with and into Renasant as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal;

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the adjournment proposal; and

•	any other business properly brought before the special meeting or any adjournment or postponement thereof.

The Metropolitan board of directors has fixed the close of business on April 20, 2017 as the record date for the special meeting. Only Metropolitan stockholders of record at that time are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Metropolitan common stock. The adjournment proposal will be approved if a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote are voted in favor of the proposal.

Your vote is very important. We cannot complete the merger unless Metropolitan’s stockholders approve the merger proposal. Whether or not you plan to attend the special meeting, please mail your proxy with voting instructions as soon as possible. To mail your proxy, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of Metropolitan common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying proxy statement/prospectus.

The attached proxy statement/prospectus provides a detailed description of the special meeting, the merger, the merger agreement and the other documents related to the merger, and related matters, and includes the complete text of the merger agreement as Annex A. We urge you to read the attached materials carefully for a complete description of the merger agreement and the merger. The accompanying proxy statement/prospectus forms a part of this notice.

Metropolitan stockholders are entitled to “appraisal rights” under Delaware law. If you wish, you may exercise these appraisal rights and obtain a cash payment for the “fair value” of your shares rather than receive the merger consideration described in this proxy statement/prospectus. To exercise appraisal rights, you must not vote in favor of the adoption and approval of the merger agreement, and you must strictly comply with all of the other applicable requirements of the Delaware appraisal rights statute, which are summarized in the accompanying proxy statement/prospectus under the heading “The Merger—Appraisal Rights.” In addition, a copy of the Delaware statute governing appraisal rights is attached as Annex C to this proxy statement/prospectus.

The Metropolitan board of directors has unanimously adopted and approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Metropolitan and its stockholders and unanimously recommends that Metropolitan stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

By Order of the Board of Directors

Date: , 2017	Curtis J. Gabardi
Chairman, President, and Chief Executive Officer

i

ii

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Renasant from documents that Renasant has filed with the Securities and Exchange Commission, which we refer to as the SEC, that has not been included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them from Renasant in writing or by telephone or email at the following address:

Renasant Corporation
209 Troy Street
Tupelo, Mississippi 38804-4827
Attn: Kevin D. Chapman
Chief Financial Officer
Phone: (662) 680-1450
Email: KChapman@renasant.com

You will not be charged for any of these documents that you request. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO PRIOR TO JUNE 1, 2017 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with any different or inconsistent information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may be used only for the purpose for which it has been prepared.

This proxy statement/prospectus is dated                 , 2017, and you should assume that the information in this document is accurate only as of such date or such other date as is specified. You should assume that the information incorporated by reference into this document is only accurate as of the date of such document or such other date as is specified. Neither the mailing of this document to Metropolitan stockholders nor the issuance by Renasant of shares of Renasant common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Metropolitan has been provided by Metropolitan and information contained in this document regarding Renasant has been provided by Renasant.

See “Where You Can Find More Information” on page      of this proxy statement/prospectus for more information about the documents referred to in this proxy statement/prospectus.

iii

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the special meeting and the merger. We urge you to read carefully the remainder of this proxy statement/prospectus (including the risk factors beginning on page     ) because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this document.

Unless otherwise indicated or unless the context requires otherwise, references in this proxy statement/prospectus to “Renasant” mean Renasant Corporation, references to “Metropolitan” mean Metropolitan BancGroup, Inc., and references to “we,” “our” or “us” mean Renasant and Metropolitan, taken together.

Q: What are Metropolitan stockholders being asked to vote on?

A: Metropolitan stockholders are being asked to vote to approve (1) an agreement and plan of merger by and among Renasant, Renasant Bank, Metropolitan and Metropolitan Bank, which we refer to as the merger proposal, and (2) the adjournment of the special meeting of Metropolitan stockholders, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger proposal, which we refer to as the adjournment proposal.

In the merger, Metropolitan will merge with and into Renasant, with Renasant being the surviving corporation. Immediately after this merger, Metropolitan Bank will merge with and into Renasant Bank, with Renasant Bank being the surviving banking corporation.

References to the “merger” refer to the merger of Metropolitan with and into Renasant, unless the context clearly indicates otherwise.

Q: What will I receive in the merger?

A: If the merger is completed, Metropolitan stockholders (other than stockholders who exercise and maintain their appraisal rights under Delaware law) will receive 0.6066 of a share of Renasant common stock in exchange for each share of Metropolitan common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares.

Q: What if the value of the merger consideration changes between the date of this proxy statement/prospectus and the time that the merger is completed?

A: The implied value of the stock consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for Renasant common stock. A fluctuation in the market price of Renasant common stock after the date of this proxy statement/prospectus will change the implied value of the stock consideration that you receive. We make no assurances as to whether or when the merger will be completed or, if completed, as to the market price of Renasant common stock at the time of the merger or any time thereafter. You should obtain current market quotations for Renasant common stock, which is listed on the NASDAQ Global Select Market, or Nasdaq, under the symbol “RNST.”

Q: What does the Metropolitan board of directors recommend?

A: The Metropolitan board of directors unanimously recommends that you vote to approve the merger proposal and the adjournment proposal.

Q: When and where is the special meeting?

A: The special meeting will be held on June 6, 2017, at Metropolitan’s main office located at 1069 Highland Colony Parkway, Ridgeland, Mississippi 39157-8722 at 9:00 a.m., local time.

Q: What constitutes a quorum for the special meeting?

A: The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Metropolitan common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business.

Q: What is the vote required to approve each proposal at the Metropolitan special meeting?

A: Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Metropolitan common stock as of the close of business on April 20, 2017, the record date for the special meeting. The adjournment proposal will be approved if a majority of the shares represented, in person or by proxy, at the special meeting are voted in favor of the proposal, assuming a quorum is present.

Q: What do Metropolitan stockholders need to do now?

A: After you have carefully read this document and have decided how you wish to vote your shares of Metropolitan common stock, indicate on your proxy card how you want your shares to be voted with respect to the merger proposal and the adjournment proposal. When complete, please sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Submitting your proxy by mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting. Your proxy card must be received prior to the special meeting on June 6, 2017 in order to be counted. If you would like to attend the special meeting, see “Can I attend the special meeting and vote my shares in person?”

Q: Why is my vote as a Metropolitan stockholder important?

A: If you do not vote by proxy or in person at the special meeting, it will be more difficult for Metropolitan to obtain the necessary quorum to hold its special meeting. In addition, approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Metropolitan common stock, and not just the shares represented at the special meeting. So, your failure to vote has the same effect as a vote against the merger proposal.

Q: If my shares are held in “street name” by a broker, bank or other holder of record, will my shares automatically be voted for me?

A: No. Banks, brokers or other holders of record who hold shares of Metropolitan common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions. You should instruct the street name holder as to how to vote your shares, following the directions provided to you. Please check the voting form used by your bank or broker. Shares of Metropolitan common stock present but not voted on any particular matter, or a “broker non-vote,” will be counted for the purpose of determining whether a quorum is present.

Q: What if I abstain from voting or fail to instruct my broker?

A: If you are a Metropolitan stockholder and you abstain from voting or a broker non-vote is submitted because you did not instruct the broker, bank or other holder of record of your shares as to how the shares were to be voted, the abstention or broker non-vote will be counted toward a quorum at the special meeting. However, because approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Metropolitan common stock, an abstention or failure to vote your shares will have the same effect as a vote against the approval of the merger proposal. An abstention or failure to vote your shares will have no effect on the vote to approve the adjournment proposal, because approval of the adjournment proposal only requires the affirmative vote of the shares represented, in person or by proxy, at the special meeting, assuming a quorum is present.

Q: Can I attend the special meeting and vote my shares in person?

A: Yes. All Metropolitan stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or any other holder of record, are invited to attend the special meeting. Stockholders of record as of the record date can vote in person at the special meeting. If you choose to vote in person at the special meeting and if you are a stockholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting, which will be printed on the meeting agenda. At the appropriate time during the special meeting, the stockholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Even if you plan to attend the special meeting, Metropolitan encourages you to vote by mail so your vote will be counted if you later decide not to attend the special meeting. Metropolitan reserves the right to refuse admittance to anyone without proper proof of ownership or proof of identity.

Q: If I am a Metropolitan stockholder, can I change or revoke my vote?

A: Yes. You may revoke any proxy at any time before it is voted in any of the following ways: (1) by personally appearing, notifying the Corporate Secretary, and choosing to vote at the special meeting, if you are the stockholder of record or you obtain and bring a broker representation letter in your name from your bank, broker or the holder of record and, in all cases, you bring proof of identity; (2) by written notification to Metropolitan received prior to the exercise of the proxy; or (3) by a subsequent proxy executed by the person executing the prior proxy and presented at the special meeting. Metropolitan stockholders must send a written revocation letter to Metropolitan BancGroup, Inc., 1069 Highland Colony Parkway, Ridgeland, Mississippi 39157-8722, Attention: Curtis J. Gabardi.

Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q: What are the material United States federal income tax consequences of the merger to Metropolitan stockholders?

A: The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Phelps Dunbar LLP, Renasant’s counsel, has delivered to Renasant, and Troutman Sanders LLP, Metropolitan’s counsel, has delivered to Metropolitan, their respective opinions that, for United States federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material United States Federal Income Tax Consequences of the Merger” (beginning on page     ), the merger will qualify as a “reorganization.” Additionally, it is a condition to Renasant’s and Metropolitan’s obligations to complete the merger that they each receive a tax opinion, dated the closing date of the merger, that the merger will be treated for United States federal income tax purposes as a “reorganization.” Accordingly, holders of Metropolitan common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Metropolitan common stock for shares of Renasant common stock in the merger, except with respect to any cash received in lieu of a fractional share of Renasant common stock. We note that the opinions referenced in this paragraph, however, will not bind the Internal Revenue Service (the “IRS”) or the courts, which could take a contrary view. You should read “Material United States Federal Income Tax Consequences of the Merger” for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q: Do Metropolitan stockholders have appraisal rights?

A: Yes. If you are a holder of shares of Metropolitan common stock and if you follow the procedures prescribed by Delaware law, you may exercise your appraisal rights and receive the “fair value” of your Delaware common stock in cash rather than receive the consideration payable in the merger. If you follow these procedures, you will not receive Renasant common stock. Instead, the fair value of your Metropolitan common stock, determined in the manner prescribed by Delaware law, will be paid to you in cash. That amount could be more or less than the merger consideration or the market value of Renasant common stock as of the closing date of the merger. Additionally, holders will recognize gain or loss for United States federal income tax purposes on such an exchange of Metropolitan common stock for cash pursuant to these appraisal rights procedures. For a more complete description of these appraisal rights, see “The Merger—Appraisal Rights” beginning on page      and Annex C to this proxy statement/prospectus, which contains a copy of Section 262 of the Delaware General Corporation Law, which addresses appraisal rights.

Q: Should I send in my Metropolitan stock certificates now?

A: No. You should not send in your Metropolitan stock certificates at this time. After completion of the merger, Renasant will cause instructions to be sent to you for exchanging Metropolitan stock certificates for shares of Renasant common stock and cash to be paid in lieu of a fractional share of Renasant common stock. The shares of Renasant common stock that Metropolitan stockholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q: Whom can I contact if I cannot locate my Metropolitan stock certificate(s)?

A: If you are unable to locate your original Metropolitan stock certificate(s), you should contact DeJuan Johnson, Computershare’s Assistant Vice President-Relationship Management, at:

Computershare

Meidinger Tower, 462 S. 4th Street

Louisville, Kentucky 40202-3466

Phone: (502) 301-6108

Email: dejuan.johnson@computershare.com

Q: When do you expect to complete the merger?

A: We currently expect to complete the merger during the third quarter of 2017. However, we cannot assure you when or if the merger will occur. We must, among other things, first obtain the approval of Metropolitan stockholders at the special meeting and the required regulatory approvals described below in “The Merger—Regulatory and Third Party Approvals” beginning on page     .

Q: Whom should I call with questions?

A: Metropolitan stockholders should contact:

Curtis J. Gabardi

Chairman, President, and Chief Executive Officer

Metropolitan BancGroup, Inc.

1069 Highland Colony Parkway

Ridgeland, Mississippi 39157-8722

Phone: (601) 499-2927

Email: cgabardi@metropolitan.bank

or

Gregory B. Barron

Chief Financial Officer

Metropolitan BancGroup, Inc.

1069 Highland Colony Parkway

Ridgeland, Mississippi 39157-8722

Phone: (601) 499-2925

Email: gbarron@metropolitan.bank

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that are made part of this proxy statement/prospectus by reference to other documents filed with the SEC include various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Renasant and Metropolitan that are subject to risks and uncertainties. Congress passed the Private Securities Litigation Reform Act of 1995 in an effort to encourage companies to provide information about their anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects a company from unwarranted litigation if actual results are different from management expectations. This document reflects the current views and estimates of future economic circumstances, industry conditions, company performance and financial results of the management of Renasant and Metropolitan. These forward-looking statements are subject to a number of factors and uncertainties which could cause Renasant’s, Metropolitan’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Neither Renasant nor Metropolitan assumes any duty to update forward-looking statements. In addition to factors previously disclosed in Renasant’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, these forward-looking statements include, but are not limited to, statements about (1) the expected benefits of the transaction between Renasant and Metropolitan, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (2) Renasant’s and Metropolitan’s plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Renasant’s and Metropolitan’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements, and such differences may be material.

The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the businesses of Renasant and Metropolitan may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected;

•	the expected growth opportunities or costs savings from the transaction may not be fully realized or may take longer to realize than expected;

•	revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•	deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected;

•	Metropolitan’s stockholders may fail to approve the transaction;

•	reputational risks and the reaction of the companies’ customers to the transaction;

•	diversion of management time on merger-related issues;

•	changes in asset quality and credit risk;

•	inflation;

•	the cost and availability of capital;

•	customer acceptance of the combined company’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	the introduction, withdrawal, success and timing of business initiatives;

•	the impact, extent and timing of technological changes;

•	increased cybersecurity risk, including potential network breaches, business disruptions or financial losses;

•	severe catastrophic events in the companies’ geographic area;

•	macroeconomic, geopolitical or other factors may prevent the growth that the companies expect in the markets in which they operate;

•	a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results;

•	the U.S. legal and regulatory framework, including those associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company;

•	the outcome of any legal proceedings that may be instituted against Renasant or Metropolitan;

•	the interest rate environment may compress margins and adversely affect net interest income;

•	competition from other financial services companies in the companies’ markets could adversely affect operations; and

•	other financial institutions with greater financial resources than Renasant may be able to develop or acquire products that enable them to compete more successfully than Renasant can.

Additional factors that could cause Renasant’s, Metropolitan’s or the combined company’s results to differ materially from those described in the forward-looking statements can be found in Renasant’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). All subsequent written and oral forward-looking statements concerning Renasant, Metropolitan or the proposed merger or other matters and attributable to Renasant, Metropolitan or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. Renasant and Metropolitan do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Metropolitan and Renasant claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY

This summary highlights material information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions, including the risk factors set forth on page     . See “Where You Can Find More Information” on page     . We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Parties to the Merger (page    )

Metropolitan BancGroup, Inc.

Metropolitan BancGroup, Inc. is a Delaware corporation and privately-held bank holding company. Metropolitan’s wholly-owned subsidiary, Metropolitan Bank, operates two offices in each of Nashville and Memphis, Tennessee, and four offices in the Jackson, Mississippi metropolitan area. The principal executive offices of Metropolitan are located at 1069 Highland Colony Parkway, Ridgeland, Mississippi 39157-8722, and its telephone number at that location is (601) 853-0000.

Renasant Corporation

Renasant Corporation is a Mississippi corporation and a registered bank holding company headquartered in Tupelo, Mississippi. Through Renasant Bank, its wholly-owned bank subsidiary, Renasant currently operates more than 170 banking, mortgage, financial services and insurance offices throughout Mississippi, Tennessee, Alabama, Florida and Georgia. Through Renasant Bank, Renasant is also the owner of Renasant Insurance, Inc.

The principal executive offices of Renasant are located at 209 Troy Street, Tupelo, Mississippi 38804-4827, and its telephone number at that location is (662) 680-1001. Additional information about Renasant and its business and subsidiaries is included in documents incorporated by reference into this document. See “Where You Can Find More Information” on page     .

The Merger Agreement (page      and Annex A)

Renasant and Metropolitan are proposing the merger of Metropolitan with and into Renasant. If the merger is completed, Metropolitan will merge with and into Renasant, with Renasant being the surviving corporation. The merger agreement between Renasant and Metropolitan governs the merger, and it is included in this document as Annex A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

In the Merger, Metropolitan Stockholders Will Have a Right to Receive 0.6066 of a Share of Renasant Common Stock per Share of Metropolitan Common Stock (page    )

Under the terms of the merger agreement, Metropolitan stockholders will have a right to receive 0.6066 (the “exchange ratio”) of a share of Renasant common stock for each share of Metropolitan common stock held immediately prior to the merger, which we refer to as the merger consideration. Renasant will not issue any fractional shares of Renasant common stock in the merger. Instead, a Metropolitan stockholder who otherwise would have received a fraction of a share of Renasant common stock will receive an amount in cash. This cash amount will be determined by multiplying the fraction of a share of Renasant common stock to which the holder would otherwise be entitled by the weighted average of the closing sale prices of one share of Renasant common stock as reported on Nasdaq for the 15 consecutive trading days immediately prior to the date on which the merger is completed, and then rounded to the nearest cent.

Example: If you hold 100 shares of Metropolitan common stock, you will have a right to receive 60 shares of Renasant common stock and a cash payment instead of the 0.66 of a share of Renasant common stock that you otherwise would have received.

Equivalent Metropolitan Per Share Value

Renasant common stock is listed on Nasdaq under the symbol “RNST.” Shares of Metropolitan common stock are not publicly traded. The following table shows the closing sale price of Renasant common stock as reported on Nasdaq on January 17, 2017, the last trading day before Renasant and Metropolitan announced the merger, and on April 24, 2017, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Metropolitan common stock on January 17, 2017 and April 24, 2017, which we calculated by multiplying the closing price of Renasant common stock as of those dates by the exchange ratio.

	Renasant Common Stock	Metropolitan Common Stock		Implied Value of One Share of Metropolitan Common Stock
January 17, 2017	$38.77	$12.35	(1)	$23.52	(2)
April 24, 2017	42.92	12.57	(3)	26.04	(4)

(1)	Represents the unaudited book value per share of Metropolitan common stock as of December 31, 2016.
(2)	Represents the per share merger consideration to a Metropolitan stockholder as of January 17, 2017.
(3)	Represents the unaudited book value per share of Metropolitan common stock as of March 31, 2017.
(4)	Represents the per share merger consideration to a Metropolitan stockholder as of April 24, 2017.

The market price of Renasant common stock will fluctuate prior to the merger. Metropolitan stockholders are urged to obtain current market quotations for Renasant shares prior to making any decision with respect to the merger.

Treatment of Metropolitan Stock Options (page    )

Upon completion of the merger, any options to purchase Metropolitan common stock granted under the Metropolitan BancGroup, Inc. 2007 Stock Incentive Plan, which we refer to as the Metropolitan Stock Incentive Plan, that are outstanding immediately prior to the effective time (whether vested or unvested) will vest in full and be converted into the right to receive a cash payment. The amount of this cash payment will be equal to (1) the total number of shares subject to the stock option multiplied by (2) the difference between $25.50 and the exercise price of the option, less applicable tax withholdings. Stock options with an exercise price equal to or greater than $25.50 will be forfeited and cancelled.

The Metropolitan Board of Directors Unanimously Recommends that Metropolitan Stockholders Vote “FOR” the Approval of the Merger Proposal (page    )

The Metropolitan board of directors believes that the merger is in the best interests of Metropolitan and its stockholders and has unanimously approved the merger and the merger agreement. The Metropolitan board of directors unanimously recommends that Metropolitan stockholders vote “FOR” the approval of the merger proposal. In reaching its decision, the Metropolitan board of directors considered a number of factors, which are described in more detail in “The Merger—Metropolitan’s Reasons for the Merger; Recommendation of the Metropolitan Board of Directors” on page     . The Metropolitan board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the Metropolitan board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Metropolitan board of directors may have given different weights to different factors.

Opinion of Metropolitan’s Financial Advisor (page      and Annex B)

At the January 16, 2017 meeting of Metropolitan’s board of directors, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the board of directors, dated January 16, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of Metropolitan’s outstanding common stock of the merger consideration to be received by such holders in the transactions pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion.

The full text of the written opinion of Raymond James, dated January 16, 2017, which sets forth, among other things, assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the other matters considered, is attached as Annex B to this document. The description and discussion in this document of Raymond James’ opinion is qualified in its entirety by reference to the full text of Raymond James’ opinion. Raymond James provided its opinion for the information and assistance of the Metropolitan board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the transaction, and its opinion only addresses whether the merger consideration to be received by the holders of the common stock in the transactions pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the transactions contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board of directors or any holder of Metropolitan common stock as to how the board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Risk Factors Related to the Merger (page    )

You should consider all of the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this document. In particular, you should consider the factors under “Risk Factors.”

Metropolitan Will Hold its Special Meeting on June 6, 2017 (page    )

The special meeting will be held on June 6, 2017, at Metropolitan’s main office located at 1069 Highland Colony Parkway, Ridgeland, Mississippi 39157-8722 at 9:00 a.m., local time. At the special meeting, Metropolitan stockholders will be asked to approve the merger proposal and the adjournment proposal and to vote on any other business properly brought before the special meeting or any adjournment or postponement thereof.

Record Date. Only holders of record of Metropolitan common stock at the close of business on April 20, 2017 will be entitled to vote at the special meeting. Each outstanding share of Metropolitan common stock is entitled to one vote on each proposal to be considered at the Metropolitan special meeting. As of the record date, there were 7,462,349 outstanding shares of Metropolitan common stock entitled to vote at the special meeting.

Required Vote. Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Metropolitan common stock entitled to vote on such matter. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote, assuming that a quorum is present. With respect to the vote to approve the merger proposal, your failure to vote or abstention or a broker non-vote will have the same effect as a vote against the merger proposal. With respect to the adjournment proposal, your failure to vote, an abstention or a broker non-vote will have no effect on the approval of the adjournment proposal assuming a quorum is present.

All of the directors of Metropolitan have entered into agreements with Renasant pursuant to which they have agreed, in their capacity as Metropolitan stockholders, to vote all of their shares in favor of the approval of the merger proposal. As of the record date, these directors of Metropolitan and their affiliates had the right to vote 2,775,338 shares of Metropolitan common stock, or approximately 37% of the outstanding Metropolitan shares entitled to vote at the special meeting. We expect these individuals to vote their Metropolitan common stock in favor of the approval of the merger proposal in accordance with those agreements. As of the record date, all directors and executive officers of Metropolitan, including their affiliates, had the right to vote 2,944,405 shares of Metropolitan common stock, or approximately 39% of the outstanding Metropolitan shares entitled to vote at the special meeting, and held options to purchase 612,032 shares of Metropolitan common stock.

As of the record date, neither Renasant nor any of its affiliates held any shares of Metropolitan common stock (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted), and Renasant’s directors and executive officers and their affiliates also did not hold any shares of Metropolitan common stock.

Renasant Bank’s Board of Directors Following Completion of the Merger (page                )

Upon completion of the merger, the number of directors constituting Renasant’s and Renasant Bank’s respective boards of directors will be increased by one, and one individual who is currently a director of Metropolitan, selected by Renasant after consultation with Metropolitan, will be appointed to complete the larger boards. After consultation with Metropolitan, Renasant’s board of directors has selected Donald Clark, Jr. to be appointed to join Renasant and Renasant Bank’s respective board of directors upon completion of the merger.

Metropolitan’s Directors and Executive Officers May Receive Additional Benefits from the Merger (page    )

When considering the information contained in this proxy statement/prospectus, including the recommendation of Metropolitan’s board of directors to vote to adopt and approve the merger proposal, Metropolitan stockholders should be aware that Metropolitan’s executive officers and members of Metropolitan’s board of directors may have interests in the merger that are different from, or in addition to, those of Metropolitan stockholders generally. Metropolitan’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger (to the extent these interests were in existence at the time of the evaluation and negotiation of the merger agreement and the merger), and in recommending that the merger agreement be adopted and approved by Metropolitan’s stockholders. For information concerning these interests, please see the discussion under the caption “The Merger—Interests of Certain Metropolitan Directors and Executive Officers in the Merger” on page     .

Appraisal Rights (page    )

Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, holders of Metropolitan common stock may exercise their appraisal rights and receive in cash the “fair value” of their Metropolitan common stock, as determined by a Delaware court, in lieu of the right to receive 0.6066 shares of Renasant common stock in the merger. To exercise appraisal rights, a Metropolitan stockholder must follow certain procedures, including filing certain notices with Metropolitan and refraining from voting the stockholder’s shares of Metropolitan common stock in favor of the merger agreement. Persons having beneficial interests in Metropolitan common stock held of record in the name of another person, such as a broker, bank or other holder of record, must act promptly to cause the record holder to take the actions required under Delaware law to exercise their appraisal rights.

For more information, see “The Merger—Appraisal Rights” and Annex C to this proxy statement/prospectus, which sets forth the full text of Section 262 of the DGCL. If you intend to exercise appraisal rights, please read Annex C carefully and consult with your own legal counsel. Please note that, if you return a signed proxy card but do not provide instructions as to how to vote your shares of Metropolitan common stock, you will be considered to have voted in favor of the merger proposal. In that event, you will not be able to assert appraisal rights.

The Merger Will Be Tax-Free to Metropolitan Stockholders as to the Shares of Renasant Common Stock They Receive (page    )

The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Phelps Dunbar LLP, Renasant’s counsel, has delivered to Renasant, and Troutman Sanders LLP, Metropolitan’s counsel, has delivered to Metropolitan, their respective opinions that, for United States federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material United States Federal Income Tax Consequences of the Merger” (beginning on page     ), the merger will qualify as a “reorganization.” Additionally, it is a condition to Renasant’s and Metropolitan’s obligations to complete the merger that they each receive a tax opinion, dated the closing date of the merger, that the merger will be treated for United States federal income tax purposes as a “reorganization.” Accordingly, holders of Metropolitan common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Metropolitan common stock for shares of Renasant common stock in the merger, except with respect to any cash received in lieu of a fractional share of Renasant common stock. We note that the opinions referenced herein, however, will not bind the IRS or the courts, which could take a contrary view. See “Material United States Federal Income Tax Consequences of the Merger.”

The United States federal income tax consequences described above may not apply to all Metropolitan stockholders. Your tax consequences will depend on your individual situation. Accordingly, Metropolitan strongly urges you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Nasdaq Listing (page    )

Renasant will cause the shares of its common stock to be issued to Metropolitan stockholders in the merger to be approved for listing on Nasdaq subject to notice of issuance, prior to the effective time of the merger.

Accounting Treatment of Merger (page    )

Renasant will account for the merger under the purchase method of accounting for business combinations under United States generally accepted accounting principles.

Conditions Exist That Must Be Satisfied or Waived for the Merger to Occur (page    )

Currently, Renasant and Metropolitan expect to complete the merger during the third quarter of 2017. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approval of Metropolitan’s stockholders, the receipt of all required regulatory approvals (including approval by (or a waiver from) the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Mississippi Department of Banking and Consumer Finance), and the receipt of legal opinions by each company regarding the United States federal income tax treatment of the merger. In addition, holders of no more than 5% of Metropolitan’s outstanding common stock shall have exercised their statutory appraisal rights. As noted below, the Federal Reserve, the FDIC and the Mississippi Department of Banking and Consumer Finance have already approved the merger (or waived the approval requirement).

Renasant and Metropolitan cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (page    )

Metropolitan and Renasant have agreed to use their reasonable best efforts to obtain all regulatory approvals, including all antitrust clearances, required to complete the transactions contemplated by the merger agreement. The required regulatory approvals include approval by (or a waiver from) the Federal Reserve, the FDIC, the Mississippi Department of Banking and Consumer Finance, state securities authorities and various other federal and state regulatory authorities and self-regulatory organizations. As of the date of this proxy statement/prospectus, Renasant and Metropolitan have received all necessary regulatory approvals (or waivers therefrom) from the Federal Reserve, the FDIC and the Mississippi Department of Banking and Consumer Finance for the completion of the merger.

Metropolitan or Renasant May Terminate the Merger Agreement Under Certain Circumstances (page    )

Metropolitan and Renasant may mutually agree to terminate the merger agreement before completing the merger, even after Metropolitan stockholder approval, as long as the termination is approved by the Metropolitan and Renasant boards of directors.

The merger agreement may also be terminated by either party in the following circumstances:

•	if the merger has not been completed on or before December 31, 2017, unless the required regulatory approvals are pending and have not been finally resolved or any stockholder litigation challenging the merger agreement has not been resolved, in which event such date shall be automatically extended to March 31, 2018, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate;

•	Metropolitan’s stockholders do not approve the merger agreement at the special meeting, unless the failure to obtain stockholder approval is due to the breach of the merger agreement by Metropolitan;

•	upon written notice, once 30 days pass after any application for regulatory or governmental approval is denied or withdrawn at the request or recommendation of the governmental entity, unless within such 30-day period a petition for rehearing or an amended application is filed. A party may terminate 30 or more days after a petition for rehearing or an amended application is denied. No party may terminate when the denial or withdrawal is due to that party’s failure to observe or perform its covenants or agreements set forth in the merger agreement;

•	if there has been a final, non-appealable order enjoining or otherwise prohibiting the completion of the merger and the other transactions contemplated by the merger agreement; or

•	if there is a breach of or failure to perform any of the representations, warranties, covenants or undertakings under the merger agreement by the other party that prevents it from satisfying any of the closing conditions to the merger and such breach or failure to perform cannot be cured or has not been cured within 30 days after the breaching party receives written notice of such breach.

In addition, Metropolitan may terminate the merger agreement at any time prior to the approval of the merger agreement by Metropolitan’s stockholders, for the purpose of entering into a definitive agreement with respect to a “superior proposal” (as described in more detail later in this document), provided that Metropolitan is not in material breach of any of its obligations under the merger agreement to not solicit other acquisition proposals and to recommend that Metropolitan stockholders approve the merger agreement and the merger. Also, no such purported termination shall be effective until Metropolitan has paid the termination fee described below.

Renasant may terminate the merger agreement:

•	if prior to receipt of Metropolitan’s stockholder approval, Metropolitan, its board or any committee of its board (1) withdraws, or modifies or qualifies in a manner adverse to Renasant, the recommendation that its stockholders approve the merger agreement, (2) Metropolitan’s board authorizes, recommends, or publicly announces its intention to authorize or recommend, an acquisition proposal by a third party, or (3) fails to convene its special stockholders meeting;

•	after receipt of certain business combination proposals, Renasant advises Metropolitan that it has elected not to propose revisions to the merger agreement to match or better such other business combination proposal; and

•	if holders of more than 5% of the shares of Metropolitan’s common stock outstanding at any time prior to the closing date of the merger exercise and maintain appraisal rights.

For a further description of the termination provisions contained in the merger agreement see “The Merger Agreement—Termination of the Merger Agreement” beginning on page     .

Termination Fee (page    )

In general, each of Metropolitan and Renasant will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, subject to specific exceptions discussed in this document. Upon termination of the merger agreement under specified circumstances, Metropolitan may be required to pay Renasant a termination fee equal to $6.8 million plus up to $650,000 of reasonable costs and documented expenses incurred by Renasant in connection with the merger agreement and the merger. See “The Merger Agreement—Termination Fee” beginning on page      for a complete discussion of the circumstances under which termination fees will be required to be paid.

The Rights of Metropolitan Stockholders Will Change as a Result of the Merger (page    )

The rights of Metropolitan stockholders are governed by Delaware law, as well as Metropolitan’s Amended and Restated Certificate of Incorporation (which we refer to as the Metropolitan Certificate), and Metropolitan’s Bylaws. After completion of the merger, the rights of former Metropolitan stockholders will be governed by Mississippi law and by Renasant’s Articles of Incorporation, as amended (which we refer to as the Renasant Articles), and Renasant’s Restated Bylaws, as amended (which we refer to as the Renasant Bylaws). This document contains descriptions of the material differences in stockholder rights beginning on page     .

No Restrictions on Resale

All shares of Renasant common stock received by Metropolitan stockholders in the merger will be freely tradeable, except that shares of Renasant common stock received by any person who becomes an affiliate of Renasant for purposes of Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, may be resold only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.

Recent Developments

Renasant First Quarter Results

On April 25, 2015, Renasant reported its financial results for the quarter ended March 31, 2017, which included the following:

•	Net income was $24.0 million for the first quarter of 2017, up 12.9% as compared to net income of $21.2 million for the same quarter of 2016. Basic and diluted earnings per share were $0.54 for the first quarter of 2017 as compared to basic and diluted earnings per share of $0.53 and $0.52, respectively, for the first quarter of 2016.

•	Renasant’s return on average assets and return on average equity were 1.11% and 7.80%, respectively, for the first quarter of 2017 as compared to 1.07% and 8.12%, respectively, for the first quarter of 2016.

•	Total assets at March 31, 2017 were approximately $8.8 billion, as compared to $8.7 billion at December 31, 2016. Total loans, including loans acquired and not acquired, increased 0.59% to approximately $6.24 billion at March 31, 2017 as compared to $6.20 at December 31, 2016. Not acquired loans increased $123.7 million, or 2.63%, to $4.8 billion at March 31, 2017.

•	Deposits increased to $7.2 billion at March 31, 2017 as compared to $7.1 billion at December 31, 2016. Renasant’s noninterest-bearing deposits averaged approximately $1.6 billion, or 21.8% of average deposits, for the first quarter of 2017, up from $1.3 billion, or 20.9% of average deposits, for the first quarter of 2016.

•	Net interest income was $74.0 million for the first quarter of 2017 as compared to $70.1 million for the first quarter of 2016, while net interest margin was 4.01% for the first quarter of 2017 as compared to 4.21% for the first quarter of 2016.

•	For the first quarter of 2017, noninterest income decreased to $32.0 million as compared to $33.3 million for the first quarter of 2016, driven primarily by a decline in mortgage banking income. Noninterest expense was $69.3 million for the first quarter of 2017 as compared to $69.8 million for the first quarter of 2016. Excluding nonrecurring charges for merger and conversion expenses and debt prepayment penalties, noninterest expense remained relatively flat compared to the first quarter of 2016.

•	At March 31, 2017, total nonperforming loans (loans 90 days or more past due and nonaccrual loans) were $35.2 million and total other real estate owned (“OREO”) was $21.3 million. Acquired nonperforming loans and OREO (collectively referred to as “acquired nonperforming assets”) were $20.4 million and $16.3 million, respectively at March 31, 2017. Excluding the acquired nonperforming assets, nonperforming loans were $14.8 million at March 31, 2017 as compared to $13.4 million at December 31, 2016, and OREO was $5.1 million at March 31, 2017 as compared to $5.9 million at December 31, 2016, a 14.7% decrease. Renasant recorded a provision for loan losses of $1.5 million for the first quarter of 2017 as compared to $1.8 million for the first quarter of 2016. Excluding acquired nonperforming assets, the allowance for loan losses as a percentage of loans was 0.89% at March 31, 2017 as compared to 0.91% at December 31, 2016.

These results have not been audited or reviewed by Renasant’s independent registered public accountants, nor have any other review procedures been performed by them with respect to these results. Accordingly, no opinion or any other form of assurance can be provided with respect to this information. Renasant’s actual results could differ from these results based on the completion of the review by its independent registered public accountants of its consolidated financial statements as of and for the quarter ended March 31, 2017 when they are subsequently filed with the SEC.

SELECTED HISTORICAL FINANCIAL DATA OF RENASANT

Set forth below are highlights from Renasant’s consolidated financial data as of and for the fiscal years ended December 31, 2012 through December 31, 2016. This selected consolidated financial data has been derived from the audited consolidated financial statements of Renasant. You should not assume that the results for any periods indicate results for any future period. You should read this information in conjunction with Renasant’s consolidated financial statements and related notes included in Renasant’s Annual Report on Form 10-K/A for the year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page     .

(In thousands, except share data) (Unaudited)(1)

	As of and for the year ended December 31,
	2016	2015	2014	2013	2012
Summary of Operations
Interest income	$329,138	$263,023	$226,409	$180,604	$159,313
Interest expense	28,147	21,665	23,927	23,471	25,975

Net interest income	300,991	241,358	202,482	157,133	133,338
Provision for loan losses	7,530	4,750	6,167	10,350	18,125
Noninterest income	137,415	108,270	80,509	71,891	68,711
Noninterest expense	295,099	245,114	190,937	172,928	150,459

Income before income taxes	135,777	99,764	85,887	45,746	33,465
Income taxes	44,847	31,750	26,305	12,259	6,828

Net income	$90,930	$68,014	$59,582	$33,487	26,637

Dividend payout	32.72%	36.17%	36.17%	55.74%	64.15%

Per Common Share Data
Net income—Basic	$2.18	$1.89	$1.89	$1.23	1.06
Net income—Diluted	2.17	1.88	1.88	1.22	1.06
Book value	27.81	25.73	22.56	21.21	19.80
Closing price(2)	42.22	34.41	28.93	31.46	19.14
Cash dividends declared and paid	0.71	0.68	0.68	0.68	0.68

Financial Condition Data
Assets	$8,699,851	$7,926,496	$5,805,129	$5,746,270	$4,178,616
Loans, net of unearned income	6,202,709	5,413,462	3,987,874	3,881,018	2,810,253
Securities	1,030,530	1,105,205	983,747	913,329	674,077
Deposits	7,059,137	6,218,602	4,838,418	4,841,912	3,461,221
Borrowings	312,135	570,496	188,825	171,875	164,706
Shareholders’ equity	1,232,883	1,036,818	711,651	665,652	498,208

Selected Ratios
Return on average: Total assets	1.08%	0.99%	1.02%	0.71%	0.64%
Shareholders’ equity	8.15%	7.76%	8.61%	6.01%	5.39%
Average shareholders’ equity to average assets	13.26%	12.76%	11.89%	11.78%	11.96%
Shareholders’ equity to assets	14.17%	13.08%	12.26%	11.58%	11.92%
Allowance for loan losses to total loans, net of unearned income(3)	0.91%	1.11%	1.29%	1.65%	1.72%
Allowance for loan losses to nonperforming loans(3)	320.08%	283.46%	209.49%	248.90%	146.90%
Nonperforming loans to total loans, net of unearned income(3)	0.28%	0.39%	0.62%	0.66%	1.17%

(1)	Selected consolidated financial data includes the effect of mergers and other acquisition transactions from the date of each merger or other transaction. On April 1, 2016, Renasant Corporation and Renasant Bank acquired KeyWorth Bank, a Georgia banking corporation (“KeyWorth”), headquartered in Johns Creek, Georgia. On July 1, 2015, Renasant Corporation acquired Heritage Financial Group, Inc., a Maryland corporation (“Heritage”), headquartered in Albany, Georgia. On September 1, 2013, Renasant Corporation acquired First M&F Corporation, a Mississippi corporation (“First M&F”), headquartered in Kosciusko, Mississippi. For additional information about the KeyWorth and Heritage transactions, please refer to Item 1, Business, and Note 2, “Mergers and Acquisitions,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, in Renasant’s Annual Report on Form 10-K/A for the year ended December 31, 2016, filed with the SEC on February 28, 2017 and incorporated by reference herein. For additional information about the First M&F transaction (as well as the American Trust and Crescent transactions described in note 3 below), please refer to Item 1, Business, and Note B, “Mergers and Acquisitions,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, in Renasant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.
(2)	Reflects the closing price on Nasdaq on the last trading day of the applicable fiscal year.
(3)	Excludes assets acquired in the previously-disclosed transactions related to KeyWorth, Heritage and First M&F as well as assets acquired in connection with each of Renasant Bank’s February 2011 acquisition of specified assets and assumption of specified liabilities of American Trust Bank, a Georgia-chartered bank headquartered in Roswell, Georgia (“American Trust”), from the FDIC, as receiver for American Trust, and Renasant Bank’s July 2010 acquisition of specified assets and assumption of specified liabilities of Crescent Bank & Trust Company, a Georgia-chartered bank headquartered in Jasper, Georgia (“Crescent”), from the FDIC, as receiver for Crescent. Effective December 8, 2016, Renasant Bank entered into an agreement with the FDIC to terminate the loss-share agreements with the FDIC entered into in connection with the American Trust and Crescent transactions.

COMPARATIVE PER SHARE DATA

The following table sets forth for Renasant common stock and Metropolitan common stock certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2016. The unaudited pro forma and pro forma-equivalent per share information gives effect to the merger as well as Renasant’s acquisition of KeyWorth (which was completed effective April 1, 2016) as if the acquisitions had been effective as of the dates presented, in the case of the book value data, and as if they had become effective on January 1, 2016, in the case of the net income and dividends declared data. The unaudited pro forma data in the table assumes that the merger is accounted for using the acquisition method of accounting, with Renasant as the acquiror, and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Metropolitan at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed; in addition, Renasant is still finalizing its determination of the fair values of the assets and liabilities of KeyWorth. The information in the following table is based on, and should be read together with, the historical financial information that Renasant has presented in its prior filings with the SEC that are incorporated herein by reference and the selected historical financial data of Renasant in this proxy statement/prospectus. See “Selected Historical Financial Data of Renasant” beginning on page      and “Where You Can Find More Information” on page     .

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the combined company. The Comparative Per Share Data table for the year ended December 31, 2016 combines the historical income per share data of Renasant and subsidiaries and Metropolitan and subsidiaries giving effect to the transactions as if the merger and Renasant’s acquisition of KeyWorth, using the acquisition method of accounting, had become effective on January 1, 2016. The pro forma adjustments are based upon available information and certain assumptions that Renasant’s management believes are reasonable. Upon completion of the merger, the operating results of Metropolitan will be reflected in the consolidated financial statements of Renasant on a prospective basis.

	December 31, 2016 (12 months)
	Income*	Book Value— Common**	Cash Dividends— Common
Renasant Historical	$2.17	$27.81	$0.71
Metropolitan Historical	0.90	12.35	—
Pro Forma Combined	2.03	29.52	$0.71
Per Equivalent Metropolitan Share***	1.23	17.91	$0.43

*	Income per share is calculated on diluted shares.
**	Book Value per share is calculated on the number of shares outstanding as of the end of the period.
***	Per Equivalent Metropolitan Share is pro forma combined multiplied by the exchange ratio of 0.6066.

RISK FACTORS

In addition to the general investment risks and other information included in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Special Note Regarding Forward-Looking Statements” on page      and the matters discussed under the caption “Risk Factors” in Renasant’s Annual Report on Form 10-K/A for the year ended December 31, 2016 filed by Renasant with the SEC (as updated by subsequently filed Forms 10-Q and other reports filed with the SEC), Metropolitan stockholders should carefully consider the matters described below in determining whether to approve the merger agreement. Metropolitan stockholders should also read and consider the risks associated with Renasant’s business because these risks will relate to the combined company. If any of the following risks or other risks that have not been identified, or that Renasant and Metropolitan currently believe are immaterial or unlikely, actually occur, the business, financial condition and results of operations of the combined company could be harmed. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Risks Related to the Merger

Because the market price of Renasant common stock will fluctuate, Metropolitan stockholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of Metropolitan common stock will be converted into the right to receive the merger consideration consisting of 0.6066 of a share of Renasant common stock and cash in lieu of the issuance of any fractional share of Renasant common stock. The market value of the merger consideration may vary from the closing price of Renasant common stock on the date we announced the merger, on the date that this document was mailed to Metropolitan stockholders, on the date of the special meeting of the Metropolitan stockholders and on the date we complete the merger and thereafter. Any change in the market price of Renasant common stock prior to completion of the merger will affect the market value of the merger consideration that Metropolitan stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Metropolitan stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of Metropolitan stockholders solely because of changes in the market price of Renasant’s stock. There will be no adjustment to the merger consideration for changes in the market price of shares of Renasant common stock. Stock price changes result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain a current market quotation for Renasant common stock before you vote.

The price of Renasant’s common stock might decrease after the merger.

The value of the shares of Renasant’s common stock you will receive in the merger in exchange for your shares of Metropolitan common stock will increase or decrease as the market price for Renasant’s common stock changes. During the twelve-month period ended on April 24, 2017 (the most recent practicable date before the printing of the proxy statement/prospectus), the price of Renasant’s common stock varied from a low of $30.21 to a high of $44.65, and ended that period at $42.92. The market value of Renasant’s common stock fluctuates based upon general market and economic conditions, Renasant’s business and prospects and other factors.

Metropolitan stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Metropolitan stockholders currently have the right to vote in the election of the Metropolitan board of directors and on other matters affecting Metropolitan. When the merger occurs, each Metropolitan stockholder that receives shares of Renasant common stock will become a Renasant stockholder with a percentage ownership of the combined organization that is smaller than such stockholder’s current percentage ownership of Metropolitan. Because of this, Metropolitan stockholders will have less influence on the management and policies of Renasant than they now have on the management and policies of Metropolitan.

Metropolitan will be subject to business uncertainties and contractual restrictions while the merger is pending.

Metropolitan’s employees and customers may be uncertain about the effect on Metropolitan of the merger, and this uncertainty may adversely affect Metropolitan’s ability to attract, retain and motivate key personnel until the merger is completed. In addition, customers, vendors and other third parties could seek to alter their existing business relationships with Metropolitan on account of the merger. Because of uncertainty about their future employment with Renasant following the merger, retention of certain employees by Metropolitan may be challenging while the merger is pending. If key employees depart for any reason, Metropolitan’s business, both while the merger is pending and after its completion, could be negatively impacted. In addition, Metropolitan has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement—Covenants and Agreements” on page      for a discussion of the restrictive covenants applicable to Metropolitan.

The merger agreement limits Metropolitan’s ability to pursue an alternative acquisition proposal and requires Metropolitan to pay a termination fee of $6.8 million plus up to $650,000 of Renasant’s expenses under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Metropolitan from, among other things, soliciting, initiating or facilitating certain alternative acquisition proposals with any third party unless Metropolitan’s directors conclude in good faith (after consultation with its financial advisor (as to financial matters) and outside legal counsel) that (1) their failure to take such action would be inconsistent with their fiduciary duties under applicable law and (2) such alternative transaction is or is reasonably likely to result in a transaction more favorable to Metropolitan’s stockholders from a financial point of view than the merger with Renasant and is reasonably likely to be consummated. See “The Merger Agreement—No Solicitation of Other Offers” on page     . The merger agreement also provides for the payment by Metropolitan of a termination fee in the amount of $6.8 million plus up to $650,000 of Renasant’s reasonable costs and documented expenses in the event that either party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Metropolitan from considering or proposing such an acquisition, even if this third party was willing to pay consideration with a higher per share value than the consideration payable in the merger with Renasant. Similarly, such a competing acquiror might propose a price lower than it might otherwise have been willing to offer because of the potential added expense of the termination fee that may become payable to Renasant in certain circumstances under the merger agreement. See “The Merger Agreement—Termination Fee” on page     .

Metropolitan has not obtained an updated fairness opinion from Raymond James & Associates, Inc. reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

Metropolitan has not obtained an updated opinion as of the date of this proxy statement/prospectus from Raymond James, Metropolitan’s financial advisor, regarding the fairness, from a financial point of view, of the consideration to be received by Metropolitan stockholders in connection with the merger. The opinion was delivered verbally on January 16, 2017, and it was confirmed in writing on the same day. Changes in the operations and prospects of Renasant or Metropolitan, general market and economic conditions and other factors which may be beyond the control of Renasant and Metropolitan, and on which the fairness opinion was based, may have altered the value of Renasant or Metropolitan or the price of Renasant stock as of the date of this document, or may alter such values and price by the time the merger is completed. The opinion does not speak as of any date other than the date of that opinion. For a description of the opinion that Metropolitan received from its financial advisor, please refer to “The Merger—Opinion of Metropolitan’s Financial Advisor” beginning on

page     . For a description of the other factors considered by Metropolitan’s board of directors in determining to approve the merger, please refer to “The Merger—Metropolitan’s Reasons for the Merger; Recommendation of the Metropolitan Board of Directors” beginning on page     .

Certain of Metropolitan’s directors and executive officers have interests in the merger that may differ from the interests of Metropolitan’s stockholders including, if the merger is completed, the receipt of financial and other benefits.

Metropolitan’s executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of Metropolitan stockholders generally. These interests include, among others, the following:

•	payments attributable to the cash-out of vested and unvested options previously granted under the Metropolitan Stock Incentive Plan, as provided under the merger agreement;

•	certain cash payments that will be made upon closing pursuant to the termination of employment agreements previously entered into by some Metropolitan executive officers;

•	the right to continued indemnification and directors’ and officers’ liability insurance coverage by Metropolitan after the completion of the merger; and

•	with respect to Mr. Gabardi, employment with Renasant Bank after the closing under certain terms and conditions set forth in an employment agreement that will become effective upon the closing.

See “The Merger—Interests of Certain Metropolitan Directors and Executive Officers in the Merger” beginning on page      for a discussion of these interests. In addition, Metropolitan director Donald Clark, Jr. will be appointed to Renasant and Renasant Bank’s respective boards of directors upon completion of the merger.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could delay the completion of the merger or have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve, the FDIC and various domestic bank, securities and other regulatory authorities. As of the date of this proxy statement/prospectus, each of the Federal Reserve, the FDIC and the Mississippi Department of Banking and Consumer Finance have approved the merger (or waived the approval requirement). However, it is possible that, on account of a change in circumstances affecting Renasant, Metropolitan or both companies or for other reasons, any of these regulatory approvals could be withdrawn in its entirety or made subject to the satisfaction of certain conditions. Although unlikely, the occurrence of such an event could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed.

The merger is subject to customary conditions to closing, including the approval of Metropolitan’s stockholders. If any condition to the merger is not satisfied or waived (to the extent waiver is legally permitted at all), the merger will not be completed. In addition, Renasant and Metropolitan may terminate the merger agreement under certain circumstances even if the merger is approved by Metropolitan’s stockholders, including but not limited to if the merger has not been completed on or before December 31, 2017. Metropolitan would not realize any of the expected benefits of having completed the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of operations of Metropolitan. For more information on closing conditions to the merger agreement, see “The Merger Agreement—Conditions to the Completion of the Merger” on page     .

Renasant and Metropolitan may waive one or more of the conditions to the merger without re-soliciting Metropolitan stockholder approval for the merger agreement.

Each of the conditions to the obligations of Renasant and Metropolitan to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Renasant and Metropolitan, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Renasant and Metropolitan will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and the re-solicitation of the approval of the merger by Metropolitan stockholders is necessary. Renasant and Metropolitan, however, generally do not expect any such waiver to be significant enough to require re-solicitation of Metropolitan’s stockholders, except that if the parties waive the condition to their respective obligation to complete the merger that each party receive an opinion from its tax counsel as to the tax consequences of the merger, and such tax consequences have materially changed from the consequences described herein, re-solicitation of Metropolitan’s stockholders would be required. In the event that any such waiver is not determined to be significant enough to require re-solicitation of Metropolitan’s stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval.

If the merger is not completed, Metropolitan will have incurred substantial expenses without realizing the expected benefits of the merger.

Metropolitan has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as a portion of the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Metropolitan would have to recognize these expenses without realizing the expected benefits of the merger.

Risks Related to the Combined Company after the Merger

Renasant may not be able to successfully integrate Metropolitan or realize the anticipated benefits of the merger.

Renasant’s merger with Metropolitan involves the combination of two bank holding companies that previously have operated and, until completion of the merger, will continue to operate independently. A successful combination of the operations of the two entities will depend substantially on Renasant’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Renasant may not be able to combine the operations of Metropolitan with its operations without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions and governmental actions affecting the financial industry generally may inhibit Renasant’s successful integration of Metropolitan.

Further, Renasant entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company in Tennessee and in the metro Jackson, Mississippi market, cross-selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Renasant integrates Metropolitan in an efficient and effective manner, and general competitive factors in the marketplace. Renasant also believes that its ability to successfully integrate Metropolitan with its operations will depend to a large degree upon its ability to retain Metropolitan’s existing management personnel. Although Renasant expects to enter into an employment agreement with Curtis J. Gabardi, Metropolitan’s President and Chief Executive Officer, there can be no assurances that he or any other key employees will not subsequently depart. See “The Merger—Interests of Certain Metropolitan Directors and Executive Officers in the Merger” beginning on page     .

Renasant’s failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact its business, financial condition and operating results. In addition, the attention and effort devoted to the integration of Metropolitan with Renasant’s existing operations may divert management’s attention from other important issues and could seriously harm its business. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

The market price of Renasant common stock after the merger may be affected by factors different from those currently affecting Renasant common stock.

The businesses of Renasant and Metropolitan differ in some respects and, accordingly, the results of operations of the combined company and the market price of Renasant’s common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of Renasant and Metropolitan. For a discussion of the business of Renasant and of certain factors to consider in connection with the business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page     .

The shares of Renasant common stock to be received by Metropolitan stockholders as a result of the merger will have different rights from the shares of Metropolitan common stock.

Upon completion of the merger, Metropolitan stockholders will become Renasant stockholders and their rights as stockholders will be governed by the Renasant Articles, the Renasant Bylaws and Mississippi law. The rights associated with Metropolitan common stock are different from the rights associated with Renasant common stock. Please see “Comparison of Rights of Stockholders of Metropolitan and Renasant” beginning on page      for a discussion of the different rights associated with Renasant common stock.

METROPOLITAN SPECIAL MEETING

This section contains information about the special meeting of Metropolitan stockholders that has been called to consider and vote on the merger proposal and the adjournment proposal. Together with this proxy statement/prospectus, Metropolitan is also sending its stockholders a notice of the special meeting and a form of proxy that the Metropolitan board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

On or about                     , 2017, Metropolitan commenced mailing or otherwise delivering this document and the enclosed form of proxy card to its stockholders entitled to vote at the special meeting.

Date, Time and Place of Meeting

The special meeting will be held on June 6, 2017, at Metropolitan’s main office located at 1069 Highland Colony Parkway, Ridgeland, Mississippi 39157-8722 at 9:00 a.m., local time.

Matters to Be Considered

The purpose of the special meeting is to vote on:

•	the merger proposal;

•	the adjournment proposal; and

•	any other business properly brought before the special meeting or any adjournment or postponement thereof.

Record Date and Quorum

The close of business on April 20, 2017 has been fixed as the record date for determining the Metropolitan stockholders entitled to receive notice of and to vote at the special meeting. At that time, 7,462,349 shares of Metropolitan common stock were outstanding, held by approximately 300 holders of record.

In order to conduct voting at the special meeting, there must be a quorum, which is the number of shares that must be present at the meeting, either in person or by proxy. The presence at the meeting, in person or by proxy, of at least a majority of Metropolitan common stock entitled to vote at the special meeting will constitute a quorum. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Proxies

The form of proxy accompanying this proxy statement/prospectus contains instructions for voting Metropolitan common stock by mail. If you hold Metropolitan common stock in your name as a stockholder of record and are voting by mail, you should complete, sign, date and return the proxy card accompanying this document in the enclosed postage-paid return envelope to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

If you hold your Metropolitan common stock in “street name” through a bank, broker or other holder of record, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold your Metropolitan common stock through the Metropolitan 401(k) plan, you will receive voting instructions with respect to all the shares of Metropolitan common stock allocated to your account. You must provide separate voting instructions to the trustee of each plan, who will act as your proxy and cause your votes to be cast. The trustee will vote all of the shares of each plan even if less than 100% of participants respond, proportionally according to the voting instructions received.

All shares represented by valid proxies that Metropolitan receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card how you want your Metropolitan common stock voted before signing and returning it, your proxy will be voted “FOR” approval of the merger proposal and “FOR” the approval of the adjournment proposal.

Revocation of Proxies

If you hold Metropolitan common stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to Metropolitan’s President and Chief Executive Officer, or by attending the special meeting in person and voting by ballot at the special meeting. Any Metropolitan stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking a Metropolitan proxy should be addressed to:

Metropolitan BancGroup, Inc.

1069 Highland Colony Parkway

Ridgeland, Mississippi 39157-8722

Attn: Curtis J. Gabardi

If your Metropolitan common stock is held in “street name” by a bank, broker or other holder of record, you should follow the instructions of your bank, broker or other holder of record regarding the revocation of proxies.

Vote Required; Treatment of Abstentions and Failure to Vote

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Metropolitan common stock, while the adjournment proposal requires the affirmative vote of a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote, assuming a quorum is present. For each share of Metropolitan common stock you hold as of the record date, you are entitled to one vote at the special meeting on each proposal to be considered.

Because approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Metropolitan common stock, an abstention or failure to vote your shares will have the same effect as a vote against the approval of the merger proposal. Since approval of the adjournment proposal by Metropolitan stockholders requires only the affirmative vote of a majority of the shares represented, in person or by proxy, at the special meeting and entitled to vote, your failure to vote, an abstention or a broker non-vote will have no effect on the adjournment proposal.

The Metropolitan board of directors urges you to promptly vote your Metropolitan common stock by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. If you hold your Metropolitan common stock in “street name” through a bank, broker or other holder of record, please vote by following the voting instructions of your bank, broker or other holder of record.

If you are the registered holder of your Metropolitan common stock or you obtain a broker representation letter from your bank, broker or other holder of record of your Metropolitan common stock and in all cases you bring proof of identity, you may vote your Metropolitan common stock in person by ballot at the special meeting. Votes properly cast at the special meeting, in person or by proxy, will be tallied by Metropolitan’s inspector of elections.

As of the record date, directors and executive officers of Metropolitan had the right to vote approximately 2,944,405 shares of Metropolitan common stock, or approximately 39% of the outstanding Metropolitan common stock entitled to vote at the special meeting. All of Metropolitan’s directors, who own approximately 37% of the outstanding Metropolitan common stock entitled to vote at the special meeting (which includes shares owned by the affiliates of such directors), have entered into agreements with Renasant pursuant to which they have agreed, in their capacity as Metropolitan stockholders, to vote all of their Metropolitan common stock in favor of the approval of the merger agreement. We expect these individuals to vote their Metropolitan common stock in accordance with these agreements.

Recommendation of the Metropolitan Board of Directors

The Metropolitan board of directors has unanimously adopted and approved the merger agreement and the transactions it contemplates, including the merger. The Metropolitan board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Metropolitan and its stockholders and unanimously recommends that you vote your Metropolitan common stock “FOR” approval of the merger proposal and “FOR” the adjournment proposal. See “The Merger—Metropolitan’s Reasons for the Merger; Recommendation of the Metropolitan Board of Directors” on page      for a more detailed discussion of the Metropolitan board of directors’ recommendation.

Solicitation of Proxies

Metropolitan is soliciting your proxy in conjunction with the merger. Metropolitan will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Metropolitan will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Metropolitan common stock and secure their voting instructions. If necessary, Metropolitan may use several of its regular employees, who will not be specially compensated, to solicit proxies from Metropolitan stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Appraisal Rights

Holders of Metropolitan common stock who comply with Section 262 of the DGCL are entitled to exercise their appraisal rights and receive a cash payment equal to the “fair value” of the shares of Metropolitan common stock owned by such stockholder, as determined by a Delaware court, in lieu of the right to receive 0.6066 shares of Renasant common stock, if the merger is consummated. A copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. Please see the section entitled “The Merger—Appraisal Rights” beginning on page      for a summary of the procedures to be followed in asserting appraisal rights. Failure to take all of the steps required under Delaware law may result in the loss of appraisal rights by the Metropolitan stockholder.

Attending the Special Meeting

All holders of Metropolitan common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Metropolitan reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by mail so your vote will be counted if you later decide not to attend the special meeting.

Other Matters

As of the date of this proxy statement/prospectus, management of Metropolitan was unaware of any other matters to be brought before the special meeting other than those set forth herein. However, if any other matters are properly brought before the special meeting, the persons named in the enclosed form of proxy for Metropolitan will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

THE METROPOLITAN PROPOSALS

Proposal No. 1—Merger Proposal

Metropolitan is asking its stockholders to approve the merger agreement and the transactions contemplated thereby. Metropolitan urges Metropolitan stockholders to read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger of Metropolitan with and into Renasant. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Metropolitan board of directors has unanimously adopted and approved the merger agreement and the transactions it contemplates, including the merger. The Metropolitan board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Metropolitan and its stockholders. See “The Merger—Metropolitan’s Reasons for the Merger; Recommendation of the Metropolitan Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Metropolitan board recommendation.

Metropolitan’s board of directors unanimously recommends a vote “FOR” the merger proposal.

Proposal No. 2—Adjournment Proposal

If there are insufficient votes at the time of the special meeting to adopt the merger proposal, the special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies. If the number of shares of Metropolitan common stock present in person or by proxy at the special meeting and voting in favor of the merger proposal is insufficient to adopt such proposal, Metropolitan intends to move to adjourn the special meeting so that the Metropolitan board of directors may solicit additional proxies for approval of the merger. In that event, Metropolitan will ask its stockholders to vote only upon the adjournment proposal and not the merger proposal.

In this proposal, Metropolitan is asking its stockholders to authorize the holder of any proxy solicited by the Metropolitan board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Metropolitan stockholders who have previously voted.

Metropolitan’s board of directors unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which accompanies this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. References in this discussion and elsewhere in this proxy statement/prospectus to the “merger” are to the merger of Metropolitan into Renasant unless the context clearly indicates otherwise.

General

On January 17, 2017, the Metropolitan and Renasant board of directors, respectively, unanimously adopted and approved the merger agreement and the merger. If all of the conditions set forth in the merger agreement are satisfied or waived (to the extent waiver is permitted by law) and if the merger is otherwise completed, Metropolitan will merge with and into Renasant, with Renasant the surviving corporation. Immediately after the merger of Metropolitan with and into Renasant, Metropolitan Bank will merge with and into Renasant Bank, with Renasant Bank the surviving banking corporation. At the effective time of the merger, each outstanding share of Metropolitan common stock, par value $0.01 per share (excluding shares owned by Metropolitan, Renasant or any of their respective subsidiaries, unless such shares are held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by Metropolitan stockholders who have elected to exercise appraisal rights), will be converted into the right to receive 0.6066 (the “exchange ratio”) of a share of Renasant common stock, par value $5.00 per share.

Background of the Merger

As part of its ongoing long-term strategic planning, Metropolitan’s board of directors continually evaluates opportunities for Metropolitan, as well as challenges that may affect Metropolitan’s ability to grow or maintain its business and maximize stockholder value. In recent years, the challenges identified by Metropolitan’s board of directors have included the increasing costs and complexity associated with operating a financial institution, regulatory pressure, a low interest rate environment, increased competitive pressures and limited liquidity for Metropolitan common stock.

As to Renasant, its strategic plans include growing its franchise through, among other things, acquisition opportunities that Renasant senior management identifies internally or has presented to it. As part of this ongoing process, Renasant’s management team identified Metropolitan, along with a number of other financial institutions whose geographic footprint and other characteristics appeared complementary to Renasant’s based on publicly-available information, as a potential merger partner, although no detailed analysis with respect to a strategic transaction with Metropolitan was undertaken.

In 2016, the executive committee of Metropolitan’s board of directors studied the opportunities and challenges facing Metropolitan in greater detail to consider strategic alternatives that Metropolitan’s board of directors might pursue in order to maximize opportunities for the business and value for Metropolitan’s stockholders. The executive committee, consisting of Mr. Gabardi and several outside directors, met on numerous occasions during the summer and fall of 2016, reviewing and evaluating the best future course for Metropolitan. The strategic alternatives included maintaining Metropolitan’s business in its current form, embarking on more aggressive growth plans, including potential acquisitions, finding a strategic partner for a “merger of equals,” merging Metropolitan with a larger financial institution, and conducting an initial public offering, or IPO.

In August and September 2016, Mr. Gabardi attended numerous investor conferences hosted by various investment banking firms and held discussions with representatives from these investment banking firms regarding various strategic alternatives, including an IPO. In September 2016, Mr. Gabardi started to receive informal inquiries from Renasant regarding the possibility of opening discussions regarding a potential merger, but no specific merger terms were proposed. Shortly thereafter, Metropolitan contacted Raymond James to begin consultation regarding a more focused process for pursuing strategic alternatives. Metropolitan selected Raymond James based on its experience and familiarity with Metropolitan and its reputation and experience with similar engagements. Raymond James also had significant experience in working with Renasant, and Metropolitan believed that this experience would be beneficial if negotiations progressed. Metropolitan concluded that Raymond James’ prior relationship with Renasant would not compromise its ability to act as Metropolitan’s financial advisor.

On October 6, 2016, E. Robinson McGraw, Chairman and Chief Executive Officer of Renasant, and Mr. Gabardi met to speak informally about their respective companies and the markets and industries in which they operate and to discuss preliminarily the potential for a transaction in the future. Afterwards, Raymond James met with Metropolitan to discuss the process for a potential transaction and the related schedule and roles and responsibilities.

On October 13, 2016, after consulting with Raymond James and Troutman Sanders LLP, Metropolitan’s outside counsel (“Troutman Sanders”), Metropolitan entered into a nondisclosure agreement with Renasant. Following the execution of the nondisclosure agreement, Mr. Gabardi and Mr. McGraw met on several occasions and had multiple telephone conversations during which the possibilities of a business combination were discussed.

On October 14, 2016, Mr. Gabardi met with Mr. McGraw and Raymond James to further discuss the possibilities of a potential transaction with Renasant.

On October 25, 2016, Mr. Gabardi met with a representative of another community bank with a presence in one of Metropolitan’s markets to discuss a potential strategic transaction (“Company A”).

On October 26, 2016, the executive committee of Metropolitan’s board of directors convened to discuss various strategic alternatives, including a potential transaction with Renasant, a potential strategic merger with Company A as well as a potential IPO. Raymond James presented at this meeting an overview and financial analysis of the various alternatives. Troutman Sanders was also present at this meeting and provided a legal overview of the process for the various alternatives as well as the board’s fiduciary duties in considering the various alternatives. On October 27, 2016, the Metropolitan board of directors met for a regularly scheduled meeting. Raymond James and Troutman Sanders also attended this meeting. At this meeting, Raymond James and Troutman Sanders gave presentations to the board of directors regarding the financial analysis and process relating to a potential IPO. At this meeting, an overview of the potential transactions with Renasant and Company A was also discussed.

In early November 2016, discussions continued with Company A, but no specific transaction terms were ever discussed.

On November 10, 2016, Mr. Gabardi, Gregory B. Barron, Chief Financial Officer of Metropolitan, Mr. McGraw, C. Mitchell Waycaster, President and Chief Operations Officer of Renasant, and Kevin D. Chapman, Chief Financial Officer of Renasant, met, along with Raymond James, to discuss Metropolitan’s financial performance and potential strategies.

Throughout late November and into early December, discussions continued with Renasant as the parties worked through various organizational issues and began to conduct preliminary discussions on valuation. On November 29, 2016, Mr. Gabardi met with Mr. McGraw in Tupelo, Mississippi, to discuss the potential merger. Mr. Gabardi also attended a meeting in Tupelo on December 5, 2016 with Mr. McGraw and Mr. Waycaster to further discuss a combination of the companies. During this time, the parties began to conduct preliminary financial due diligence on each other, but as yet no specific merger terms had been proposed.

Over the first few weeks of December, Mr. Gabardi and Mr. Barron consulted on various occasions with representatives from Raymond James and Troutman Sanders regarding valuation and planning issues regarding a strategic transaction with Renasant. There were also continued discussions regarding a potential IPO and Metropolitan’s readiness for an IPO should discussions with Renasant fail to progress.

On December 15, 2016, representatives from Raymond James presented materials to Metropolitan’s executive committee regarding a potential IPO and the potential transactions with Renasant and Company A.

On December 22, 2016, Renasant submitted a preliminary, nonbinding indication of interest letter to Metropolitan. The Renasant indication of interest provided for a purchase price of $25.25 per share of Metropolitan common stock pursuant to a fixed exchange ratio based on Renasant’s recent trading price, to be paid 100% in Renasant stock. The indication of interest also provided for a cash-out of Metropolitan’s existing options based on the fixed exchange ratio.

At a special meeting held on December 27, 2016, Metropolitan’s executive committee met to discuss the nonbinding indication of interest. Raymond James and Troutman Sanders also attended this meeting. Raymond James walked the executive committee through a detailed presentation regarding the proposed terms in the indication of interest from Renasant. During this meeting, the executive committee discussed topics such as the respective valuations of Metropolitan and Renasant, employee retention, the advantages and disadvantages of deal collars, full or partial cash out of options, potential Renasant Board representation, exclusivity and the other terms contained in the indication of interest. Raymond James discussed comparable valuation multiples and short term risks in the marketplace and the advantages and disadvantages of a fixed exchange ratio. Troutman Sanders discussed the legal standards applicable to the executive committee and the board’s decisions regarding a potential business combination with Renasant. Troutman Sanders also provided comments to the executive committee regarding the indication of interest and the regulatory approval process. After discussion, the executive committee authorized Mr. Gabardi to continue negotiations with Renasant and to proceed with execution of the indication of interest.

On December 28, 2016, Metropolitan’s executive committee entered into an engagement letter with Raymond James to provide financial advisory and investment banking services in connection with the Renasant transaction.

On December 28, 2016, Mr. Gabardi continued to engage in discussions with Mr. McGraw regarding the nonbinding indication of interest. Metropolitan received a revised nonbinding indication of interest during the afternoon of December 28, 2016 with a revised price of $25.50 per share based on a fixed exchange ratio of 0.6066 shares of Renasant common stock. The indication of interest also provided that all unexercised options would be cashed out based on the price of $25.50 per share. On December 29, 2016, the parties executed the indication of interest, which, among other things, provided for an exclusivity period of 45 days.

From late December 2016 through January 2017, Metropolitan and Renasant and their respective financial and legal advisors continued to perform financial and legal due diligence with respect to the other party based on due diligence request lists exchanged between the parties. Metropolitan populated an electronic dataroom for Renasant to review the responses to its initial due diligence requests and its follow-up diligence requests.

On January 6, 2017, Renasant, through its counsel Phelps Dunbar LLP (“Phelps Dunbar”), delivered an initial draft of the proposed definitive merger agreement to Metropolitan and Troutman Sanders based on the terms outlined in the indication of interest. Over the course of the next several days, negotiations between the parties and their counsel ensued on the terms of the definitive merger agreement. The parties negotiated various issues which included the respective representations and warranties of the parties, the respective covenants of the parties pending closing of the transaction, the rights and obligations of the parties in the event the merger agreement is terminated prior to the consummation of the merger, including negotiations regarding the amount of the termination fee, various employee-related issues and the new employment agreement proposed by Renasant Bank for Mr. Gabardi.

During the course of discussions regarding the definitive merger agreement, representatives of Renasant and Metropolitan also discussed their expectation that Metropolitan’s directors would enter into customary support agreements in their capacity as stockholders of Metropolitan agreeing to vote their shares of Metropolitan common stock in favor of the merger agreement and the transactions provided for in the merger agreement, along with entering into certain restrictive covenant agreements in their individual capacity.

On January 9, 2017, representatives from Renasant and Metropolitan conducted a telephonic due diligence call which covered a variety of topics including financial, legal and regulatory matters. On January 10, 2017, representatives of Troutman Sanders and Raymond James conducted on-site reverse due diligence at the executive offices of Renasant, including discussions with Renasant senior management regarding a variety of topics.

On January 12, 2017, Metropolitan held a special board meeting, and information regarding the merger and the current draft of the definitive merger agreement and ancillary documents were provided to each director of Metropolitan. At the special board meeting, the Metropolitan board of directors discussed the terms and conditions of the proposed definitive merger agreement. Certain members of management of Metropolitan and representatives of Troutman Sanders and Raymond James also attended the meeting. At the meeting, Raymond James reviewed its financial analyses with respect to Renasant, Metropolitan and the proposed merger. Troutman Sanders also discussed the terms of the merger agreement and related documents, answered questions and reminded the directors of their fiduciary duties regarding any decisions related to a merger with Renasant.

Over the next few days, the parties continued negotiations on the definitive merger agreement, exchanged drafts of the merger agreement and disclosure schedules and finalized various employment-related matters.

On January 16, 2017, the Metropolitan and Metropolitan Bank board of directors held a joint special meeting to discuss and approve the definitive merger agreement. The current draft of the definitive merger agreement and ancillary documents were provided to each director in advance of the meeting on January 15, 2017. Representatives of Raymond James and Troutman Sanders also attended this meeting. Representatives of Troutman Sanders provided an updated summary of the definitive terms and conditions of the merger agreement. Representatives of Raymond James delivered to Metropolitan a presentation to the board of directors regarding the transaction and delivered an oral opinion, which was later confirmed in writing, to the effect that, as of January 16, 2017, and based on and subject to various assumptions, qualifications and limitations described in “Opinion of Metropolitan’s Financial Advisor” below, the merger consideration to be received by the Metropolitan stockholders pursuant to the merger agreement was fair, from a financial point of view. After further discussion and deliberation, including questions to Raymond James, Troutman Sanders and Metropolitan’s management team regarding the merger and the terms and conditions of the merger agreement, the Metropolitan and Metropolitan Bank board of directors, having determined that the terms of the merger, the related merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of Metropolitan and its stockholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and determined to recommend the approval of the merger to Metropolitan stockholders. The Metropolitan board of directors authorized Mr. Gabardi to execute the merger agreement on behalf of Metropolitan and Metropolitan Bank.

On the morning of January 17, 2017, Renasant’s board of directors convened its regular quarterly board meeting, at which the Renasant board reviewed and considered the merger agreement with Metropolitan and the transactions contemplated by the merger agreement. Representatives of Sandler O’Neill & Partners, L.P., Renasant’s financial advisor (“Sandler O’Neill”), and Phelps Dunbar were present at such meeting or participated by telephone. Mr. McGraw and Mr. Chapman first reported to Renasant’s board of directors on the status of the negotiations with Metropolitan and its due diligence findings, including with respect to potential credit deterioration and expense savings. Next, a representative of Phelps Dunbar discussed the directors’ fiduciary duties in connection with evaluating a strategic transaction and then provided an overview of the material terms of the merger agreement to the board of directors. Following the Phelps Dunbar presentation, representatives of

Sandler O’Neill presented a detailed analysis, which included written materials prepared for the Renasant board, of the financial aspects of the proposed merger. After further discussion and deliberation, including questions to Sandler O’Neill, Phelps Dunbar and Renasant’s management regarding the financial, legal and other aspects of the merger, the assumptions underlying the financial analysis and the results of Renasant’s due diligence, the board of directors, having determined that the terms of the merger, the related merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of Renasant and its stockholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. The Renasant board of directors then authorized Mr. McGraw to execute the merger agreement on behalf of Renasant and Renasant Bank.

In the afternoon of January 17, 2017, Renasant and Metropolitan executed the merger agreement, which was publicly announced after the close of the market on January 17, 2017.

Metropolitan’s Reasons for the Merger; Recommendation of the Metropolitan Board of Directors

After careful consideration, Metropolitan’s board of directors, at a meeting held on January 16, 2017, determined that the merger agreement and the transactions contemplated thereby were in the best interests of Metropolitan and its stockholders. Accordingly, Metropolitan’s board of directors adopted and approved the merger agreement by unanimous vote and determined to recommend that Metropolitan stockholders vote “FOR” the approval of the merger agreement.

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the merger, the Metropolitan board of directors consulted with Metropolitan management, as well as Raymond James, its financial advisor, and Troutman Sanders, its outside legal counsel, and considered a number of factors, including the following material factors, which are not presented in order of priority:

•	the board of directors’ knowledge of and deliberation with respect to the current and prospective business and economic environment of the markets served by Metropolitan and by Renasant, including the competitive environment in Metropolitan’s and Renasant’s markets, the pressure on net interest margins resulting from a low interest rate environment, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, and the escalating need for investment in technology, and the likely effects of these factors on Metropolitan’s and Renasant’s potential growth, development, productivity, profitability and strategic options, and the historical market prices of Metropolitan and Renasant common stock;

•	the board of directors’ knowledge of and deliberation with respect to Metropolitan’s business, operations, financial condition, earnings and prospects, and of Renasant’s business, operations, financial condition, earnings and prospects, taking into account the results of Metropolitan’s due diligence review of Renasant and information provided by Raymond James;

•	the board of directors’ views with respect to other potential Metropolitan strategic alternatives, including remaining independent, competing for organic growth, making acquisitions, pursuing other strategic merger partners, or a potential initial public offering;

•	the results of Metropolitan’s exploration of possible merger partners other than Renasant, and the board of directors’ views with respect to the likelihood of any such other merger occurring and providing greater value to Metropolitan stockholders;

•	the difficulties, risks and challenges associated with the timing and pursuit of an initial public offering;

•	the complementary aspects of Metropolitan and Renasant’s businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•	the board of directors’ understanding of Renasant’s commitment to enhancing its strategic position in the Southeast region;

•	the prospect of Metropolitan’s stockholders becoming stockholders of a company with a much larger stockholder base resulting in a much more liquid common stock and the tax deferred treatment of the shares of Renasant common stock received by Metropolitan stockholders;

•	Renasant’s successful track record and the Metropolitan board of directors’ belief that the combined enterprise would benefit from application of Renasant’s ability to take advantage of economies of scale and grow in the current economic environment while providing improved service to Metropolitan’s customers and markets, making Renasant an attractive partner for Metropolitan;

•	the consideration being offered as the merger consideration in relation to the board’s then-current assessment of the fair market value of Metropolitan’s stock and in relation to the then-current value of Metropolitan in a freely negotiated transaction;

•	the merger consideration will consist of shares of Renasant common stock, which would allow Metropolitan stockholders to participate in the future performance of the combined Metropolitan and Renasant business and synergies resulting from the merger, and the value to Metropolitan stockholders represented by that consideration;

•	the Metropolitan board of directors’ then-estimate of the future value of Metropolitan as an independent entity;

•	the short-term and long-term social and economic effects on the employees, depositors, customers, stockholders and other constituents of Metropolitan and on the communities within which Metropolitan operates;

•	its review with Troutman Sanders regarding the terms of the merger agreement, and the presentation by Troutman Sanders regarding the merger and the merger agreement;

•	the oral opinion delivered to Metropolitan by Raymond James on January 16, 2017, which was subsequently confirmed in a written opinion delivered to Metropolitan by Raymond James, to the effect that based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the opinion, the merger consideration to be received by Metropolitan stockholders under the merger agreement was fair, from a financial point of view, to such holders;

•	the financial terms of recent business combinations in the financial services industry reviewed by the board of directors and a comparison of the multiples paid in such selected business combinations with the terms of the merger, including information that was included in the Raymond James fairness opinion analysis;

•	the regulatory and other approvals required in connection with the merger and the Metropolitan board of directors’ determination as to the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions.

The Metropolitan board of directors also considered as a part of its process potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	that the exchange ratio of the merger consideration is fixed, so that if the market price of Renasant common stock at the time of the closing of the merger is lower than the market price on the date of the merger agreement (January 17, 2017), the economic value of the per share merger consideration to be received by Metropolitan’s stockholders in exchange for their shares of Metropolitan common stock will also be lower;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the provisions of the merger agreement restricting Metropolitan’s solicitation of third-party acquisition proposals and providing for the payment of a termination fee in certain circumstances, which the Metropolitan board of directors understood, while potentially limiting the willingness of a third party to propose a competing business combination transaction with Metropolitan, were a condition to Renasant’s willingness to enter into the merger agreement;

•	the fact that the Metropolitan board of directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Metropolitan stockholders. See “The Merger—Interests of Certain Metropolitan Directors and Executive Officers in the Merger”;

•	the potential displacement of Metropolitan’s employees and the adverse anticipated effect on those employees;

•	the potential risks associated with integrating Metropolitan’s business, operations and workforce with those of Renasant, including the execution risk of data system conversion and the possible negative effect on customer relationships;

•	the possibility that the merger could be announced but not consummated, and the possibility that Metropolitan could lose customers, business and employees as a result of announcing the transaction; and

•	the possibility that the required regulatory and other approvals might not be obtained.

The foregoing discussion of the information and factors considered by the Metropolitan board of directors as part of its process is not intended to be exhaustive, but includes the material factors considered by the Metropolitan board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Metropolitan board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Metropolitan board of directors may have given different weight to different factors. The Metropolitan board of directors conducted an overall analysis of the factors described above and engaged in thorough discussions amongst themselves and had discussions with, and questioned, Metropolitan’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

It should be noted that this discussion of the information and factors considered by the Metropolitan board of directors in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements.”

Opinion of Metropolitan’s Financial Advisor

Metropolitan retained Raymond James as its financial advisor on December 28, 2016. Pursuant to that engagement, the Metropolitan board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Metropolitan’s outstanding common stock of the merger consideration to be received by such holders pursuant to the merger agreement.

At the January 16, 2017 meeting of the Metropolitan board of directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the board of directors, dated January 16, 2017, as to the fairness, as of such date, from a financial point of view, to the holders of Metropolitan’s outstanding common stock of the merger consideration to be received by such holders in the transactions pursuant to the merger agreement, based upon and subject to the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the opinion.

The full text of the written opinion of Raymond James is attached as Annex B to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Metropolitan common stock are encouraged to read this opinion carefully and in its entirety for an understanding of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Raymond James in connection with Raymond James’ opinion.

Raymond James provided its opinion for the information of the Metropolitan board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the transactions and its opinion only addresses whether the merger consideration to be received by the holders of Metropolitan common stock in the transactions contemplated by the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the transactions contemplated thereby. The Raymond James opinion does not constitute a recommendation to the board of directors or to any holder of Metropolitan common stock as to how the board of directors, such stockholder or any other person should vote or otherwise act with respect to the transactions or any other matter. Raymond James does not express any opinion as to the likely trading range of Renasant common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Renasant.

In connection with its review of the proposed transactions and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the merger agreement;

•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of Metropolitan made available to Raymond James by Metropolitan, including, but not limited to, financial projections prepared by the management of Metropolitan relating to Metropolitan for the fiscal years ending December 31, 2016 through December 31, 2021, as approved for Raymond James’ use by Metropolitan, which we refer to in this section as the “Projections”;

•	reviewed Metropolitan’s recent public filings and certain other publicly available information regarding Metropolitan;

•	reviewed financial, operating and other information regarding Metropolitan and the industry in which it operates;

•	reviewed the financial and operating performance of Metropolitan and those of selected public companies that Raymond James deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for Renasant, and the current market prices of the publicly-traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other factors, as Raymond James deemed appropriate; and

•	discussed with members of the senior management of Metropolitan certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With Metropolitan’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Metropolitan, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Metropolitan. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Metropolitan’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Metropolitan, and Raymond James relied upon Metropolitan to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger will qualify as a “reorganization” under Section 368(a) of the Code. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the draft merger agreement reviewed by Raymond James in all respects material to its analysis, and that the transactions contemplated thereby would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the transactions would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the transactions or Metropolitan that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the transactions, the structure or tax consequences of the transactions, or the availability or advisability of any alternatives to the transactions. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Metropolitan common stock in the merger. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of Metropolitan’s board of directors to approve or consummate the transactions. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Metropolitan, on the fact that Metropolitan was assisted by legal, accounting and tax advisors, and, with the consent of Metropolitan, relied upon and assumed the accuracy and completeness of the assessments by Metropolitan and its advisors, as to all legal, accounting and tax matters with respect to Metropolitan and the transactions.

In formulating its opinion, Raymond James considered only the merger consideration to be received by the holders of Metropolitan common stock in the merger, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Metropolitan, or such class of persons, in connection with the transactions whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the transactions to the holders of any class of securities, creditors or other constituencies of Metropolitan, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the transactions to any one class or group of Metropolitan’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Metropolitan’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the transactions amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the transactions on the solvency or viability of Metropolitan or Renasant or the ability of Metropolitan or Renasant to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Metropolitan board of directors at its meeting on January 16, 2017, which material was considered by Raymond

James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Metropolitan, Renasant or the contemplated transactions.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of eight (8) publicly-traded Southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) banks and non-mutual thrifts headquartered in a top 50 U.S. Metropolitan Statistical Area (MSA) (a top 50 MSA includes the highest 50 U.S. MSAs ranked by population) that are traded on a major exchange (NASDAQ, NYSE, NYSE MKT) with assets between $1.0 billion and $2.0 billion, last twelve months (LTM) return on average assets (ROAA) greater than 0.50%, non-performing assets to total assets (NPAs/assets) less than 3.0% and a tangible common equity to tangible assets (TCE/TA) ratio less than 14.0% that it deemed relevant, including:

WashingtonFirst Bankshares Inc.	Access National Corp.
National Commerce Corp.	Capstar Financial Holdings, Inc.
Paragon Commercial Corp.	Community Bankers Trust Corp.
C&F Financial Corp.	Southern National Bancorp of Virginia, Inc.

Raymond James calculated various financial multiples for each company, including (i) price per share compared to tangible book value (TBV) per share as of September 30, 2016, (ii) price per share compared to diluted earnings per share (EPS) for the most recent LTM ended September 30, 2016 and (iii) price per share compared to Wall Street research analysts’ mean estimated diluted earnings per share for the next year ended December 31, 2017. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Metropolitan implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Price / TBV per share	Price / LTM EPS	Price / 2017E EPS
Mean	188%	18.6x	18.6x
Median	180%	17.8x	18.4x
25th Percentile	167%	16.7x	16.2x
75th Percentile	213%	20.4x	20.7x
Merger Consideration	212%	26.2x	20.8x

Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile relative valuation multiples for each of the metrics to Metropolitan’s actual and projected financial results and determined the implied equity price per share of Metropolitan common stock and then compared those implied equity values per share to the assumed merger consideration of $24.49 per share (which reflects the $40.37 closing sales price of a share of Renasant common stock on Nasdaq on January 13, 2017, multiplied by the 0.6066 exchange ratio). The results of this are summarized below:

	Price / TBV per share	Price / LTM EPS	Price / 2017E EPS
Mean	$21.66	$17.42	$21.83
Median	20.70	16.60	21.62
25th Percentile	19.24	15.60	19.06
75th Percentile	24.53	19.09	24.33
Merger Consideration	$24.49	$24.49	$24.49

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected transactions announced since January 1, 2014 involving targets headquartered in a top 50 U.S. MSA (a top 50 MSA includes the highest 50 U.S. MSAs ranked by population) with assets between $1.0 billion and $2.0 billion,

LTM ROAA greater than 0.50%, NPAs/assets ratio less than 3.0% and a TCE/TA ratio less than 14.0%. The regional transactions that Raymond James analyzed consisted of transactions involving targets headquartered in the following Southeast states: Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The nationwide transactions that Raymond James analyzed consisted of transactions involving targets headquartered in the United States. Raymond James prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Regional:

•	Acquisition of Middleburg Financial Corporation by Access National Corporation (10/24/2016)

•	Acquisition of Avenue Financial Holdings, Inc. by Pinnacle Financial Partners, Inc. (1/28/2016)

•	Acquisition of Monarch Financial Holdings, Inc. by TowneBank (12/17/2015)

•	Acquisition of C1 Financial, Inc. by Bank of the Ozarks, Inc. (11/9/2015)

•	Acquisition of CNLBancshares, Inc. by Valley National Bancorp (5/27/2015)

•	Acquisition of Georgia Commerce Bancshares, Inc. by IBERIABANK Corporation (12/8/2014)

•	Acquisition of Old Florida Bancshares, Inc. by IBERIABANK Corporation (10/27/2014)

National:

•	Acquisition of Sovereign Bancshares, Inc. by Veritex Holdings, Inc. (12/14/2016)

•	Acquisition of Middleburg Financial Corporation by Access National Corporation (10/24/2016)

•	Acquisition of Your Community Bankshares, Inc. by WesBanco, Inc. (05/03/2016)

•	Acquisition of California Republic Bancorp by Mechanics Bank (04/28/2016)

•	Acquisition of Avenue Financial Holdings, Inc. by Pinnacle Financial Partners, Inc. (01/28/2016)

•	Acquisition of Monarch Financial Holdings, Inc. by TowneBank (12/17/2015)

•	Acquisition of Bank of Georgetown by United Bankshares, Inc. (11/09/2015)

•	Acquisition of C1 Financial, Inc. by Bank of the Ozarks, Inc. (11/09/2015)

•	Acquisition of Patriot Bancshares, Inc. by Green Bancorp, Inc. (05/27/2015)

•	Acquisition of CNLBancshares, Inc. by Valley National Bancorp (05/27/2015)

•	Acquisition of Bridge Capital Holdings by Western Alliance Bancorporation (03/09/2015)

•	Acquisition of LNB Bancorp, Inc. by Northwest Bancshares, Inc. (12/15/2014)

•	Acquisition of Marquette Financial Companies by UMB Financial Corporation (12/15/2014)

•	Acquisition of Georgia Commerce Bancshares, Inc. by IBERIABANK Corporation (12/08/2014)

•	Acquisition of Central Bancshares, Inc. by MidWestOne Financial Group, Inc. (11/21/2014)

•	Acquisition of Old Florida Bancshares, Inc. by IBERIABANK Corporation (10/27/2014)

•	Acquisition of Bank of Kentucky Financial Corporation by BB&T Corporation (09/08/2014)

•	Acquisition of ConnectOne Bancorp, Inc. by Center Bancorp, Inc. (01/21/2014)

Raymond James examined valuation multiples of transaction value compared to the target companies’ most recent quarter (MRQ) TBV, LTM earnings per share and MRQ core deposits, where such information was publicly available. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Metropolitan implied by the merger consideration. Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile relative valuation multiples to Metropolitan’s MRQ TBV, LTM earnings per share and MRQ core deposits to determine the implied equity price per share and then compared those implied equity values per share to the assumed merger consideration of $24.49 per share. The results of the selected transactions analysis are summarized below:

Regional:

	Price / MRQ TBV	Implied Equity Price Per Share
Mean	199%	$22.96
Median	197%	22.74
25th Percentile	194%	22.31
75th Percentile	206%	23.72
Merger Consideration	212%	$24.49

	Price / LTM EPS	Implied Equity Price Per Share
Mean	28.0x	$26.18
Median	28.2x	26.38
25th Percentile	26.5x	24.75
75th Percentile	30.8x	28.76
Merger Consideration	26.2x	$24.49

	Premium to Core Deposits	Implied Equity Price Per Share
Mean	13.2%	$24.06
Median	13.4%	24.22
25th Percentile	12.1%	23.04
75th Percentile	14.2%	24.97
Merger Consideration	13.7%	$24.49

National:

	Price / MRQ TBV	Implied Equity Price Per Share
Mean	195%	$22.50
Median	196%	22.66
25th Percentile	181%	20.83
75th Percentile	216%	24.86
Merger Consideration	212%	$24.49

	Price / LTM EPS	Implied Equity Price Per Share
Mean	24.1x	$22.51
Median	24.4x	22.76
25th Percentile	17.7x	16.53
75th Percentile	27.6x	25.83
Merger Consideration	26.2x	$24.49

	Premium to Core Deposits	Implied Equity Price Per Share
Mean	13.2%	$24.00
Median	13.6%	24.41
25th Percentile	11.2%	22.18
75th Percentile	14.7%	25.48
Merger Consideration	13.7%	$24.49

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of Metropolitan’s projected free cash flows for the years ending December 31, 2017 through 2021 on a standalone basis. Raymond James used tangible common equity in excess of a target ratio of 8.0% at the end of each projection period for free cash flow.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2021 as the final year for the analysis and applied multiples, ranging from 13.5x to 16.0x, to calendar year 2021 Net Income in order to derive a range of terminal values for Metropolitan in 2021.

The projected free cash flows and terminal values were discounted using rates ranging from 10.0% to 15.0%, which reflected the cost of equity capital associated with executing Metropolitan’s business plan. The resulting range of present equity values was divided by the number of diluted shares outstanding in order to arrive at a range of present values per Metropolitan share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Metropolitan implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/ Per Share
Minimum	$19.70
Maximum	28.67
Merger Consideration	$24.49

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Metropolitan.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Metropolitan. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Metropolitan board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Metropolitan common stock of the merger consideration to be received by such holders in connection with the proposed transactions pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Metropolitan board of directors in making its determination to approve the transactions. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the

Metropolitan board of directors’ or Metropolitan management’s views with respect to Metropolitan, Renasant or the transactions. Raymond James provided advice to Metropolitan with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the Board or that any specific merger consideration constituted the only appropriate consideration for the transactions. Metropolitan placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on January 16, 2017, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion after the date of the opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Metropolitan since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from Metropolitan other than any amounts that were paid to Raymond James under the engagement letter described in this proxy statement/prospectus pursuant to which Raymond James was retained as a financial advisor to Metropolitan to assist in reviewing strategic alternatives.

For services rendered in connection with the delivery of its opinion, Metropolitan paid Raymond James a customary investment banking fee of $200,000 upon delivery of its opinion, which is not contingent upon the completion of the proposed merger or the conclusion reached in the opinion. Metropolitan will also pay Raymond James a customary fee for advisory services in connection with the transactions of 1.25% of the implied value of the proposed transactions, a substantial portion of which is contingent upon the closing of the transactions. Metropolitan also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Renasant for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to Renasant (in the previous two years), including serving as an underwriter in its $78.9 million follow-on offering of common equity in December 2016, serving as an underwriter in its $100.0 million offering of subordinated debt in August 2016, serving as financial advisor and rendering a fairness opinion in connection with its acquisition of KeyWorth Bank (announced in October 2015), and serving as financial advisor and rendering a fairness opinion in connection with its acquisition of Heritage Financial Group, Inc. (announced in December 2014), for which it has been paid customary fees. Additionally, Raymond James and its affiliates have in the past provided and are currently providing other financial services to Renasant for which Raymond James or its affiliates have received, or would expect to receive, compensation, including, during the past two years, having provided advisory services to Renasant with respect to portfolios of fixed income securities held or managed by Renasant. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Metropolitan and/or Renasant or other participants in the transactions in the future, for which Raymond James may receive compensation. Finally, two members of the Raymond James deal team assigned to this engagement are owners of 20,000 and 11,776 shares of Metropolitan common stock, respectively.

Renasant’s Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Renasant board of directors consulted with Renasant management, as well as Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), its financial advisor, and Phelps Dunbar, its outside legal counsel, and considered a number of factors, including the following material factors:

•	each of Renasant’s and Metropolitan’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Renasant board of directors considered that the merger (1) will enhance its presence in the metro markets of Jackson, Mississippi, Memphis, Tennessee, and Nashville, Tennessee; (2) will increase Renasant’s core deposit base, an important funding source; (3) will provide Renasant with an experienced management team and quality bank branches in Mississippi and Tennessee; and (4) will provide Renasant with the opportunity to sell Renasant’s broad array of products to Metropolitan’s client base, thereby increasing non-interest income through enhanced fee-based services;

•	its understanding of the current and prospective environment in which Renasant and Metropolitan operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Renasant both with and without the proposed transaction;

•	management’s expectations regarding cost synergies, accretion, dilution and internal rate of return that will ultimately be to the benefit of the combined company’s stockholders, including the expectations that:

•	Renasant will realize cost savings of approximately 37.5%, or approximately $11.9 million, on a pre-tax basis;

•	the transaction will be immediately accretive to earnings per share (excluding the impact of one-time merger-related expenses and expenses associated with Renasant’s crossing the $10 billion asset threshold);

•	the dilution to tangible book value per share is minimal and expected to be earned back in less than three years; and

•	the transaction will have an internal rate of return of approximately 23.1%;

•	the transaction is expected to more than offset the projected earnings impact of Renasant crossing the $10 billion asset threshold;

•	its review and discussions with Renasant’s management concerning the due diligence examination of Metropolitan;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that Renasant will retain its strong capital position upon completion of the transaction, with regulatory capital ratios exceeding “well-capitalized” requirements and a tangible common equity ratio of approximately 8.55% after restructuring charges;

•	the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and deal protection and termination fee provisions, which it reviewed with Sandler O’Neill and Phelps Dunbar; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

In its deliberations, Renasant’s board of directors also considered a variety of risks associated with the merger agreement and the merger, including the following (not in any relative order of importance):

•	the risk that potential benefits and cost synergies and other savings sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Metropolitan’s business, operations and workforce with those of Renasant;

•	the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

•	the fact that the transaction accelerates Renasant’s crossing the $10 billion asset threshold from mid-2018 to late-2017, which will result in Renasant being subject by the third quarter of 2018 to increased FDIC assessments and other operating expenses as well as the limitation on interchange fees imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

•	the possibility of litigation in connection with the merger.

The foregoing discussion of the information and factors considered by the Renasant board of directors is not intended to be exhaustive, but includes the material factors considered by the Renasant board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Renasant board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Renasant board of directors considered all these factors as a whole, including discussions with, and questioning of, Renasant’s management and Renasant’s financial advisor and outside legal counsel, and overall considered the factors to be favorable to, and to support, its determination.

It should be noted that this discussion of the information and factors considered by the Renasant board of directors in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements.”

Renasant’s Board of Directors Following Completion of the Merger

Upon completion of the merger, the number of directors constituting Renasant’s and Renasant Bank’s respective boards of directors will be increased by one, and one individual who is currently a director of Metropolitan and Metropolitan Bank, selected by Renasant after consultation with Metropolitan, will be appointed to fill the newly-created vacancies on each board. After consultation with Metropolitan, Renasant’s board of directors has selected Donald Clark, Jr. to be appointed to fill these newly-created vacancies upon completion of the merger. Information about the current Renasant directors and senior executive officers of Renasant, who are the same as the directors and executive officers of Renasant Bank, can be found in the documents under the heading “Renasant SEC Filings” in the section entitled “Where You Can Find More Information” on page     . Information about Mr. Clark is set forth below.

Donald Clark, Jr., age 67, currently serves as Chairman of Butler Snow, LLP, the largest Mississippi-based law firm. With nearly 300 attorneys, the firm provides counsel to a wide range of clients in more than 40 areas of law. As a member of Butler Snow’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark is highly regarded as a leader in the legal profession, having been listed in The Best Lawyers in America® (Public Finance Law), Chambers USA, America’s Leading Lawyers for Business (Municipal Finance) and Mid-South Super Lawyers® (Bonds/Government Finance), and receiving an AV-rating by Martindale-Hubbell. Mr. Clark is a graduate of the University of Southern Mississippi (B.S. 1971) and earned his J.D. from The University of Mississippi in 1973.

Interests of Certain Metropolitan Directors and Executive Officers in the Merger

When considering the recommendation of the board of directors of Metropolitan to approve the merger agreement, stockholders should be aware that the executive officers and non-employee members of the board of directors of Metropolitan may have interests in the merger that are different from, or in addition to, those of Metropolitan stockholders, which may create potential conflicts of interest. The Metropolitan board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve the merger agreement. The interests of the Metropolitan board members and its executive officers include the interests described in this section.

Equity Awards. Metropolitan’s executive officers and directors hold options and restricted stock granted or awarded under the Metropolitan Stock Incentive Plan. Immediately prior to the effective time of the merger, each unvested option will vest in full, without any action on the part of a holder thereof. Each outstanding option will then be converted to the right to receive a cash payment equal to (1) the total number of shares subject to such option multiplied by (2) the difference between $25.50 and the exercise price of each option, less applicable tax withholdings. Outstanding options with an exercise price greater than $25.50 will be cancelled and forfeited, without compensation. All options held by Metropolitan’s executive officers have an exercise price that is less than $25.50.

Upon the completion of the merger, each share of restricted stock will become fully vested and converted to the right to receive the merger consideration, less applicable tax withholdings. Some of Metropolitan’s executive officers and all of its non-employee directors hold restricted stock.

The aggregate amounts payable to Metropolitan’s executive officers in consideration of their outstanding equity awards are reflected in the table below. The table assumes that (1) no outstanding options are exercised prior to the merger, (2) no amounts are withheld for taxes, and (3) the product of the market price of a share of Renasant common stock multiplied by the exchange ratio will be $25.50 at the time of the merger.

	Number of options outstanding	Aggregate option consideration	Number of Shares of Restricted Stock	Estimated Dollar Value of Restricted Stock
Curtis J. Gabardi	269,426	$4,495,773	19,664	$501,432
Richard L. Adams	114,900	1,977,850	11,402	290,751
Gregory B. Barron	45,549	711,093	5,622	143,361
William M. Barron	102,827	1,802,066	6,909	176,180
Phillip May, Jr.	102,827	1,802,066	8,134	207,417

Metropolitan Employment Agreements. Each of Messrs. Gabardi, Adams, May, Jr., G. Barron and W. Barron also have employment agreements with Metropolitan. The board of directors of Metropolitan has terminated these agreements, subject to the completion of the merger. In connection with the termination of the agreements, each executive will receive a cash payment determined as if his employment was terminated without “cause” (as defined in the agreement) immediately after the occurrence of a “change in control” (as defined in the agreement). Notwithstanding the termination of the employment agreements, each executive will remain subject to covenants contained in his agreement that restrict the use and disclosure of confidential information, bar the solicitation of employees and customers and prohibit competition.

Cash payments to each of Messrs. Gabardi, Adams, May, Jr., G. Barron and W. Barron in connection with the termination of their respective employment agreements will be determined as (1) a multiple of each executive’s base salary immediately before the merger and his average bonus for the three calendar years preceding the merger, and (2) an amount equal to the premium cost of group medical continuation coverage for the number of months remaining in his employment term.

	Multiple	Number of Months Remaining in Employment Term (assumes the merger occurs on July 1, 2017)
Curtis J. Gabardi	3	10
Richard L. Adams	2	12
Phillip May, Jr.	2	12
Gregory B. Barron	2	2
William M. Barron	2	1

Certain payments made in consideration of a change in control, including payments to be made on account of the termination of the Metropolitan employment agreements, may subject the recipient to an excise tax and cause the loss of the federal income tax deduction for the payment. Each of the employment agreements contains a “best net” provision pursuant to which aggregate change in control payments will either: (1) be reduced to the extent necessary to avoid the excise tax and loss of deduction, or (2) paid in full if the recipient would be in a better position financially after his payment of the excise and other applicable taxes than he would have been had the payments been reduced. As of the date of this proxy statement/prospectus, we expect that Mr. Gabardi’s change in control payment will be subject to reduction under the “best net” provision, but the payments to Messrs. Adams, May, Jr., G. Barron and W. Barron will not be reduced.

The table below illustrates the change in control payments to be made on account of the termination of the employment agreements for Messrs. Gabardi, Adams, May, Jr., G. Barron and W. Barron.

Termination Payments Under Employment Agreements
	Base Salary(1)	Bonus(2)	Health Care Continuation(3)	Total(4)
Curtis J. Gabardi	$1,096,002	$484,494	$3,874	$1,584,370
Richard L. Adams	482,062	212,236	4,649	698,947
Phillip May, Jr.	411,642	188,801	4,649	605,092
Gregory B. Barron	326,996	139,857	775	467,628
William M. Barron	381,382	153,760	387	535,529

(1)	Determined using current base salaries in the amount of $365,334, $241,031, $205,821, $163,498, and $190,691 for Messrs. Gabardi, Adams, May, Jr., G. Barron and W. Barron, respectively.
(2)	Determined by averaging bonuses for Metropolitan’s 2014, 2015, and 2016 fiscal years.
(3)	Calculated using a monthly premium in the amount of $387.41, which is the cost of providing continuation coverage under the Metropolitan group health plan for each executive.
(4)	For Mr. Gabardi, the total payment may be subject to reduction under the “best net” provision of his employment agreement.

Metropolitan Long-Term Incentive Plan. Messrs. Garbardi, Adams, May, Jr., G. Barron and W. Barron participate in the Metropolitan Long-Term Incentive Plan, which is a performance-based cash bonus plan. Bonuses under the plan, if any, are payable at the end of a three-year performance cycle, or as of December 31, 2017. Upon the completion of the merger, payouts will determined based on Metropolitan’s performance through the month-end preceding the merger. Payouts will be made as scheduled, as of December 31, 2017, or earlier in the event an executive is involuntarily terminated without “cause” or he terminates his employment for “good reason” (as such terms are defined in the plan). Amounts payable under the Long-Term Incentive Plan for the performance cycle ending December 31, 2017, assuming performance at the target level, are:

Executive	Long-Term Incentive Plan Estimated Target Bonus Payment
Curtis J. Gabardi	$103,896
Richard L. Adams	$44,791
Phillip May, Jr.	$38,618
Gregory B. Barron	$29,427
William M. Barron	$36,164

Employment Agreement with Renasant. Mr. Gabardi will enter into an employment agreement with Renasant Bank, which will be effective when the merger occurs, under which he will serve as the President and Chief Banking Officer of Renasant Bank. The material terms of Mr. Gabardi’s employment agreement are summarized below:

•	He will receive a base salary of $425,000, which is subject to annual adjustment.

•	The agreement has a two-year initial term, and will be automatically renewed for successive one-year terms, unless either party provides notice of non-renewal to the other.

•	He will receive a time-based restricted stock award of 5,000 shares of Renasant common stock. One-half of the award will vest on December 31, 2017, and one-half of the award will vest on December 31, 2018, provided in each case that Mr. Gabardi is then employed by Renasant Bank. If Mr. Gabardi’s employment terminates before the award vests, the award will be forfeited to and cancelled by Renasant, unless his termination is on account of death, “disability,” or involuntary termination without “cause” (as such terms are defined in Renasant’s 2011 Long-Term Incentive Compensation Plan, the “Renasant LTIP”), in which event he will receive a prorated number of shares. If a change in control (as defined in the Renasant LTIP) occurs before his award vests, Mr. Gabardi’s award will vest in accordance with its terms, unless his employment is terminated during the 24-month period following the change in control either involuntarily without cause or for “good reason” (as defined in the Renasant LTIP), in which event his award will vest on his termination date.

•	He is eligible to receive annual performance-based cash bonuses under Renasant’s Performance-Based Rewards Plan and equity compensation under the Renasant LTIP.

•	He will be eligible to participate in the plans and arrangements available to executive officers and employees of Renasant, including a tax-qualified 401(k) plan, various insurance benefits, and deferred compensation plans.

•	He will receive standard perquisites, including a monthly car allowance and country club dues.

•	In the event Mr. Gabardi is “constructively terminated” or is terminated without “cause” (as such terms are defined in his employment agreement), (1) he will receive (a) a cash payment equal to his base compensation for the remainder of the employment term, but not less than 12 months, and (b) his cash bonus in the target amount, pro-rated to reflect the period of service prior to his termination, and (2) his outstanding equity awards (other than his retention award) will vest in accordance with the terms of the Renasant LTIP (generally on a pro rata basis). In addition, Mr. Gabardi will receive monthly premium reimbursements if he or his eligible dependents elect continuation coverage under the Renasant Bank group medical plan for the lesser of 18 months or the actual period of continuation coverage.

•	In the event Mr. Gabardi is “constructively terminated” or terminated without “cause” within the 24-months following a “change in control” (as defined in his employment agreement), (1) he will receive (a) a cash payment in an amount equal to two times the sum of his base compensation and average annual cash bonus for the two whole calendar years preceding the change in control and (b) monthly premium reimbursements under the Renasant Bank group medical plan for the lesser of 18 months or the actual period of continuation coverage, and (2) his outstanding equity awards will vest in accordance with the terms of the Renasant LTIP.

•	The employment agreement contains standard covenants prohibiting the solicitation of employees and customers and competition during the two-year period following Mr. Gabardi’s termination of employment, except that if his termination is without cause or for constructive termination, either following a change in control, the prohibition on competition is limited to one year. The agreement also includes a covenant protecting the use and disclosure of Renasant’s confidential information that applies at all times during his employment and thereafter.

Regulatory and Third-Party Approvals

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities. Renasant and Metropolitan have agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents, approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable. As of the date of this proxy statement/prospectus, Metropolitan and Renasant have received all necessary regulatory approvals (or waivers therefrom) of the Federal Reserve, the FDIC and the Mississippi Department of Banking and Consumer Finance for the completion of the merger.

Although all necessary regulatory approvals have been obtained, nevertheless there can be no assurance that any state attorney general or other domestic regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger. See “The Merger Agreement—Conditions to the Completion of the Merger” on pages      through      of this proxy statement/prospectus.

FDIC Approval. The FDIC notified Renasant that it had approved the merger on April 19, 2017. The merger of Metropolitan Bank with and into Renasant Bank was subject to the prior approval of the FDIC pursuant to Section 18(c) of the Federal Deposit Insurance Act, as amended, and related federal regulations. In reviewing the transactions under applicable statutes and regulations, the FDIC considered, among other factors, the competitive impact of the merger. The FDIC also considered the financial and managerial resources and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served as well as the companies’ effectiveness in combatting money-laundering activities. Furthermore, the FDIC was required to take into consideration the extent to which the proposed acquisition would result in greater or more concentrated risks to the stability of the United States banking or financial system. Under the Community Reinvestment Act of 1977, as amended, the FDIC was required to take into account the record of performance of each of Metropolitan and Renasant in meeting the credit needs of the entire communities, including low-income and moderate-income neighborhoods, served by the companies and their subsidiaries. As of their last respective examinations, Metropolitan Bank was rated “satisfactory” and Renasant Bank was rated “satisfactory.”

In connection with its review, the FDIC provided an opportunity for public comment on the application for the merger and was authorized to hold a public meeting or other proceeding if it determined that such action would be appropriate (no such public meeting was held).

Federal Reserve Approval. The merger of bank holding companies was also subject to the approval of the Federal Reserve, unless such merger did not require Federal Reserve approval under regulations promulgated by the Federal Reserve pursuant to the Bank Holding Company Act of 1956, as amended. On March 24, 2017, the Federal Reserve confirmed that Renasant was not required to file an application with the Federal Reserve for approval of the merger.

State Bank Regulatory Approvals. Renasant also received approval from the Mississippi Department of Banking and Consumer Finance with respect to the bank merger. In reviewing the merger of the banks, the Department was required to take competitive considerations into account, as well as the capital adequacy, the quality of management and earnings prospects (in terms of both quality and quantity).

Other Applications and Notices. Other applications and notices are being filed with various regulatory authorities and self-regulatory organizations in connection with the merger, including applications and notices in connection with the indirect change in control, as a result of the merger, of certain subsidiaries directly or indirectly owned by Metropolitan.

Renasant and Metropolitan are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Renasant and Metropolitan intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

If the approval of the merger by any of the authorities mentioned above is subject to compliance with any conditions, there can be no assurance that the parties or their subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the merger. The parties believe that the proposed merger is compatible with such regulatory requirements.

Third-Party Approvals. The merger is conditioned upon the receipt of all consents and approvals of third parties with respect to specified agreements, such as real property leases, unless the failure to obtain any such consent or approval would not reasonably be expected to have a material adverse effect on Renasant or Metropolitan. Pursuant to the merger agreement, Renasant and Metropolitan have agreed to use their reasonable best efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the completion of the merger.

Public Trading Markets

Renasant common stock trades on Nasdaq under the symbol “RNST.” The newly issued Renasant common stock issuable pursuant to the merger agreement will be listed on Nasdaq, subject to notice of issuance.

Appraisal Rights

THIS DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 THEREOF, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS PROXY STATEMENT/PROSPECTUS. ALL REFERENCES IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF METROPOLITAN COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

General. Under Section 262 of the DGCL, which we refer to as “Section 262,” subject to exceptions not applicable to the merger of Metropolitan with and into Renasant, where a proposed merger of a Delaware corporation is to be submitted for approval at a meeting of stockholders, as with the special meeting of Metropolitan stockholders, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to vote on the merger that appraisal rights are available. This notice must include a copy of Section 262. This proxy statement/prospectus constitutes that notice to the holders of Metropolitan common stock, and Section 262 is attached to this proxy statement/prospectus as Annex C.

Any Metropolitan stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Annex C to this proxy statement/prospectus. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, if you are considering exercising such appraisal rights, we urge you to obtain the advice of counsel (which will be at your own expense). Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. A Metropolitan stockholder who fails to comply with the procedures specified in Section 262 and thus loses appraisal rights will be deemed to have elected to receive shares of Renasant common stock for such stockholder’s shares of Metropolitan common stock.

A person having a beneficial interest in shares of Metropolitan common stock held of record in the name of another person, such as a bank or broker, must act promptly to cause the record holder to timely follow the steps required by the DGCL to perfect appraisal rights. A demand for appraisal submitted by a beneficial owner who is not the record owner will not be honored.

Procedure for exercising appraisal rights. Any holder of Metropolitan common stock wishing to exercise his or her appraisal rights under Section 262 must satisfy each of the following conditions:

•	The holder must deliver to Metropolitan a written demand for appraisal of the holder’s shares before the vote on the merger agreement and the merger at the special meeting. This written demand must reasonably inform Metropolitan of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares. This appraisal demand is in addition to and separate from any proxy or vote. Voting against, or abstaining from voting or failing to vote on, the adoption and approval of the merger agreement and the merger will not constitute a written demand for appraisal within the meaning of Section 262.

•	The holder must not vote the holder’s shares of common stock in favor of the adoption and approval of the merger agreement and the merger at the special meeting. As a result, a Metropolitan stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the adoption and approval of the merger agreement and the merger, or abstain from voting, because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and the merger.

•	The holder must continuously hold the shares from the date of making the demand through the closing of the merger. If a Metropolitan stockholder on the date the written demand for appraisal is made thereafter transfers his or her Metropolitan shares before the closing of the merger, such stockholder will lose any right to appraisal in respect of those shares.

Only a holder of record of shares of common stock issued and outstanding through the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, and should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more of the beneficial owners while not exercising appraisal rights with respect to shares held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote or consent by written action the shares subject to that demand for any purpose. Any such stockholder also will not be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record of shares as of a record date before the effective time of the merger).

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Metropolitan BancGroup, Inc., 1069 Highland Colony Parkway, Ridgeland, Mississippi 39157-8722, Attn: Curtis J. Gabardi, President and Chief Executive Officer.

Under the merger agreement, Metropolitan has agreed to give Renasant prompt notice of any demands for appraisal received by Metropolitan. Renasant has the right to participate in all negotiations and proceedings with respect to demands for appraisal. Metropolitan will not, except with the prior written consent of Renasant, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

Notice by the Company. If the merger agreement and the merger are adopted and approved at the special meeting, then within 10 days after the effective time of the merger, Renasant must send a notice of the effectiveness of the merger to each of Metropolitan’s former stockholders who (1) have made a written demand for appraisal in accordance with Section 262 and (2) have not voted to approve and adopt, nor consented to, the merger agreement and the merger.

Within 120 days after the effective time of the merger, any of the former stockholders of Metropolitan who have demanded an appraisal and who have not withdrawn such demand in accordance with Section 262 will be entitled to receive from Renasant, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and, with respect to such shares voting against the merger agreement and the merger, demands for appraisal have been received and the aggregate number of holders of such shares. Renasant must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

Filing a petition for appraisal. Within 120 days after the effective date of the merger, either Renasant (as the surviving corporation) or any stockholder who has demanded an appraisal and who has not withdrawn such demand in accordance with the requirements of Section 262 may file a petition with the Delaware Court of Chancery, which we refer to as the Delaware court or simply the court, demanding a determination of the value of the shares of common stock held by all stockholders who have exercised and maintained appraisal rights. Neither Metropolitan nor Renasant (as the surviving corporation) is under any obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Renasant (as the surviving corporation) will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Metropolitan has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease, and all stockholders who owned shares of common stock will become entitled to receive shares of Renasant common stock for such stockholder’s Metropolitan common stock.

A stockholder timely filing a petition for appraisal with the Delaware court must deliver a copy to Renasant, which will then be obligated within 20 days to provide the Register in Chancery (that is, the clerk of court) with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Renasant. After notice to those stockholders, the court may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The court may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the court may dismiss the proceedings as to that stockholder.

Determination of fair value. After determining the stockholders entitled to an appraisal, the Delaware court will appraise the shares of common stock owned by such stockholders. Through such proceeding, the court will determine fair value, exclusive of any element of value arising from the accomplishment or expectation of the merger. In making its determination, the court is to take into account all relevant factors. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the 0.6066 shares of Renasant common stock per share of Metropolitan common stock they would receive under the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that the opinion of Raymond James discussed in this proxy statement/prospectus is not an opinion as to fair value under Section 262. Renasant reserves the right to assert in any appraisal proceedings, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the consideration payable pursuant to the merger agreement.

In the appraisal proceeding, the court will also set a rate of interest, if any, to be paid upon the amount determined to be the fair value, from the effective date of the merger through the date of payment. Although the court may determine otherwise, Section 262 provides that interest shall accrue at the rate of 5% over the Federal Reserve discount rate, as established from time to time, and compound quarterly. To the extent that, prior to the conclusion of an appraisal proceeding, the surviving corporation makes any cash payment to stockholders party to such proceeding, interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as ultimately determined by the court and (2) any accrued but unpaid interest.

The costs of the action may be determined by the Delaware court and taxed upon the parties as the court deems equitable. Upon application of a stockholder, the court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

Withdrawal. Any stockholder may withdraw a demand for appraisal and elect to receive 0.6066 shares of Renasant common stock in exchange for each share of Metropolitan common stock by delivering to Metropolitan (or Renasant, if after the effective date of the merger) a written withdrawal of the stockholder’s demand for appraisal; if the withdrawal is submitted more than 60 days after the effective date of the merger, Renasant must consent to the stockholder’s withdrawal of his or her appraisal demand. No appraisal proceeding in the Delaware court will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

Accounting Treatment of the Merger

Renasant will account for the merger using the purchase method of accounting, with Renasant as the acquiror. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Metropolitan will be recorded, as of completion of the merger, at their respective fair values and added to those of Renasant. Any excess of the purchase price over fair values will be recorded as goodwill. Consolidated financial statements and reported results of operations of Renasant issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Metropolitan.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the agreement and plan of merger, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the Renasant board of directors and the Metropolitan board of directors has unanimously approved the merger agreement, which provides for the merger of Metropolitan with and into Renasant. Renasant will be the surviving corporation in the merger. Immediately after the merger, Metropolitan Bank will merge with and into Renasant Bank, with Renasant Bank as the surviving banking corporation in the merger.

The Renasant Articles and Renasant Bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving corporation. As described in “The Merger—Renasant’s Board of Directors Following Completion of the Merger,” the board of directors of Renasant and Renasant Bank immediately prior to the effective time of the merger will be the surviving corporation’s and surviving bank’s board of directors after the merger, with the addition of current Metropolitan director Donald Clark, Jr. to each board. Each of Renasant’s officers immediately prior to the effective time of the merger will be the officers of the surviving corporation from and after the merger. Curtis J. Gabardi, Metropolitan’s President and Chief Executive Officer, will serve as President and Chief Banking Officer of Renasant Bank after completion of the merger.

Effective Time of the Merger

The merger will be completed no later than the fifth business day, or such later date as the parties mutually agree, following the receipt of all necessary approvals and consents of all governmental entities, the expiration of all statutory waiting periods and the satisfaction or waiver of all other conditions to the merger set forth in the merger agreement. See “Conditions to the Completion of the Merger” below. Articles of Merger to be filed with the Mississippi Secretary of State as required under the corporation laws of Mississippi and a Certificate of Merger to be filed with the Delaware Secretary of State as required under the corporation laws of Delaware will establish the effective time of the merger. It is currently anticipated that the completion of the merger will occur in the third quarter of 2017, subject to the receipt of the approval of Metropolitan’s stockholders and the satisfaction of other customary closing conditions, but neither Renasant nor Metropolitan can guarantee when or if the merger will be completed.

Merger Consideration; Treatment of Metropolitan Stock Options and Other Equity-Based Awards

General. Each share of Metropolitan common stock issued and outstanding immediately prior to the completion of the merger, except for shares of Metropolitan common stock held by Metropolitan in its treasury, shares owned by Renasant or any subsidiary of Renasant or Metropolitan (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted) and shares held by Metropolitan stockholders who have elected to exercise appraisal rights, will be converted into the right to receive 0.6066 of a share of Renasant common stock, which we refer to as the exchange ratio. If the number of shares of common stock of Renasant or Metropolitan changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

Fractional Shares. Renasant will not issue fractional shares of its common stock in connection with the merger. Instead, Renasant will make a cash payment (without interest) to each Metropolitan stockholder who would otherwise have received a fractional share of Renasant common stock. The amount of this cash payment will equal the product of (1) the fraction of a share of Renasant common stock otherwise issuable to such stockholder and (2) the weighted average of the closing sale price of a share of Renasant common stock as reported on Nasdaq for the 15 consecutive trading days ending on the trading day immediately prior to the closing date of the merger.

Stock Options. The merger agreement provides that, upon completion of the merger, each in-the-money stock option or similar right to purchase Metropolitan common stock granted under the Metropolitan Stock Incentive Plan or otherwise will vest in full and be converted into the right to receive a cash payment. The amount of this cash payment will be equal to (1) the total number of shares subject to such stock option multiplied by (2) the difference between $25.50 and the exercise price of the option, less applicable tax withholdings. Out-of-the-money Metropolitan stock options will be cancelled for no consideration.

Restricted Stock. Each share of Metropolitan common stock subject to restrictions on transfer and/or forfeiture granted under the Metropolitan Stock Incentive Plan or otherwise that is outstanding immediately prior to the effective time of the merger shall fully vest and be converted into the right to receive the merger consideration, less applicable tax withholdings.

Conversion of Shares; Exchange of Certificates

The conversion of Metropolitan common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. Renasant has appointed as exchange agent under the merger agreement Renasant’s transfer agent, Computershare, Inc., which we refer to as the exchange agent. As promptly as practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each holder of Metropolitan common stock (other than shares held by Metropolitan stockholders who have elected to exercise appraisal rights) at the effective time of the merger. This mailing will contain instructions on how to surrender Metropolitan stock certificates in exchange for the merger consideration. Metropolitan stockholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Metropolitan common stock, accompanied by a properly completed letter of transmittal, a Metropolitan stockholder will be entitled to receive after the effective time of the merger the merger consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

If a certificate for Metropolitan common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact by the claimant and, if required by Renasant or the exchange agent, the posting of a bond in such amount as Renasant or the exchange agent determines is reasonably necessary as indemnity.

Each of Renasant and the exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any holder of Metropolitan common stock the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If Renasant or the exchange agent withholds any amounts, these amounts will be treated for all purposes as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

Until Metropolitan stock certificates are surrendered for exchange, any dividends or other distributions with a record date on or after the effective time of the merger with respect to Renasant common stock into which the relevant shares of Metropolitan common stock have been converted will accrue but will not be paid. Renasant will pay to former Metropolitan stockholders any unpaid dividends or other distributions with respect to Renasant common stock, without interest and less any taxes withheld, only after they have duly surrendered their Metropolitan shares.

Metropolitan has agreed that, prior to the completion of the merger, it will not declare or pay any dividend or distribution on its stock.

Representations and Warranties

The representations, warranties and covenants by Renasant, Renasant Bank, Metropolitan and Metropolitan Bank described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates. These representations, warranties and covenants may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts; may be limited to the knowledge of specified officers of Renasant or Metropolitan; and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. In reviewing the representations, warranties and covenants contained in the merger agreement, as described below, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Renasant, Metropolitan or any of their respective subsidiaries or affiliates. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any reports or documents filed by Renasant with the SEC. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Renasant’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in this proxy statement/prospectus and in the reports, statements and filings that Renasant publicly files with the SEC. See “Where You Can Find More Information” on page     .

Each of Renasant and Metropolitan has made customary representations and warranties related to their businesses regarding, among other things:

•	corporate matters, including due organization and qualification;

•	its subsidiaries

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	financial statements and the absence of undisclosed liabilities;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	the absence of certain changes or events;

•	its internal control over financial reporting;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	tax matters, including that the applicable party or any of its subsidiaries has not taken or agreed to take any action that might cause the merger not to constitute a “reorganization” under Section 368(a) of the Code or impede or delay the receipt of regulatory approval;

•	employee benefit matters;

•	broker’s fees payable in connection with the merger;

•	deposit insurance and other bank regulatory matters;

•	certain material contracts;

•	Community Reinvestment Act compliance; and

•	the receipt of an opinion of its financial advisor.

The merger agreement includes additional representations of Metropolitan regarding, among other things:

•	its employees and labor matters;

•	real and personal property and insurance matters;

•	environmental matters;

•	matters relating to loans (including mortgage loans held for sale), the allowance for loan losses and other real estate owned;

•	its risk management instruments;

•	its investment securities and bank-owned life insurance;

•	intellectual property matters;

•	inapplicability of state takeover laws; and

•	transactions with affiliates.

The merger agreement includes additional representations of Renasant regarding, among other things:

•	compliance with Nasdaq rules;

•	SEC reports; and

•	its disclosure controls and procedures.

None of the parties’ representations and warranties in the merger agreement survive the effective time of the merger.

Material Adverse Effect

Certain representations and warranties of Renasant and Metropolitan are qualified as to a “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to Renasant or Metropolitan, means any change, state of facts, circumstance, event or development that, individually or in the aggregate, would reasonably be expected to either (a) materially impair its ability to perform its obligations under the merger agreement or complete the merger or (b) have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the applicable party and its subsidiaries, as applicable, taken individually or as a whole. In determining, with respect to subpart (b) of the foregoing sentence, whether a material adverse effect has occurred or would reasonably be expected to occur, Renasant and Metropolitan will disregard:

(1)	any effects resulting from the impact of any action by Metropolitan or Renasant or any of their respective subsidiaries taken with the prior written consent of the other party or required expressly by the merger agreement or any action not taken by Metropolitan or Renasant or any of their respective subsidiaries to the extent taking such action is expressly prohibited by the merger agreement without the prior written consent of the other party and such consent has not been given;

(2)	changes in laws or interpretations thereof that are generally applicable to the banking industry;

(3)	changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally;

(4)	expenses incurred in connection with the merger agreement and the merger, including payments to be made pursuant to employment and severance agreements and the termination of benefit plans;

(5)	changes attributable to or resulting from changes that are the result of factors generally affecting financial institutions, including changes in interest rates;

(6)	changes in general economic, market, political or regulatory conditions in the United States;

(7)	the failure to meet earnings projections or internal financial forecasts and, as to Renasant, changes in the trading price of Renasant’s common stock but, as to any of the foregoing, not including the causes thereof;

(8)	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or

(9)	the impact of the announcement of the merger and the other transactions contemplated by the merger agreement.

With respect to items (2), (3), (5), (6) and (8) above, a material adverse effect on Metropolitan or Renasant, as the case may be, will be deemed to exist if the effect on the party is disproportionate to the effect that the relevant item has on financial institutions or their holding companies generally.

The representations and warranties of Metropolitan and Metropolitan Bank are generally contained in Article 3 of the merger agreement. The representations and warranties of Renasant and Renasant Bank are generally contained in Article 4 of the merger agreement.

Covenants and Agreements

Metropolitan has agreed that, prior to the effective time of the merger, it will, and will cause each of its subsidiaries to conduct its business only in the ordinary course and consistent with past practice (as well as with projections of future growth and the maintenance of capital that were communicated to Renasant prior to the execution of the merger agreement) and prudent banking practices. Metropolitan and Metropolitan Bank must use their commercially reasonable efforts to maintain and preserve intact their business organization, rights, franchises and other authorizations issued by governmental entities and their current relationships with customers, regulators, employees and others. Renasant and Renasant Bank also agreed to conduct their business in the ordinary course consistent with past practices and to maintain their franchise and relationships, except to the extent a change would not have a material adverse effect on Renasant. In addition to these general covenants, Metropolitan has agreed to notify Renasant as promptly as practicable if it makes or acquires any loan, issues any commitment (including the renewal or extension of any existing commitment) or amends or restructures any existing loan relationship where Metropolitan’s total exposure to the borrower and its affiliates is or would be in excess of $3.5 million.

Each of Renasant and Metropolitan has undertaken customary covenants that place restrictions on it and its respective subsidiaries until the completion of the merger. Each of Renasant and Metropolitan has agreed not to, and will not permit its subsidiaries to:

•	knowingly take, or fail to take, any action that would be reasonably expected to adversely affect or delay its ability to perform its respective covenants and agreements on a timely basis under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•	knowingly take, or fail to take, any action that could reasonably be expected to result in any of its representations and warranties contained in the merger agreement not being true and correct in any material respect at the effective time;

•	knowingly take, or fail to take, any action that would be reasonably expected to (1) prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code or (2) adversely affect or delay its ability to obtain any necessary regulatory approvals, consents or waivers with respect to the merger or that could reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the merger;

•	change any provision of its articles of incorporation or certificate of incorporation or bylaws, as applicable, or comparable organizational document, although Renasant may amend its organizational documents if the amendment would not reasonably be expected to adversely affect its ability to perform its obligations under the merger agreement or the rights of a Renasant stockholder;

•	change its financial accounting methods or systems of internal accounting controls or revalue in any material respect any of its assets (including writing off notes or accounts receivable), except in each case insofar as may have been required by a change in generally accepted accounting principles as concurred in by its independent accounts; or

•	agree to take, make any commitment to take, or adopt board resolutions in favor of any of the actions restricted under the merger agreement.

In addition to the general covenants above, Metropolitan has also agreed that, subject to specified exceptions and except with Renasant’s prior written consent, Metropolitan will not, and will not permit its subsidiaries to, among other things, undertake any of the following actions:

•	except for the issuance of Metropolitan common stock pursuant to the present terms of the outstanding Metropolitan stock options, (1) change the number of shares of its authorized or issued stock or other equity interests, (2) issue or grant (or commit to issue or grant) any shares of its stock or other equity interests, as applicable, or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to its authorized or issued stock or other equity interests, as applicable, any security convertible into shares of such stock or other equity interests, as applicable, or any stock or equity appreciation right, restricted unit or other equity-based compensation, (3) split, combine or reclassify any shares of its stock or other equity interests, as applicable, (4) redeem, purchase or otherwise acquire any shares of its stock or other equity interests, as applicable, or (5) enter into any agreement, undertaking or arrangement with respect to the sale or voting of its stock or other equity interests, as applicable;

•	subject to certain exceptions relating to actions within the ordinary course of Metropolitan’s business, create or incur any indebtedness for borrowed money (which includes any Certificate of Deposit Account Registry Services products with maturities in excess of 120 days) or assume or guarantee the indebtedness of a third party;

•	declare or pay any dividends or other distributions on any shares of its stock;

•	except as required under applicable law or as contemplated by the merger agreement or any Metropolitan employee benefit plan, enter into, establish, adopt, amend, modify, renew or terminate a Metropolitan employee benefit plan or grant or accelerate the vesting of any equity-based award;

•

except as contemplated by the merger agreement, (1) grant any severance or termination pay to, or enter into any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants, (2) grant any salary increase or increase employee benefits except in the ordinary course of business consistent with past practice (and subject in any case to a 3.5% cap on aggregate increases in compensation to all directors, officers, employees and consultants), (3) hire, transfer, promote or terminate any employee who has a base annual compensation of $100,000 or more or (4) pay any bonus of any kind or amount to any director, officer, employee or consultant except in the ordinary course of business consistent with past practice;

•	sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, except for sales of loans and other real estate owned in the ordinary course of business (a sale of a loan or of other real estate owned for less than 90% of its carrying value or appraised value, as applicable, will not be considered to have occurred in the ordinary course) or as required by contracts or agreements in force;

•	pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business and consistent with past practice;

•	make, or commit to make, any capital expenditures in excess of $150,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement and expenditures necessary to maintain existing assets in good repair;

•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any of its real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office;

•	enter into any new line of business or materially change its lending, deposit, investment, underwriting, interest rate or fee pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management and other material banking or operating policies in any material respect other than as required by law or regulatory agreement;

•	make, change or revoke any material tax election, change an annual tax accounting period or adopt or change any material tax accounting method, file any amended material tax return or settle or compromise any tax claim, audit, assessment or dispute or surrender any right to claim a material refund of taxes;

•	engage in any transaction with any of its “affiliates” other than in the ordinary course of business and in compliance with Regulation O;

•	enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	(1) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (2) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or (3) without previously notifying and consulting with Renasant, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than five years for Metropolitan’s or Metropolitan Bank’s own account;

•	(1) merge or consolidate with any other business or entity or incorporate or organize any subsidiary, or (2) with certain exceptions, make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person or entity;

•	restructure, reorganize or completely or partially liquidate or dissolve;

•	(1) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $125,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (2) agree or consent to the issuance of any judgment, order, writ, decree or injunction restricting or otherwise affecting its business or operations; or

•	knowingly fail to comply with any laws applicable to it or Metropolitan Bank in a manner adverse to its business.

No Solicitation of Other Offers

The merger agreement provides, subject to limited exceptions described below, that Metropolitan or Metropolitan Bank will not, and will not authorize its affiliates, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or its affiliates to, directly or indirectly, take any of the following actions:

•	solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal, which is defined in the next paragraph;

•	participate in any discussions, negotiations or communications regarding any acquisition proposal; or

•	provide any confidential or nonpublic information or data to any person relating to an acquisition proposal.

Metropolitan has also agreed not to release any third party from, or to waive any provisions of, any confidentiality or standstill agreements to which it is a party with respect to any acquisition proposal. Finally, Metropolitan was required under the merger agreement to immediately cease, and cause its affiliates, officers, directors, employees and representatives to cease, any discussions or negotiations with any other party regarding an acquisition proposal, and if requested by Renasant, Metropolitan must request the return and destruction of all confidential information provided to any third person.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Metropolitan, (2) direct or indirect acquisition or purchase of any class of equity securities representing 20% or more of the voting power of Metropolitan or 20% or more of the assets of Metropolitan, (3) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting power of Metropolitan, or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Metropolitan, in each case other than transactions contemplated by the merger agreement.

Notwithstanding the restrictions described above, the board of directors of Metropolitan may, prior to the special meeting, participate in any discussions, negotiations or communications or provide any confidential or nonpublic information or data in response to an unsolicited bona fide written acquisition proposal if and only to the extent that it has concluded in good faith, after consultation with its financial advisers (as to financial matters) and outside legal counsel, that (1) failure to take such actions would be inconsistent with the board of directors’ fiduciary duties under applicable law and (2) taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and the person making it (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that Metropolitan’s board of directors deems relevant as well as the terms and conditions of the merger agreement with Renasant (including any amendments thereto that Renasant might propose), such acquisition proposal (as defined above, but substituting 50% for 20% in the definition) both is more favorable to Metropolitan’s stockholders from a financial point of view than the merger with Renasant and is reasonably capable of being completed on the terms proposed. Any acquisition proposal that meets the criteria set forth in subpart (2) of the preceding sentence is referred to as a “superior proposal.” Prior to providing any nonpublic information pursuant to the foregoing exception, Metropolitan must provide notice to Renasant of its intention to provide such information to the third party as well as to Renasant (if not previously provided), and Metropolitan must have entered into a confidentiality agreement with such third party on customary terms and conditions.

Metropolitan must notify Renasant in writing as promptly as practicable (and in no event more than 24 hours) after receipt of any acquisition proposal, any request for nonpublic information relating to Metropolitan or Metropolitan Bank that could reasonably be expected to lead to an acquisition proposal, or any inquiry from any person seeking to have discussions, negotiations or other communications relating to a possible acquisition proposal. Such notice shall indicate the identity of the person making the acquisition proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy of the most recent proposed agreement, if any), except to the extent that such material both constitutes confidential information of the third party making such acquisition proposal under an effective confidentiality agreement and is not related to the terms and conditions of such acquisition proposal. Metropolitan must also keep Renasant informed on a reasonably current basis of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Board Recommendation

The merger agreement requires Metropolitan’s board of directors to recommend the approval of the merger agreement and the merger, which recommendation is set forth in this proxy statement/prospectus. Neither the Metropolitan board of directors nor any board committee shall:

•	withhold, withdraw, amend, modify or qualify (or propose publicly to withhold, withdraw, amend, modify or qualify), in a manner adverse in any respect to Renasant’s interests, or take any action in connection with the special meeting inconsistent with, the board’s recommendation set forth in this proxy statement/prospectus that Metropolitan’s stockholders approve the merger agreement and the merger; or

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal.

Either of the foregoing actions is referred to in this document as a “change in the Metropolitan recommendation,” and this term also includes the failure by Metropolitan’s board of directors to recommend against an acquisition proposal. Finally, the Metropolitan board of directors may not permit Metropolitan to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement related to an acquisition transaction other than a permitted confidentiality agreement.

Notwithstanding the foregoing restrictions, Metropolitan’s board of directors may make a change in the Metropolitan recommendation if it has determined in good faith, after consultation with its financial advisors (as to financial matters) and outside legal counsel, that its failure to take such action otherwise would be inconsistent with the board of directors’ fiduciary duties under applicable law and it has both (1) complied with all of its non-solicitation obligations and obligations with respect to its recommendation of the approval of the merger agreement to Metropolitan’s stockholders under the merger agreement and (2) undertaken the following steps:

•	the board of directors has determined in good faith, after consultation with its financial advisor (as to financial matters) and its outside legal counsel, that the acquisition proposal is a superior proposal, has not been withdrawn and continues to be a superior proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by Renasant pursuant to the following bullet-points;

•	Metropolitan has given Renasant at least five business days’ prior written notice of its intention to make a change in the Metropolitan recommendation (which notice shall specify the material terms and conditions of any such superior proposal, including the identity of the party making the proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and

•

Metropolitan has, and has caused its financial advisors and legal counsel to, negotiate with Renasant in good faith to allow Renasant to propose changes to the terms of the merger agreement that make it unnecessary for Metropolitan’s board of directors to make a change in the Metropolitan recommendation or otherwise terminate the merger agreement. In the case of a superior proposal, this means that Renasant would propose changes to the merger agreement such that the proposal no longer is a superior proposal. If during the negotiation period there are any material modifications to the financial terms or other material terms of the superior proposal, Metropolitan must give Renasant written notice thereof, and Renasant shall have an additional period to propose revisions to the terms of the merger agreement. The length of this new period will be the greater of the number of days remaining in the original five-day notice period or three business days.

During this negotiation period, Metropolitan may not terminate the merger agreement unless Renasant notifies it that it does not intend to propose revisions to the merger agreement to match or better the superior proposal.

Reasonable Best Efforts

Renasant and Metropolitan have agreed to use reasonable best efforts to take all actions that are necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Renasant and Metropolitan have also agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents, approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable. Further, each of Renasant and Metropolitan must use their reasonable best efforts to resolve any objections to the merger that may be asserted by a governmental entity. However, if a governmental entity brings a formal proceeding to contest the merger, neither party is required to answer or defend such contest or otherwise pursue the merger.

Renasant is not required to, and without Renasant’s prior consent, neither Metropolitan nor Metropolitan Bank may, take any action or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations if such action, condition or restriction would have, or would be reasonably expected to have, a material adverse effect on Renasant or Metropolitan.

Employee Matters

For employees of Metropolitan and its subsidiaries who become employees of Renasant or its subsidiaries after the merger, Renasant will either offer such employees coverage under similar Renasant employee benefit plans or maintain the existing Metropolitan benefit plans. Renasant will recognize transferred employees’ service with Metropolitan and Metropolitan Bank as service with Renasant or any subsidiary or affiliate thereof, as the case may be, for purposes of eligibility to participate and vesting under seniority-based benefit arrangements, such as vacation accrual and severance benefits, to the same extent as provided under the corresponding provisions of Metropolitan’s plans, without any duplication of benefits.

Renasant will provide continuation coverage as required under COBRA to former employees of Metropolitan and their beneficiaries who were entitled to COBRA coverage immediately prior to the closing of the merger. Renasant has agreed that any preexisting condition, limitation or exclusion in its group health, long-term disability and group term life insurance plans shall not apply to transferred employees or their covered dependents who are covered under similar plans maintained by Metropolitan or Metropolitan Bank at closing to the extent such condition, limitation or exclusion is waived, satisfied or inapplicable to such employee under a Metropolitan or Metropolitan Bank plan on the closing date of the merger and who then change coverage to the analogous Renasant plan when the employee is first given the option to enroll. The merger agreement does not restrict the ability of Renasant, Renasant Bank or any other Renasant employer to amend, merge or terminate Metropolitan’s employee benefit plans in accordance with their terms or applicable law.

Prior to the effective time, Metropolitan will adopt resolutions to terminate its 401(k) plan, effective as of the day prior to the closing date and provided that such termination shall be contingent on the closing of the merger. After the closing date, Renasant will assume sponsorship of the 401(k) plan for the sole purpose of administering termination benefits thereunder.

Any employee of Metropolitan or Metropolitan Bank who has been employed for at least six months (other than employees who are parties to an employment, severance or change in control agreement that provides for severance benefits) and who is involuntarily terminated without “cause” (as defined in the merger agreement) in connection with, or within six months after, the merger will be entitled to receive severance payments from Renasant. The amount of such severance is equal to two weeks of an employee’s base pay (calculated as of the termination of employment or, if greater, the effective time) for each full year such employee was employed by Metropolitan or Metropolitan Bank or any predecessor entity, with a minimum of four weeks’ of pay and a maximum of sixteen weeks of pay. Any employee receiving severance must execute and deliver a waiver and release in favor of Metropolitan, Metropolitan Bank, Renasant and Renasant Bank (as successors to Metropolitan and Metropolitan Bank).

Directors’ and Officers’ Insurance and Indemnification

The merger agreement provides that for a period of six years following the closing date of the merger Renasant will indemnify and hold harmless the current and former directors and officers of Metropolitan and any of its subsidiaries, and their heirs, personal representatives and estates. Current Metropolitan directors and officers are entitled to indemnity only if such persons sign a joinder agreement with Renasant allowing Renasant to participate in or completely assume the defense of any claim for which indemnification may be sought. The indemnification applies to acts or omissions occurring at, prior to or after the closing date of the merger. The indemnification will be provided to the same extent as such Metropolitan directors or officers would be indemnified under Metropolitan’s amended and restated certificate of incorporation, as amended, and bylaws in effect on the date of the merger agreement. The agreement also requires such officer or director to cooperate in the defense of any action for which indemnification is sought. Renasant will indemnify such individuals against, and shall advance or reimburse any and all costs and expenses of, any judgments, interest, fines, damages or other liabilities, or amounts paid in settlement, as such are incurred in connection with any claim, action, suit or proceeding based upon or arising from the indemnified party’s capacity as an officer or director of Metropolitan or any of its subsidiaries. No indemnity will be provided, however, if the claim against the Metropolitan director or officer arises on account of his or her service on the board of another for-profit entity. Any amounts otherwise owed by Renasant pursuant to its indemnification obligations will be reduced by any amounts that an indemnified party receives from any third party.

Renasant has also agreed to indemnify and hold harmless Metropolitan and Metropolitan Bank and each of the directors, officers and controlling persons of either against any losses, claims, damages or liabilities arising under the Securities Act or otherwise. Renasant will indemnify such individuals only insofar as such losses, claims, damages or liabilities (or actions in respect of any of the foregoing) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in this proxy statement/prospectus, or in any amendment or supplement, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated or necessary to make the statements in such document not misleading. Renasant will pay or promptly reimburse such person for any legal or other expenses reasonably incurred in connection with investigating or defending any such action or claim. Renasant, however, is not obligated to indemnify such persons with respect to any such loss, claim, damage or liability (or actions in respect of any of the foregoing) which arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in this proxy statement/prospectus, or in any amendment or supplement, in reliance upon information furnished to Renasant by Metropolitan or Metropolitan Bank for use in this proxy statement/prospectus. Renasant is entitled to participate in, or assume, the defense of any such action. If Renasant assumes the defense with counsel satisfactory to the indemnified party, after notice to the indemnified party of its election to assume the defense, Renasant will not be liable for any legal or other expenses of defense incurred by the indemnified party. If Renasant elects not to assume such defense, or if counsel for the indemnified party advises that there are conflicts of interest between Renasant and the indemnified parties, such parties may retain their own counsel, at Renasant’s expense.

Metropolitan has also agreed to obtain a six year “tail” prepaid directors’ and officers’ liability insurance policy(ies). The insurance policy(ies) must cover acts or omissions occurring prior to the closing date of the merger. The policy(ies) must be in the same coverage amount and otherwise on terms substantially similar to those in effect for Metropolitan immediately prior to the effective time. However, Metropolitan is not permitted to pay an aggregate premium for such insurance coverage in excess of 300% of the premium for such coverage as currently held by Metropolitan. In such event, Metropolitan shall purchase as much coverage as reasonably practicable for 300% of the premium amount.

Voting Agreements

Each director of Metropolitan and Metropolitan Bank has signed an agreement with Renasant obligating such person, in his or her capacity as a Metropolitan stockholder, to vote his or her shares of Metropolitan common stock in favor of the merger agreement. The voting agreements signed by non-employee directors of Metropolitan contain one feature not found in the analogous agreements signed by directors who are also Metropolitan employees: for a period of two years following the closing of the merger, those non-employee directors are prohibited from, directly or indirectly, engaging in a “competitive business,” or soliciting Renasant customers with respect to any competitive business, in the State of Mississippi and the State of Tennessee. These non-employee directors are also prohibited from directly or indirectly soliciting employees, contractors or agents of Renasant in any geographic area during this two-year period. In these agreements, a non-employee director will be engaged in a “competitive business” if he engages in the business of banking.

In addition, two Metropolitan stockholders affiliated with two of Metropolitan’s directors and that each own approximately 10% of Metropolitan’s outstanding common stock have also signed voting agreements in favor of Renasant. These voting agreements are on terms substantially the same as the agreements signed by Metropolitan’s directors who are employees.

Conditions to the Completion of the Merger

The obligation of Renasant, on the one hand, and the obligation of Metropolitan, on the other hand, to complete the merger are subject, but not limited, to the fulfillment or, in certain cases, waiver of the following conditions:

•	The parties must have received all necessary regulatory, governmental and other approvals and consents required to complete the merger of Metropolitan into Renasant and the merger of Metropolitan Bank into Renasant Bank, except for any non-governmental consent or approval that would not reasonably be expected to have a material adverse effect on Metropolitan or Renasant.

•	Stockholders of Metropolitan shall have approved the merger agreement and the merger.

•	There shall be no legal prohibition to the merger, nor shall there be any action by a government entity of competent jurisdiction which in effect prohibits and makes the completion of the merger illegal.

•	The registration statement of which this proxy statement/prospectus forms a part shall be effective (with no stop order suspending the effectiveness of the registration statement), and the shares of Renasant common stock being registered shall have been approved for listing on Nasdaq, subject to notice of issuance.

•	Renasant Bank and Curtis J. Gabardi shall have entered into the employment agreement described in “The Merger—Interests of Certain Metropolitan Directors and Executive Officers in the Merger” above;

•	Customary legal opinions as to the U.S. federal income tax treatment of the merger shall have been delivered.

•

The representations and warranties in the merger agreement of Metropolitan and Metropolitan Bank, as to Renasant’s obligation to complete the merger, and the representations and warranties in the merger agreement of Renasant and Renasant Bank, as to Metropolitan’s obligation to complete the merger, must be true and correct as of the date of the merger agreement and as of the effective time as though made as of the effective time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties which, individually or in the aggregate, have not had, and would not be expected to have, a material adverse effect on such other party to the merger agreement (other than certain representations and warranties relating to bank regulatory matters, which must be true and correct in all material respects).

•	The other party to the merger agreement must have performed in all material respects all of its obligations under the merger agreement.

•	The parties shall have executed and delivered the articles of merger and the certificate of merger and analogous documents for the merger of Metropolitan Bank with and into Renasant Bank.

•	No material adverse effect shall have occurred with respect to the other party.

The obligations of Renasant under the merger agreement to complete the merger are also subject to the fulfillment, on or prior to the closing date of the merger, of the following conditions (any one or more of which may be waived by Renasant to the extent permitted by law):

•	Metropolitan stockholders who exercise their appraisal rights in the merger must not hold more than 5% of the outstanding shares of Metropolitan common stock immediately prior to the effective time.

•	Metropolitan’s board of directors shall have adopted resolutions terminating Metropolitan’s 401(k) plan effective as of the closing date of the merger.

•	Metropolitan shall have delivered consents from certain specified individuals regarding the cancellation and cash-out of their stock options.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

T ermination of the Merger Agreement

Subject to certain limitations, the merger agreement may be terminated at any time prior to the closing date of the merger, whether before or after approval of the merger agreement by Metropolitan’s stockholders:

•	by mutual written consent of Renasant and Metropolitan;

•	by Renasant or Metropolitan if:

•	the effective time of the merger shall not have occurred on or prior to December 31, 2017, unless the closing is delayed because approval by a governmental entity is pending and has not been finally resolved or because any stockholder litigation challenging the merger agreement has not been resolved (by dismissal, settlement or otherwise), in which event such date shall be automatically extended to March 31, 2018, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate;

•	Metropolitan’s stockholders do not approve the merger agreement at the special meeting, unless the failure to receive such approval is due to the breach of the merger agreement by the party seeking to terminate;

•

30 days pass after any application for regulatory or governmental approval is denied or withdrawn at the request or recommendation of the governmental entity, unless within such 30-day period a petition for rehearing or an amended application is filed. A party may terminate 30 or more days after a petition for rehearing or an amended application is denied. No party may terminate when the denial or withdrawal is due to that party’s failure to observe or perform its covenants or agreements set forth in the merger agreement;

•	any governmental entity shall have issued a final, non-appealable order enjoining the completion of the merger;

•	if there is a breach of or failure to perform any of the representations, warranties, covenants or undertakings under the merger agreement by the other party that prevents it from satisfying any of the closing conditions to the merger and such breach or failure to perform, cannot be or has not been cured within 30 days after the breaching party receives written notice of such breach;

•	by Renasant if:

•	Renasant elects not to propose revisions to the merger agreement to match or better a superior proposal;

•	Metropolitan’s board of directors makes a change in the Metropolitan recommendation;

•	Metropolitan fails to convene the special meeting to approve the merger agreement;

•	Metropolitan authorizes, recommends, or publicly announces its intention to authorize or recommend, an acquisition proposal by a third party;

•	holders of more than 5% of the shares of Metropolitan’s common stock outstanding at any time prior to the closing date of the merger exercise appraisal rights; or

•	by Metropolitan, in order to enter into a definitive agreement with respect to a superior proposal, except that Metropolitan may not terminate the merger agreement if it has materially breached its non-solicitation obligations or its obligations with respect to the board recommendation to Metropolitan stockholders. Also, any such purported termination shall be void unless Metropolitan has paid the termination fee.

Termination Fee

Under certain circumstances, Metropolitan may owe Renasant a termination fee if the merger agreement is terminated. In all cases, the termination fee is $6.8 million plus all of Renasant’s reasonable costs and documented expenses, up to $650,000, incurred in connection with the merger agreement and the transactions contemplated thereby, including legal, accounting and investment banking fees and expenses. The payment of the termination fee is the exclusive remedy available to Renasant if the merger agreement is terminated under the circumstances described below.

Under the first set of circumstances, prior to any event allowing either party to terminate the merger agreement, an acquisition proposal must have been publicly announced or otherwise made known to Metropolitan’s senior management, board of directors or stockholders generally and not have been irrevocably withdrawn more than five business days prior to the special meeting. Next, the merger agreement must have been terminated either (1) by Renasant or Metropolitan, because Metropolitan’s stockholders failed to approve the merger agreement, or (2) by Renasant, because of a willful breach or failure to perform by Metropolitan of any covenant, undertaking, representation or warranty contained in the merger agreement, which breach cannot be or has not been cured within 30 days following delivery of written notice of the breach. In such event, if Metropolitan enters into a definitive agreement with respect to the acquisition proposal or the acquisition proposal is consummated with the third party whose acquisition proposal precipitated the termination of the merger agreement within 12 months of termination, then on the earlier of the date of such definitive agreement is executed or the date of such consummation Metropolitan must pay Renasant the termination by wire transfer of same-day funds.

Alternatively, if (1) Renasant terminates the merger agreement under any of the circumstances described under the third bullet point in the “Termination of the Merger Agreement” subsection immediately above (except for the last sub-bullet point in the third bullet point), or (2) Metropolitan terminates the merger agreement under the circumstances described under the fourth bullet point in the “Termination of the Merger Agreement” subsection immediately above, then in either case Metropolitan is required to pay Renasant the termination fee by wire transfer of same-day funds. A termination under these circumstances is not effective until Renasant receives such funds. In no event shall Metropolitan be required to pay the termination fee to Renasant more than once.

If Metropolitan fails promptly to pay the termination fee, as described immediately above, and Renasant sues for such fee and wins a judgment against Metropolitan, Metropolitan must also pay to Renasant its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

Amendment and Waiver

Subject to applicable law, the parties may amend the merger agreement by written agreement if so authorized by their respective boards of directors. However, after Metropolitan stockholders have approved the merger agreement, there may not be, without further stockholder approval, any amendment of the merger agreement that requires further stockholder approval under applicable law. Either party to the merger agreement may, subject to applicable law, extend the time for performance of any obligation of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Renasant and Metropolitan will share equally the costs and expenses of printing and mailing this proxy statement/prospectus as well as the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and all other fees related to the merger and the bank merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Subject to the limitations, assumptions and qualifications described herein and customary limitations, factual assumptions and qualifications in their respective legal opinions, it is the opinion of each of Phelps Dunbar LLP and Troutman Sanders LLP that the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Metropolitan common stock that exchange their shares of Metropolitan common stock for shares of Renasant common stock in the merger are as described below. The tax opinions of outside legal counsel for each of Renasant and Metropolitan have been filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this proxy statement/prospectus is a part. These opinions, however, will not bind the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to U.S. holders that hold shares of Metropolitan common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon, and subject to, the Code, legislative history, the treasury regulations promulgated under the Code, as well as published administrative rulings and judicial decisions relating thereto, all as in effect as of the date of this proxy statement/prospectus. All of these authorities are subject to change, possibly with retroactive effect. Any such change could materially affect the continuing validity of this discussion. Tax laws are complex, and your individual circumstances may affect the tax consequences to you. We urge you to consult a tax advisor regarding the tax consequences of the merger to you.

This discussion does not address the tax consequences of the merger under non-income, state, local, foreign or other tax laws, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Code. The following is not intended to be a complete description of the U.S. federal income tax consequences of the merger to all holders of Metropolitan common stock in light of their particular circumstances or to holders of Metropolitan common stock subject to special treatment under U.S. federal income tax laws, such as:

•	non-U.S. holders;

•	entities treated as S-corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or holders of Metropolitan common stock who hold their shares through entities treated as S-corporations, partnerships or other pass-through entities for U.S. federal income tax purposes;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	qualified retirement plans and individual retirement accounts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose functional currency is not the U.S. dollar;

•	persons who own more than 1.0% of Metropolitan’s outstanding common stock;

•	former citizens or residents of the United States;

•	stockholders subject to the alternative minimum tax provisions of the Code;

•	stockholders who received their stock upon the exercise of employee stock options or otherwise acquired their stock as compensation;

•	persons who purchased or sell their shares of Metropolitan common stock as part of a wash sale; or

•	stockholders who hold Metropolitan common stock as part of a “hedge,” “straddle” or other risk reduction mechanism, “constructive sale,” or “conversion transaction,” as these terms are used in the Code.

A “U.S. holder” of Metropolitan common stock, referred to in this discussion as a “holder” of Metropolitan common stock, means a beneficial owner of Metropolitan common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate that is subject to U.S. federal income tax on its income regardless of the source of the income.

If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds Metropolitan common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships holding Metropolitan common stock and their partners should consult their tax advisers about the tax consequences of the merger to their particular circumstances.

Qualification of the Merger as a “Reorganization”

Subject to the limitations, assumptions and qualifications described herein, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, and as discussed in greater detail below, no gain or loss will be recognized for U.S. federal income tax purposes in respect of the receipt of Renasant common stock, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Renasant common stock. The obligation of Renasant to complete the merger is conditioned upon the receipt of a tax opinion from Phelps Dunbar LLP, Renasant’s tax counsel, dated as of the closing date of the merger, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Similarly, the obligation of Metropolitan to complete the merger is conditioned upon the receipt of a tax opinion from Troutman Sanders LLP, Metropolitan’s tax counsel, dated as of the closing date of the merger, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Renasant and Metropolitan each has the ability to waive the condition to obtain a tax opinion as described in this paragraph; however, neither Renasant nor Metropolitan currently intends to waive this opinion condition to its obligation to consummate the merger. If either Renasant or Metropolitan waives this opinion condition after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to holders of Metropolitan common stock have materially changed, Renasant and Metropolitan will recirculate appropriate soliciting materials to resolicit the votes of Metropolitan stockholders.

The issuance of these opinions are and will be subject to customary factual assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering their tax opinions, each counsel is entitled to rely upon representation letters executed by officers of Renasant and Metropolitan, reasonably satisfactory in form and substance to each such counsel. If any of these assumptions or representations are inaccurate in any way, the tax opinions could be adversely affected. Neither of these opinions of counsel is binding on the IRS or the courts, and neither Renasant nor Metropolitan have requested, nor do they intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger.

Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each holder of Metropolitan common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences to Renasant and Metropolitan

Each of Renasant and Metropolitan will be a party to the merger within the meaning of Section 368(b) of the Code. Neither Renasant nor Metropolitan will recognize any gain or loss as a result of the merger, except for, in the case of Metropolitan, gain, if any, that has been deferred in accordance with the consolidated return regulations.

Tax Consequences to Metropolitan Stockholders

Exchange of Metropolitan Common Stock Solely for Renasant Common Stock. No gain or loss will be recognized by holders of Metropolitan common stock upon the exchange of shares of Metropolitan common stock for shares of Renasant common stock pursuant to the merger, except in respect of cash received in lieu of any fractional share of Renasant common stock (as discussed below).

Cash Received in Lieu of a Fractional Share. A holder of Metropolitan common stock who receives cash in lieu of a fractional share of Renasant common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received cash in exchange for such fractional share. Gain or loss generally will be recognized by such holder of Metropolitan common stock in an amount equal to the difference between the amount of cash received in lieu of the fractional share of Renasant common stock and the portion of the holder’s aggregate adjusted tax basis of the Metropolitan shares allocable to the fractional share of Renasant common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares of Metropolitan common stock by the holder thereof is more than one year. The deductibility of capital losses is subject to limitations.

Tax Basis of Renasant Common Stock Received in the Merger. The aggregate tax basis of the Renasant common stock received in the merger by a holder of Metropolitan common stock will equal the aggregate tax basis of the Metropolitan common stock surrendered in the exchange reduced by any basis allocable to a fractional share of Renasant common stock deemed received and exchanged for cash in the merger (as described above). If a U.S. holder acquired different blocks of Metropolitan common stock at different prices, the Renasant common stock such holder receives in the merger will be allocated pro rata to each block of Metropolitan common stock, and the basis of each block of Renasant common stock such holder receives will be determined on a block-for-block basis depending on the basis of the blocks of Metropolitan common stock exchanged for such block of Renasant common stock.

Holding Period for Renasant Common Stock Received in the Merger. The holding period for any Renasant common stock received in the merger by a holder of Metropolitan common stock will include the holding period of the Metropolitan common stock surrendered in the exchange. If a U.S. holder acquired different blocks of Metropolitan common stock at different times, the Renasant common stock such holder receives in the merger will be allocated pro rata to each block of Metropolitan common stock, and the holding period of each block of Renasant common stock such holder receives will be determined on a block-for-block basis depending on the holding period of the blocks of Metropolitan common stock exchanged for such block of Renasant common stock.

Appraisal Rights. The discussion above does not apply to holders of Metropolitan common stock who properly exercise appraisal rights. Upon the proper exercise of appraisal rights, a holder of Metropolitan common stock will exchange all of the shares of Metropolitan common stock actually owned by that holder solely for cash and that holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Metropolitan common stock surrendered. Such gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Metropolitan common stock surrendered is more than one year at the time of such exchange.

The tax rules applicable to holders who exercise appraisal rights are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, we urge each holder that may be subject to these rules to consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to non-corporate U.S. holders of Metropolitan common stock in connection with the merger, unless an exemption applies. Backup withholding may be imposed on such payments at a rate of 28% if a holder of Metropolitan common stock (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to holders of Metropolitan common stock under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such holder’s applicable U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Holders of Metropolitan common stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Certain Reporting Requirements

If a holder of Metropolitan common stock that receives Renasant common stock in the merger is considered a “significant holder,” it will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such holder’s tax basis in, and the fair market value of, the Metropolitan common stock surrendered by such holder, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any holder of Metropolitan common stock that, immediately before the merger, owned at least 1% (by vote or value) of Metropolitan’s outstanding stock or owned Metropolitan securities with a federal tax basis of $1 million or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3(b) and must be entitled “STATEMENT PURSUANT TO §1.368-3(b) BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the information set forth in such regulation, including the names and employer identification numbers of Metropolitan and Renasant, the date of the merger, and the fair market value and tax basis of Metropolitan common stock exchanged (determined immediately before the merger).

Pursuant to Treasury Regulation Section 1.368-3(d), all holders of Metropolitan common stock who receive Renasant common stock in the merger are required to maintain certain information relating to the merger in their permanent records, specifically including information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such merger, as applicable. All such holders should consult their own tax advisors regarding information maintenance requirements.

THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT VARY WITH OR ARE CONTINGENT ON INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME, FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

DESCRIPTION OF RENASANT CAPITAL STOCK

This section describes the material features and rights of Renasant’s capital stock after the merger. The following discussion is only a summary and is subject to and qualified in its entirety by reference to the Renasant Articles and the Renasant Bylaws as well as the Mississippi Business Corporation Act, which we refer to as the MBCA, and other applicable provisions of Mississippi law. See “Where You Can Find More Information” on page     . Additional information regarding Renasant’s capital stock can be found in the next section, entitled “Comparison of Rights of Stockholders of Metropolitan and Renasant” beginning on page     .

General

The authorized capital stock of Renasant consists of 150 million shares of common stock, par value $5.00 per share, and 5 million shares of preferred stock, no par value per share, none of which are issued and outstanding. As of                 , a total of                  shares of Renasant common stock were issued and outstanding, and approximately              shares of common stock were reserved for issuance pursuant to Renasant’s employee benefit plans. After the merger with Metropolitan (using an exchange ratio of 0.6066 resulting in an issuance of approximately              shares), approximately              shares of Renasant’s common stock will be outstanding. Renasant common stock is listed on Nasdaq under the symbol “RNST.”

Common Stock

Voting Rights. Holders of shares of Renasant common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. In general, a majority of votes cast on a matter, whether in person or by proxy, at a meeting of stockholders at which a quorum is present is sufficient to take action on such matter, except that supermajority votes are required to approve specified business combinations as well as the amendment of the provisions of the Renasant Articles relating to such elevated approval requirements and related to Renasant’s classified board of directors. Directors are elected by a plurality of votes cast, and stockholders do not have cumulative voting rights.

Dividends. Subject to certain restrictions under the MBCA, holders of Renasant common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, if, as and when declared by Renasant’s board of directors, out of funds legally available for these payments.

As a bank holding company, Renasant’s ability to pay dividends is substantially dependent on the ability of Renasant Bank to transfer funds to it in the form of dividends, loans and advances. Under Mississippi law, a Mississippi bank may not pay dividends unless its earned surplus is in excess of three times capital stock. A Mississippi bank with earned surplus in excess of three times capital stock may pay a dividend, subject to the approval of the Mississippi Department of Banking and Consumer Finance. Accordingly, the approval of this supervisory authority is required prior to Renasant Bank paying dividends to Renasant.

Election of Directors. Renasant’s board of directors is divided into three classes of directors serving staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors. Under the Renasant Articles, the affirmative vote of the holders of at least 80% of the total outstanding shares of Renasant common stock entitled to vote in the election of directors is required to alter, amend, repeal or adopt any provision inconsistent with the provisions of the Renasant Articles governing Renasant’s classified board of directors.

Liquidation. Renasant stockholders are entitled to share ratably in Renasant’s assets legally available for distribution to Renasant’s stockholders in the event of its liquidation, dissolution or winding up, whether voluntary or involuntary, after payment of, or adequate provision for, all of Renasant’s known debts and liabilities.

Other. Holders of shares of Renasant common stock have no preference, conversion or exchange rights and have no preemptive rights to subscribe for securities Renasant proposes to issue. There are no sinking fund provisions applicable to Renasant common stock. All outstanding common stock is, when issued against payment therefor, fully paid and non-assessable. Such shares are not redeemable at the option of Renasant or holders thereof. Finally, subject to Nasdaq rules, Renasant’s board of directors may issue additional shares of common stock or rights to purchase shares of common stock without the approval of Renasant stockholders.

Preferred Stock

No shares of preferred stock are outstanding. Renasant’s board of directors may, without further action by the stockholders of Renasant, issue one or more series of Renasant preferred stock and fix the rights and preferences of those shares, including the dividend rights, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

Transfer Agent and Registrar

The transfer agent and registrar for Renasant common stock is Computershare, Inc.

Anti-Takeover Provisions of the Renasant Articles

The Renasant Articles contain certain provisions that may make it more difficult to acquire control of Renasant by means of a tender offer, open market purchase, proxy contest or otherwise.

Classified Board of Directors. As described above, Renasant’s board of directors is divided into three classes, with directors serving staggered three-year terms. The classification of Renasant’s board of directors has the effect of making it more difficult for stockholders to change the composition of Renasant’s board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of Renasant’s board of directors. This may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Renasant. In addition, because the classification of Renasant’s board of directors may discourage accumulations of large blocks of Renasant’s common stock by purchasers whose objective is to take control of Renasant and remove a majority of Renasant’s board of directors, the classification of Renasant’s board of directors could tend to reduce the likelihood of fluctuations in the market price of Renasant common stock that might result from accumulations of large blocks of Renasant common stock for such a purpose. Accordingly, Renasant’s stockholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Fair Price Provision. Under the “fair price” provision of the Renasant Articles, the affirmative vote of the holders of not less than 80% of the outstanding shares of all voting stock of Renasant and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by stockholders other than the “controlling party” is required for the approval or authorization of any merger, consolidation, sale, exchange or lease of all of the assets or of assets having a fair market or book value of 25% or more of Renasant’s total assets. These provisions only apply if the subject transaction involves a controlling party. A “controlling party” is a stockholder owning or controlling 20% or more of Renasant’s voting stock at the time of the proposed transaction.

The elevated voting requirements described above are not applicable in any transaction in which (1) the cash or fair market value of the property, securities or other consideration to be received (which includes common stock of Renasant retained by its existing stockholders in such a transaction where Renasant is the surviving entity) per share by holders of Renasant common stock in such transaction is not less than the highest per share price (with appropriate adjustments for stock splits, recapitalizations and the like) paid by the controlling party in the acquisition of any of its holdings of Renasant common stock in the three years preceding the announcement of the proposed transaction or (2) the transaction is approved by a majority of the entire board of directors.

Authority to Issue “Blank Check” Preferred Stock. As noted above, Renasant’s board of directors is authorized to issue, without any further approval from Renasant’s stockholders, a series of preferred stock with the designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions, as the board determines in its discretion. This authorization may operate to provide anti-takeover protection because, in the event of a proposed merger, tender offer or other attempt to gain control of Renasant that the board of directors does not believe is in Renasant’s or Renasant’s stockholders’ best interests, the board has the ability to quickly issue shares of preferred stock with certain rights, preferences and limitations that could make the proposed takeover attempt more difficult to complete. Such preferred stock may also be used in connection with the issuance of a stockholder rights plan, sometimes called a “poison pill.”

COMPARISON OF RIGHTS OF STOCKHOLDERS OF METROPOLITAN AND RENASANT

If the merger is completed, holders of Metropolitan common stock will exchange their shares of stock in a Delaware corporation, governed by the laws of the State of Delaware, including the DGCL, as well as the Metropolitan Certificate and the Metropolitan Bylaws, for shares of common stock of Renasant, a Mississippi corporation governed by the MBCA and the Renasant Articles and the Renasant Bylaws. This section of the proxy statement/prospectus summarizes the material differences between the current rights of the holders of Metropolitan common stock and the rights those stockholders will have as Renasant stockholders following the merger.

The following summary is intended only to highlight certain aspects of the DGCL and the MBCA and certain material differences between the rights of the holders of Metropolitan common stock and the rights of the Renasant stockholders. It does not purport to be a complete statement of all of the differences affecting the rights of a Metropolitan stockholder and the rights of a Renasant stockholder. Further, the identification of specific provisions or differences is not meant to indicate that other equally significant differences do not exist.

The summary is qualified in its entirety by reference to the DGCL, the MBCA, the Renasant Articles and the Renasant Bylaws, and the Metropolitan Certificate and the Metropolitan Bylaws. See “Where You Can Find More Information” on page      for information regarding how to receive a copy of these documents.

Provision	Renasant	Metropolitan
Authorized Capital Stock	Renasant’s authorized capital stock consists of 150,000,000 shares of common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The Renasant Articles authorize Renasant’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Renasant preferred stock in each series. As of , 2017, there were shares of Renasant common stock outstanding. No shares of Renasant preferred stock were issued and outstanding as of that date.	Metropolitan’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The Metropolitan Certificate authorizes Metropolitan’s board of directors to issue shares of preferred stock in one or more series and to fix the stated values, designations, powers, preferences, rights, qualifications, limitations or restrictions of the shares of Metropolitan preferred stock in each series. As of April 20, 2017, there were 7,462,349 shares of Metropolitan common stock outstanding, and no shares of Metropolitan preferred stock were outstanding.

Voting Limitations

The Renasant Articles do not limit the number of shares held by a stockholder that may be voted by such stockholder.

The MBCA contains a control share acquisition statute that limits the voting power of a stockholder under certain circumstances. However, this statute does not apply to Renasant because it is a bank holding company.

The Metropolitan Certificate does not limit the number of shares held by a stockholder that may be voted by such stockholder.

The DGCL contains a “business combinations with interested stockholders” provision that imposes heightened approval requirements on mergers and other business combination transactions under certain circumstances. However, this statute does not apply to Metropolitan because it is not a public company nor does it have more than 2,000 stockholders.

Provision	Renasant	Metropolitan
Board of Directors; Election of Directors

The Renasant Articles provide for a board of directors consisting of between seven and 20 directors as fixed from time to time by Renasant’s board of directors. Currently, there are 16 directors on Renasant’s board of directors.

The Renasant board of directors is classified into three classes, with approximately one-third of the directors elected at each year’s annual meeting of stockholders. In the election of directors, Renasant stockholders do not have the right to cumulate their votes. The candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected.

Renasant has adopted a “majority voting” policy which applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” such election, although still elected as a director, must promptly tender his or her resignation, which will become effective upon acceptance by Renasant’s board of directors.

The Metropolitan Bylaws provide for a board of directors consisting of between one and 15 directors as fixed from time to time by Metropolitan’s board of directors or stockholders. Currently, there are 11 directors on Metropolitan’s board of directors.

All of Metropolitan’s directors are elected annually by a plurality of votes cast. Metropolitan stockholders do not have the right to cumulate their votes.

Stockholder Nominations and Proposals

Renasant is a public company and, as such, is subject to the SEC’s proxy rules set forth in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 14a-8. Rule 14a-8 establishes the rules for stockholder proposals intended to be included in a public company’s proxy statement. Under the rule, a stockholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first released the previous year’s proxy statement to stockholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.

As a private company, Metropolitan is not subject to Rule 14a-8 promulgated by the SEC.

Provision	Renasant	Metropolitan

The Renasant Bylaws contain advance notice procedures for the nomination by a stockholder of Renasant of candidates for election as directors and for other stockholder proposals. These procedures are the exclusive means by which a stockholder may make nominations or submit other proposals for consideration at a meeting of Renasant stockholders (other than in accordance with Rule 14a-8). The Renasant Bylaws provide that, for any stockholder proposal to be presented in connection with an annual meeting but without inclusion in Renasant’s proxy materials for that meeting, including the nomination of an individual to be elected to the board of directors, the stockholder must give timely written notice thereof in writing to Renasant’s Secretary in compliance with the advance notice and eligibility requirements contained in the Renasant Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at Renasant’s corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting.

The advance notice provisions in the Renasant Bylaws also provide that in the case of a special meeting of stockholders called for the purpose of electing one or more directors, a stockholder may nominate a person or persons (as the case may be) for election to such position if the stockholder’s notice is delivered to the Secretary at Renasant’s headquarters address not earlier than the 120th day prior

Provision	Renasant	Metropolitan

to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

For any nomination or other proposal, whether to be submitted with respect to an annual or special meeting of stockholders, the stockholder’s notice must contain the detailed information specified in the Renasant Bylaws about the stockholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

Removal of Directors	Under the MBCA, unless a corporation’s articles of incorporation provide otherwise, stockholders may remove a director with or without cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. The Renasant Articles do not address director removal, and therefore the foregoing MBCA provision governs the removal of a director from Renasant’s board.	Under the Metropolitan Bylaws and the DGCL, directors may be removed from office by the stockholders, with or without cause, by a vote of stockholders holding a majority of the outstanding stock present at the meeting, assuming a quorum is present.

Vacancies	Under the Renasant Bylaws, if during the year a vacancy in the board of directors should occur, the remaining directors on Renasant’s board may appoint a Renasant stockholder to serve until the next annual meeting of stockholders or until a special meeting of stockholders held for the purpose of electing such appointee’s successor.	Under the Metropolitan Bylaws, any vacancies in the board of directors may be filled by the affirmative vote of a majority of the remaining directors in office, and any director elected to fill a vacancy holds office until the next annual election and until a successor is elected and qualifies, unless sooner displaced.

Special Meetings of Stockholders	The Renasant Bylaws provide that a special meeting of stockholders may be called by the Renasant board. Under the MBCA, stockholders owning at least 10% of Renasant’s outstanding capital stock also may call a special meeting.	The Metropolitan Bylaws provide that a special meeting of stockholders may be called by the president, and shall be called by the president or secretary at the written request of a majority of Metropolitan’s directors or stockholders owning a majority of Metropolitan’s outstanding voting stock.

Provision	Renasant	Metropolitan
Action by Written Consent	The Renasant Articles and Renasant Bylaws are silent with respect to its stockholders’ ability to act by written consent; therefore, Mississippi law governs. The MBCA provides that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting if the action is taken by all the stockholders entitled to vote on the action and is evidenced by one or more written consents.	Under the Metropolitan Bylaws, any action that may be taken at a meeting of stockholders may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon was present and voted.

Dividends and Other Distributions

The MBCA prohibits a Mississippi corporation from making any distributions to its stockholders, including the payment of cash dividends, which would render the corporation unable to pay its debts as they become due in the usual course of business. Also prohibited is any distribution that would result in the corporation’s total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

As discussed above in “Description of Renasant Capital Stock—Common Stock,” Renasant’s ability to pay dividends is substantially dependent on the ability of Renasant Bank to transfer funds to it in the form of dividends, loans and advances.

The DGCL provides that dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

Indemnification	The Renasant Bylaws require Renasant to indemnify its directors and officers (referred to as indemnitees) against liability and reasonable expenses (including attorneys’ fees) incurred in connection with any proceeding to which an indemnitee is made a party if he or she met the required standard of conduct. To meet the standard of conduct, the indemnitee must have conducted himself or herself in good faith, and he or she must have reasonably believed that any conduct in the indemnitee’s official capacity was in Renasant’s best interests, and in all other cases, his or her conduct was at least not opposed to Renasant’s best interests, or in any criminal proceeding, the indemnitee had no reasonable cause to believe his or

The DGCL provides that a corporation may indemnify its officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action, had no reasonable cause to believe that the person’s conduct was unlawful. However, under the DGCL, no indemnification is available in respect of a claim as to which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Provision	Renasant	Metropolitan

her conduct was unlawful. Unless otherwise ordered by a court, Renasant is not obligated to indemnify an indemnitee in connection with (1) a proceeding in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee met the standard of conduct described in the immediately preceding sentence, or (2) a proceeding where the indemnitee was found liable because he or she received a financial benefit to which he or she was not entitled.

An indemnitee may apply to the court conducting the proceeding, or to another court, for indemnification or advance for expenses. The court shall (1) order indemnification if the court determines that the indemnitee is entitled to mandatory indemnification under applicable provisions of the MBCA or (2) order indemnification or advance for expenses if the court determines that (a) the indemnitee is entitled to indemnification or advance for expenses under the Renasant Bylaws or (b) in view of all relevant circumstances it is fair and reasonable to indemnify or advance expenses to such indemnitee even if he or she has not met the standard of conduct described above. Renasant must indemnify an indemnitee who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the indemnitee was a party against reasonable expenses incurred in the proceeding.

Renasant generally must advance funds to pay for or reimburse the reasonable expenses incurred by an indemnitee who is a party to a proceeding. As a condition to advancing expenses, the indemnitee must provide a written affirmation of his or her good faith belief that his or her conduct met the required standard of conduct. The indemnitee must also undertake to repay the advanced amount if it is ultimately determined that he or she is not entitled to indemnity.

All rights to indemnification provided under the Renasant Bylaws are subject to any limitations imposed by federal law,

Under the DGCL, a Delaware corporation must indemnify its directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or by reason of the fact that he or she is or was a director or officer of the corporation.

The corporation may pay any expenses (including attorneys’ fees) incurred in defending any proceeding in advance of the final disposition of such proceeding if the applicable director or officer undertakes to repay such advance if it shall ultimately be determined that he or she is not entitled to indemnification.

Metropolitan’s Bylaws provide for indemnification to the same extent as the DGCL.

Provision	Renasant	Metropolitan
including the Securities Act and the Federal Deposit Insurance Act.

Limitations on Director Liability	The Renasant Articles and Renasant Bylaws do not address the limitation of a director’s liability. Section 81-5-105 of the Mississippi Banking Code provides that it is the sole and exclusive law governing the relation and liability of directors and officers to their bank holding company, like Renasant, or to the stockholders thereof, or to any other person or entity. Under Miss. Code Ann. Section 81-5-105(1), the duties of a director or officer of a bank holding company to the bank holding company and its stockholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Under subsection (2), a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its stockholder unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence.	Pursuant to the DGCL and the Metropolitan Certificate, a director will not be personally liable to Metropolitan or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (1) any breach of the director’s duty of loyalty to Metropolitan or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock, or (4) any transaction from which the director derives an improper personal benefit.

Vote on Extraordinary Corporate Transactions; Anti-Takeover Provisions

Under the MBCA, a merger, share exchange, sale, lease, exchange or other disposal of all or substantially all of a Mississippi corporation’s assets, or its dissolution, is approved if the votes cast in favor of the transaction exceed the votes cast against the transaction at a meeting of the stockholders of the corporation where a quorum is present and acting throughout, except approval of a merger by stockholders of the surviving corporation is not required in the instances specified in the MBCA.

See “Description of Renasant’s Capital Stock—Certain Anti-Takeover Provisions of the Renasant Articles” above for a discussion of provisions of the Renasant Articles and the Renasant Bylaws that may have an anti-takeover effect.

The DGCL provides that, unless a corporation’s certificate of incorporation requires a greater vote of the stockholders, the (1) a sale, lease or other disposition of substantially all of the corporation’s assets, (2) a merger or consolidation of the corporation with another corporation or (3) a dissolution of the corporation requires the affirmative vote of the majority of the outstanding stock entitled to vote thereon.

The Metropolitan Certificate does not change the vote required by the DGCL.

Amendments to Articles or Certificate of Incorporation	The MBCA provides that the articles of incorporation of a Mississippi corporation may be amended if the votes cast in favor of the amendment exceed the votes cast	Under the DGCL, an amendment of a corporation’s certificate of incorporation is adopted of stockholders holding a majority of the corporation’s outstanding stock vote in

Provision	Renasant	Metropolitan

against the amendment at a meeting where a quorum of stockholders is present and acting throughout.

Notwithstanding the general MBCA provision, the Renasant Articles impose elevated approval requirements with respect to certain types of amendments. Under the Renasant Articles, the affirmative vote of not less than 80% of the outstanding common stock of Renasant is required to amend or repeal the provisions of the articles of incorporation that establish a classified board of directors or that pertain to the fair price provisions.

favor of the amendment. Any provision in the certificate of incorporation which requires a greater vote than required by law cannot be amended or repealed except by such greater vote.

The Metropolitan Certificate does not change the vote required by the DGCL.

Appraisal Rights of Stockholders

The MBCA provides for appraisal rights that are generally the same as the appraisal rights available to a Metropolitan stockholder. However, the MBCA provides that a stockholder of a Mississippi corporation does not have appraisal rights if, among other things, (1) the transaction qualifies as a reorganization transaction, (2) the stock is listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (3) there are at least 2,000 stockholders and the outstanding shares of such class or series has a market value of at least $20,000,000 (exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial stockholders owning more than 10% of such shares).

Since Renasant common stock is listed on Nasdaq, Renasant stockholders generally do not have appraisal rights. There are exceptions to this general rule where the consideration the stockholder is forced to receive in the transaction is not cash or other liquid securities and where the corporate action is an “interested transaction” as defined in the MBCA.

The appraisal rights provided to a holder of Metropolitan common stock under §262 of the DGCL are described above under the caption “The Merger—Appraisal Rights.”

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Renasant common stock trades on Nasdaq under the symbol “RNST.” The following table sets forth, for the periods indicated, the high and low intra-day sales prices of shares of Renasant common stock as reported on Nasdaq, and the quarterly cash dividends declared per share. As of                 , 2017, the last date prior to the printing of this document for which it was practicable to obtain this information, there were                  shares of Renasant common stock issued and outstanding, and approximately                  stockholders of record.

	Renasant Common Stock
	High	Low	Dividends
2015
1st Quarter	$30.09	$26.14	$0.17
2nd Quarter	33.47	28.98	0.17
3rd Quarter	33.86	29.50	0.17
4th Quarter	37.28	31.88	0.17

2016
1st Quarter	$34.41	$29.49	$0.17
2nd Quarter	35.00	30.21	0.18
3rd Quarter	35.78	30.98	0.18
4th Quarter	44.65	32.51	0.18

2017
1st Quarter	$43.15	$37.78	$0.18
2nd Quarter (through April 24, 2017)	43.41	38.87	—

On January 17, 2017, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of Renasant common stock as reported on Nasdaq were $39.82 and $38.74, respectively. On April 24, 2017, the high and low sale prices of shares of Renasant common stock as reported on Nasdaq were $43.41 and $42.58, respectively.

Metropolitan common stock is not listed on any established securities exchange or quotation system, Accordingly, there is no established public trading market for Metropolitan common stock. Transactions in shares of Metropolitan common stock are privately negotiated directly between the purchaser and the seller, and any sales that do occur are not subject to any reporting system. The last sale of Metropolitan common stock prior to the execution of the merger agreement known to Metropolitan management occurred on December 22, 2016 at $13.10 per share. As of April 24, 2017, the last date prior to the printing of this document for which it was practicable to obtain this information, there were 7,462,349 shares of Metropolitan common stock issued and outstanding, and approximately 300 stockholders of record. Metropolitan has not paid any dividends to date.

ABOUT RENASANT CORPORATION

General

Renasant Corporation is a Mississippi corporation and a registered bank holding company headquartered in Tupelo, Mississippi. Renasant was organized in 1982 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi. Renasant currently operates more than 170 banking, mortgage, financial services and insurance offices throughout Mississippi, Tennessee, Alabama, Florida and Georgia through its wholly-owned bank subsidiary, Renasant Bank. Through Renasant Bank, Renasant is also the owner of Renasant Insurance, Inc.

As of March 31, 2017, Renasant had total assets of approximately $8.8 billion and total deposits of approximately $7.2 billion.

The principal executive offices of Renasant are located at 209 Troy Street, Tupelo, Mississippi 38804-4827, and its telephone number at this location is (662) 680-1001.

Additional Information

Information about Renasant and its business and subsidiaries, including information relating to executive compensation, voting securities and the principal holders of its securities, its various benefit plans, related party transactions and other related matters about Renasant, is included in documents incorporated by reference into this document or set forth in Renasant’s Annual Report on Form 10-K/A for the year ended December 31, 2016, which is incorporated into this document by reference. See “Where You Can Find More Information” on page     .

ABOUT METROPOLITAN BANCGROUP, INC.

Metropolitan BancGroup, Inc. is a Delaware corporation and privately-held bank holding company. Metropolitan’s wholly-owned subsidiary, Metropolitan Bank, operates two offices in each of Nashville and Memphis, Tennessee, and four offices in the Jackson, Mississippi metropolitan area.

Metropolitan Bank focuses on private banking, commercial banking, mortgage products, and treasury management services.

As of March 31, 2017, Metropolitan’s consolidated assets were approximately $1.2 billion, total loans and deposits were approximately $929.7 million and $945.1 million, respectively, and total equity was approximately $93.8 million.

The principal executive offices of Metropolitan are located at 1069 Highland Colony Parkway, Ridgeland, Mississippi 39157-8722, and its telephone number at this location is (601) 853-0000. Metropolitan’s website can be accessed at https://www.metropolitan.bank/. Information contained on Metropolitan’s website does not constitute part of, and is not incorporated into, this proxy statement/prospectus. Metropolitan’s common stock is not listed or traded on any established securities exchange or quotation system.

METROPOLITAN 2017 ANNUAL MEETING

Metropolitan will hold its 2017 annual meeting of stockholders only if the merger is not completed. If determined to be necessary, the Metropolitan board of directors will provide each Metropolitan stockholder information relevant to its 2017 annual meeting of stockholders.

BENEFICIAL OWNERSHIP OF METROPOLITAN COMMON STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF METROPOLITAN

The following table sets forth the beneficial ownership of Metropolitan common stock as of April 20, 2017 by each director and executive officer of Metropolitan, any person who is known by Metropolitan to own beneficially more than 5% of its common stock and all Metropolitan directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 7,462,349 shares of Metropolitan common stock that were issued and outstanding as of April 20, 2017. Under the SEC’s rules, shares of common stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days after April 20, 2017, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

Unless otherwise indicated, to Metropolitan’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Outstanding Shares

Richard L. Adams	165,368	(3)	2.2%
Gregory B. Barron	56,473	(4)	*
William M. Barron	163,425	(5)	2.2%
William Batt	41,000	(6)	*
Wei Chen	25,102	(7)	*
Donald Clark, Jr.	63,948	(8)	*
Dean Donovan	952,086	(9)	12.8%
Curtis J. Gabardi	364,442	(10)	4.7%
E. Jackson Garner	2,793	(11)	*
Phillip L. May, Jr.	138,150	(12)	1.8%
Michael T. McRee	718,866	(13)	9.6%
Karl Schade	740,834	(14)	9.9%
George Walker	63,950	(15)	*
James D. Wingett	60,000	(16)	*

All directors and officers as a group (14 persons)	3,556,437		47.4%

Name and Address >5% Stockholders	Number of Shares		Percentage of Class(1)
Columbia Equity Partners	952,086	(9)	12.8%
Presidio Investors, LLC	740,834	(14)	9.9%
Michael T. McRee	718,866	(13)	9.6%

(1)	Unless otherwise noted, each beneficial owner has the same address as Metropolitan.
(2)	“Beneficial ownership” includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. The ownership percentages are based upon 7,462,349 shares outstanding, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 7,462,349 shares outstanding plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.
(3)	Includes (i) 54,402 shares owned individually and (ii) 110,966 shares underlying currently exercisable options to purchase Metropolitan common stock.

(4)	Includes (i) 13,122 shares owned individually and (ii) 43,351 shares underlying currently exercisable options to purchase Metropolitan common stock.
(5)	Includes (i) 63,409 shares owned individually and (ii) 100,016 shares underlying currently exercisable options to purchase Metropolitan common stock.
(6)	41,000 shares owned individually.
(7)	25,102 shares owned individually.
(8)	63,948 shares owned individually.
(9)	Represents 952,086 shares held by Columbia Equity Partners (“CEP”). Mr. Donovan is Managing Director of CEP and may be deemed to be the beneficial owner of the securities over which CEP has voting and investment power. Mr. Donovan has informed Metropolitan that he disclaims beneficial ownership of the shares owned by CEP.
(10)	Includes (i) 106,759 shares owned individually and (ii) 257,683 shares underlying currently exercisable options to purchase Metropolitan common stock.
(11)	2,793 shares owned individually.
(12)	Includes (i) 38,134 shares owned individually and (ii) 100,016 shares underlying currently exercisable options to purchase Metropolitan common stock.
(13)	718,866 shares owned individually.
(14)	Represents 740,834 shares held by Presidio Investors, LLC (“Presidio Investors”). Mr. Schade is Managing Director of Presidio Investors and may be deemed to be the beneficial owner of the securities over which Presidio Investors has voting and investment power. Mr. Schade has informed Metropolitan that he disclaims beneficial ownership of the shares owned by Presidio Investors.
(15)	63,950 shares owned individually.
(16)	60,000 shares owned individually.
*	Represents holdings of less than one percent.

EXPERTS

The consolidated financial statements of Renasant as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference into this Registration Statement from Renasant’s Annual Report on Form 10-K/A for the year ended December 31, 2016 in reliance upon the reports of HORNE LLP, independent registered public accountants, as stated in their reports, which are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Renasant common stock to be issued in connection with the merger will be passed upon for Renasant by Phelps Dunbar LLP, New Orleans, Louisiana, Renasant’s outside legal counsel. Certain U.S. federal income tax consequences of the merger will be passed upon for Renasant by Phelps Dunbar LLP and for Metropolitan by Troutman Sanders LLP. Phelps Dunbar LLP also provides legal advice to Renasant on a regular basis. As of the date of this proxy statement/prospectus, members of Phelps Dunbar LLP owned an aggregate of approximately 39,000 shares of Renasant common stock.

WHERE YOU CAN FIND MORE INFORMATION

Renasant has filed with the SEC a registration statement on Form S-4 that registers the distribution of the shares of Renasant common stock to Metropolitan stockholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Renasant and a proxy statement of Metropolitan for the special meeting.

Renasant files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any reports, statements or other information that Renasant files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Renasant’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information that Renasant files with the SEC are also found on its website, www.renasant.com, under the link “Investor Relations.”

The SEC’s rules allow Renasant to “incorporate by reference” the information it files with the SEC, which means that Renasant can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, and later information that Renasant files with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information incorporated by reference over different information included in this proxy statement/prospectus.

Renasant incorporates by reference into this proxy statement/prospectus the documents listed below and any future filings Renasant makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of the merger (other than any information contained in such filings that is deemed “furnished” to, or is otherwise not deemed “filed” with, the SEC in accordance with SEC rules, including, but not limited to, Renasant’s compensation committee report and performance graph and information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits):

Renasant SEC Filings (File No. 001-13253)

1.	Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 27, 2017, as amended by the Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2016 filed with the SEC on February 28, 2017;

2.	Current Reports on Form 8-K filed with the SEC on January 18, 2017, January 19, 2017, February 7, 2017, February 8, 2017 (amending the Form 8-K filed on February 7, 2017) and April 21, 2017; and

3.	The description of Renasant’s common stock contained in Renasant’s Registration Statement on Form 8-A/A (Amendment No. 1) filed with the SEC on April 19, 2007 (amending and restating in its entirety the description of Renasant’s common stock set forth in Item 1 of Renasant’s Form 8-A filed with the SEC on April 28, 2005).

You may request documents incorporated by reference into this proxy statement/prospectus from Renasant, at no cost, by writing or telephoning Renasant at the following address and telephone number:

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Attn: Kevin D. Chapman

Tel: (662) 680-1450

Metropolitan stockholders requesting documents should do so by June 1, 2017, in order to receive them before the special meeting. If you request any incorporated documents from Renasant, Renasant will mail them to you by first class mail, or another equally prompt means, after it receives your request.

Other than any documents expressly incorporated by reference, the information on the websites of Renasant or Metropolitan, or any subsidiary of Renasant or Metropolitan, or on the SEC’s website, is not part of this document. You should not rely on that information in deciding how to vote.

Neither Renasant nor Metropolitan has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

The representations, warranties and covenants by Renasant, Renasant Bank, Metropolitan and Metropolitan Bank described in this proxy statement/prospectus and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates. These representations, warranties and covenants may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts; may be limited to the knowledge of specified officers of Renasant or Metropolitan; and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors.

In reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this proxy statement/prospectus, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by Renasant or Metropolitan to be characterizations of the actual state of facts or condition of Renasant, Metropolitan or any of their respective subsidiaries or affiliates. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any reports or documents filed by Renasant with the SEC. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Renasant’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RENASANT CORPORATION,

RENASANT BANK

METROPOLITAN BANCGROUP, INC.,

AND

METROPOLITAN BANK

DATED JANUARY 17, 2017

Annex A

A-i

3.32	Certain Business Practices	A-26
3.33	Continuity of Business Enterprise	A-26
3.34	Indemnification	A-26
3.35	Vote Required	A-26
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB	A-26
4.1	Corporate Organization	A-27
4.2	Capitalization	A-28
4.3	Authority; No Violation	A-28
4.4	Financial Statements	A-29
4.5	Absence of Certain Changes or Events	A-30
4.6	Legal Proceedings	A-31
4.7	Taxes and Tax Returns	A-31
4.8	Securities Documents and Regulatory Reports	A-32
4.9	Acquiror Information	A-32
4.10	Compliance with Applicable Law	A-33
4.11	Employee Benefit Plans	A-33
4.12	Deposit Insurance and Other Regulatory Matters	A-35
4.13	Material Contracts; Other Agreements	A-35
4.14	Nasdaq	A-35
4.15	Broker Fees	A-35
4.16	Regulatory Matters	A-36
4.17	Regulatory Capital; Community Reinvestment Act	A-36
4.18	Acquiror Shares	A-36
4.19	Opinion	A-36
4.20	No Acquiror Vote Required	A-36
ARTICLE V	COVENANTS OF THE PARTIES	A-36
5.1	Conduct of the Business of Seller and Seller Sub	A-36
5.2	Negative Covenants of Seller and Seller Sub	A-37
5.3	No Solicitation	A-40
5.4	Negative Covenants of Acquiror and Acquiror Sub	A-43
5.5	Current Information	A-43
5.6	Access to Properties and Records; Confidentiality	A-44
5.7	Regulatory Matters	A-44
5.8	Preparation of Registration Statement; Stockholder Approval	A-46
5.9	Legal Conditions to Merger	A-46
5.10	Disclosure Supplements	A-47
5.11	Public Announcements	A-47
5.12	Stock Exchange Listing	A-47
5.13	Certain Post-Merger Agreements	A-47
5.14	Takeover Laws; No Rights Triggered	A-49
5.15	Adoption of Accounting Policies	A-49
5.16	Operating Functions	A-49
5.17	Certain Agreements	A-50
5.18	Hold Harmless	A-50
5.19	Stockholder Litigation	A-51
5.20	Severance	A-51
5.21	Seller Indebtedness	A-51
5.22	Officer Agreements	A-51
ARTICLE VI	CLOSING CONDITIONS	A-52
6.1	Conditions to the Parties’ Obligations under this Agreement	A-52
6.2	Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement	A-52
6.3	Conditions to the Obligations of Seller and Seller Sub under this Agreement	A-53

A-ii

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER, ETC.	A-54
7.1	Termination	A-54
7.2	Effect of Termination	A-55
7.3	Amendment, Extension and Waiver	A-55
7.4	Termination Fees	A-56
ARTICLE VIII	MISCELLANEOUS	A-57
8.1	Expenses	A-57
8.2	Survival	A-57
8.3	Notices	A-57
8.4	Parties in Interest	A-58
8.5	Complete Agreement	A-58
8.6	Counterparts	A-58
8.7	Governing Law; Venue; Waiver of Jury Trial	A-58
8.8	Interpretation	A-59
8.9	Specific Performance	A-59
8.10	Severability	A-59
8.11	Additional Actions	A-59
8.12	Alternative Structure	A-60

Exhibits:
Exhibit A	Parent Merger Documents
Exhibit B	Subsidiary Merger Document

Schedules:

Seller Disclosure Schedule

Acquiror Disclosure Schedule

Schedule 5.13(b)

Schedule 5.17-A

Schedule 5.17-B

Schedule 5.22(i)

Schedule 5.22(ii)

Schedule 6.2(g)

A-iii

INDEX OF DEFINED TERMS

Term	Defined In Section.
Acquiror	Preamble
Acquiror Common Stock	2.1(a)(ii)
Acquiror Disclosure Schedule	First sentence Article IV
Acquiror ERISA Affiliate	4.11(b)
Acquiror Financial Statements	4.4(a)
Acquiror Material Adverse Effect	4.1(a)
Acquiror Pension Plan	4.11(a)(i)
Acquiror Plans	4.11(a)(ii)
Acquiror SEC Documents	4.8(a)
Acquiror Sub	Preamble
Acquisition Proposal	5.3(a)
affiliate	3.18
Agreement	Preamble
Articles	1.4(a)
Bankruptcy and Equity Exception	3.3(a)
BOLI	3.24(b)
Business Day	1.2
Bylaws	1.4(a)
Change in the Seller Recommendation	5.3(c)
Claims	5.13(b)
Closing	1.2
Closing Date	1.2
Code	Recitals
Commission	3.3(c)
Costs	5.13(b)
CRA	3.28
DGCL	1.1(a)
Dissenting Stockholder	2.3
Effective Time	1.2
Employees	3.8(a)
Employer	5.13(a)(i)
Environmental Law	3.15
ERISA	3.8(a)
ERISA Affiliate	3.8(b)
ERISA Plan	3.8(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(ii)
Existing Officer Agreements	5.22
FDIA	3.12
FDIC	3.3(c)
FINRA	3.3(c)
FRB	3.3(c)
GAAP	3.1(a)
Gabardi Agreement	5.22
Governmental Entity	1.2
Hazardous Substance	3.15
Indemnified Parties	5.13(b)
Intellectual Property	3.27(a)

A-iv

Term	Defined In Section.
IRS	3.7(b)
Law	3.3(b)
Loan Portfolio Properties and Other Properties Owned	3.15
MBCA	1.1(a)
MCB	1.2
Mergers	1.1(b)
Merger Consideration	2.1(a)(ii)
Merger Documents	1.2
Outside Date	7.1(b)(i)
Parent Merger	1.1(a)
Parent Merger Documents	1.2
party/parties	Preamble
Pension Plan	3.8(a)
Permitted Liens	3.14(a)
Pre-Termination Takeover Proposal Event	7.4(c)
Proceeding	5.13(b)
Proxy Statement/Prospectus	5.8(a)
Qualified Acquiror Plan	4.11(a)(iii)
Qualified Seller Plan	3.8(a)
Registration Statement	3.10
Representative	2.2(b)
Risk Management Instruments	3.20
Seller	Preamble
Seller Acquisition Agreement	5.3(c)
Seller Agreement	3.13(a)
Seller Common Stock	2.1(a)(ii)
Seller Designee	1.4(a)
Seller Disclosure Schedule	First sentence Article III
Seller Financial Statements	3.4(a)
Seller Material Adverse Effect	3.1(a)
Seller Plans	3.8(a)
Seller Recommendation	5.8(b)
Seller Representative	5.3(a)
Seller Restricted Stock	2.7(b)
Seller Stock Certificate	2.2(b)
Seller Stock Options	2.7(a)
Seller Stock Plan	2.7(a)
Seller Stockholder Approval	3.35
Seller Sub	Preamble
Seller Sub Common Stock	2.6
Seller Sub Designee	1.4(b)
Software	3.27(a)
Special Meeting	5.8(b)
Subsidiaries	3.1(b)
Subsidiary Merger	1.1(b)
Subsidiary Merger Document	1.2
Subsidiary Surviving Bank	1.1(b)
Superior Proposal	5.3(a)
Surviving Corporation	1.1(a)
Takeover Laws	3.3(d)
Taxes	3.7(c)

A-v

Term	Defined In Section.
Tax Returns	3.7(c)
Termination Fee	7.4(a)
Transferred Employees	5.13(a)(i)
WARN Act	3.25(c)
1933 Act	3.10
1934 Act	3.9(a)

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 17, 2017, is made by and among Renasant Corporation, a Mississippi corporation (“Acquiror”), and Renasant Bank, a Mississippi banking corporation (“Acquiror Sub”), on the one hand, and Metropolitan BancGroup, Inc., a Delaware corporation (“Seller”), and Metropolitan Bank, a Mississippi banking corporation (“Seller Sub”), on the other hand. Acquiror, Acquiror Sub, Seller and Seller Sub are sometimes referred to herein individually as a “party” and collectively as the “parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for in the Parent Merger Documents and herein, including the merger of Seller with and into Acquiror on the terms and conditions set forth therein and herein;

WHEREAS, the Boards of Directors of Acquiror Sub and Seller Sub each have determined that it is advisable and in the best interests of their respective companies and their respective sole stockholder to consummate the business combination transactions provided for in the Subsidiary Merger Document and herein, including the merger of Seller Sub with and into Acquiror Sub on the terms and conditions set forth therein and herein;

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Parent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall be merged with and into Acquiror (the “Parent Merger”) in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), with Acquiror as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller shall terminate. The Parent Merger shall in all respects have the effects provided in Section 1.5 hereof.

(b) Subject to the terms and conditions of this Agreement, immediately after the Effective Time of the Parent Merger, Seller Sub shall be merged with and into Acquiror Sub (the “Subsidiary Merger” and, together with the Parent Merger, the “Mergers”) in accordance with Title 81 of the Mississippi Code of 1972, as amended, with Acquiror Sub as the surviving banking corporation (hereinafter sometimes called the “Subsidiary Surviving Bank”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller Sub shall terminate. The Subsidiary Merger shall in all respects have the effects provided in Section 1.5 hereof.

1.2 Effective Time. The Parent Merger shall become effective on the later of the dates and times that the Articles of Merger are filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and the Certificate of Merger is filed with the Delaware Secretary of State pursuant to Section 252(c) of the DGCL, such Articles of Merger and Certificate of Merger to be substantially in the forms attached hereto as Exhibit A (the “Parent Merger Documents”), unless a later date and time is specified as the effective time in such documents, provided, that the parties shall cause the Parent Merger to be effective no later than the day following the date on which the Closing occurs (the “Effective Time”). The Subsidiary Merger shall become effective upon the date and time specified in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) based on the Articles of Merger filed with the MCB and thereafter with the Mississippi Secretary of State, such Articles of Merger to be substantially in the form attached hereto as Exhibit B (the “Subsidiary Merger Document” and, together with the Parent Merger Documents, the “Merger Documents”). On the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) shall take place at 10:00 a.m. no later than the fifth Business Day following the receipt of all necessary approvals and consents of any foreign, federal, state, local or other court, tribunal, body, board, administrative agency, arbitrator, mediator or commission or other governmental, prosecutorial, regulatory or self-regulatory authority (including stock exchanges) or instrumentality (“Governmental Entity”), and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Mergers specified in Article VI (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place, at such other time or on such other date as the parties may mutually agree upon (the “Closing Date”), provided, however, that if the Closing occurs at any time after such fifth Business Day following the receipt of all necessary approvals and consents, the Closing shall occur on the first Business Day of the next month after the date on which all conditions to closing described in this sentence are satisfied, unless the parties otherwise agree to a different date. For purposes of this Agreement, a Business Day (“Business Day”) is any day, other than a Saturday, Sunday or any other day that banks located in the State of Mississippi are not permitted to be open or are required to be closed. At the Closing, there shall be delivered to Acquiror, Acquiror Sub, Seller and Seller Sub the certificates and other documents required to be delivered under Article VI hereof.

1.3 The Articles of Incorporation and Bylaws of the Surviving Corporation and the Subsidiary Surviving Bank. The articles of incorporation and bylaws of Acquiror and Acquiror Sub, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation and the Subsidiary Surviving Bank, respectively, until thereafter changed or amended as provided therein and in accordance with applicable Law.

1.4 Directors and Officers.

(a) Prior to the Effective Time, the parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the Articles of Incorporation of Acquiror, as amended (the “Articles”), and the Restated Bylaws of Acquiror, as amended (the “Bylaws”), the number of directors of the Surviving Corporation shall be increased by one director and shall consist of the directors of Acquiror in office immediately prior to the Effective Time as well as one current director of Seller selected by Acquiror in its sole and absolute discretion after consultation with Seller (the “Seller Designee”), until the next annual meeting of the Surviving Corporation’s stockholders and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The Surviving Corporation’s board of directors shall consider in good faith the nomination for reelection of the Seller Designee at each subsequent annual meeting of the Surviving Corporation’s stockholders through the 2019 annual meeting. The officers of Acquiror shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b) Prior to the effective time of the Subsidiary Merger, the parties shall take all appropriate actions so that, as of the effective time of the Subsidiary Merger, and subject to and in accordance with the articles of incorporation and bylaws of Acquiror Sub, the number of directors of the Subsidiary Surviving Bank shall be increased by one director and shall consist of the directors of Acquiror Sub in office immediately prior to the effective time of the Subsidiary Merger as well as one current director of Seller Sub selected by Acquiror Sub in its sole and absolute discretion after consultation with Seller Sub (the “Seller Sub Designee”), until the next annual meeting of the Subsidiary Surviving Bank’s sole stockholder and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Subsidiary Surviving Bank. The Subsidiary Surviving Bank’s board of directors shall consider in good faith the nomination for reelection of the Seller Sub Designee at each subsequent annual meeting of the Subsidiary Surviving Bank’s sole stockholder through the 2019 annual meeting. The officers of Acquiror Sub shall, from and after the effective time of the Subsidiary Merger, continue as the officers of the Subsidiary Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Subsidiary Surviving Bank.

1.5 Effect of the Mergers.

(a) At the Effective Time, the separate existence of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller shall be vested in Acquiror, as the surviving corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities of Seller shall be vested in Acquiror, as the surviving corporation, as primary obligor therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller shall be continued by or against Acquiror, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror, as the surviving corporation.

(b) At the effective time of the Subsidiary Merger, the separate existence of Seller Sub shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller Sub shall be vested in Acquiror Sub, as the surviving bank, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities of Seller Sub shall be vested in Acquiror Sub, as the surviving bank, as primary obligor therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller Sub shall be continued by or against Acquiror Sub, as the surviving bank, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror Sub, as the surviving bank.

1.6 Tax Consequences. The parties acknowledge and agree that it is intended that the Parent Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as the “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Parent Merger to qualify as a “reorganization” under Section 368(a) of the Code.

ARTICLE II

EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE CONSTITUENT

ENTITIES; EXCHANGE OF CERTIFICATES

2.1 Conversion of Shares.

(a) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of Acquiror, Seller or the holder of any of the following securities:

(i)	Each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall not be affected by the Parent Merger.

(ii)	Subject to the other provisions of this Article II, each share of Seller’s common stock, $0.01 par value per share (the “Seller Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Seller Common Stock to be canceled in accordance with Section 2.1(a)(v) and shares held by Dissenting Stockholders) shall, subject to adjustment pursuant to Section 2.1(a)(iv), be converted automatically into and thereafter represent the right to receive the number of shares (or a fraction thereof) of Acquiror Common Stock, rounded to the nearest four decimals, equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, the term “Acquiror Common Stock” means the common stock, $5.00 par value per share, of Acquiror; the term “Exchange Ratio” means 0.6066.

(iii)	Certificates previously evidencing shares of Seller Common Stock shall be exchanged for certificates evidencing the Merger Consideration. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.1(b).

(iv)	If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of capital stock of Acquiror or Seller shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or other subdivision, combination or readjustment of shares, or as a result of any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(v)	Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Acquiror or any subsidiary of Acquiror or Seller (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted) shall automatically be cancelled and extinguished without any conversion thereof and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(b) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Parent Merger. In lieu of the issuance of fractional shares pursuant to Section 2.1(a), cash adjustments (without interest) will be paid to each holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying (x) the fraction of a share of Acquiror Common Stock otherwise issuable by (y) the weighted average of the closing sale prices of one share of Acquiror Common Stock as reported by the Nasdaq Global Select Market, for the 15 consecutive trading days ending on the trading day immediately prior to the Closing Date. No such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

2.2 Exchange of Seller Stock Certificates.

(a) Acquiror has appointed Computershare, Inc. to serve as exchange agent in connection with the Parent Merger for the purpose of exchanging shares of Seller Common Stock for the Merger Consideration (the “Exchange Agent”). At or immediately following the Effective Time, Acquiror shall deposit in trust with the Exchange Agent for the benefit of Seller’s stockholders the aggregate number of shares of Acquiror Common Stock equal to the aggregate Merger Consideration (such shares of Acquiror Common Stock, together with cash sufficient to make payments required with respect to fractional shares of Acquiror Common Stock in accordance with Section 2.1(b) and pay any dividends or distributions with respect to such Acquiror Common Stock in accordance with Section 2.4, the “Exchange Fund”). Acquiror shall deposit such shares of Acquiror Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares and immediately available funds for such cash in accordance with Section 2.1(b) and Section 2.4.

(b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to the former record holders of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (other than shares held by Dissenting Stockholders): (i) a letter of transmittal (which letter shall specify that the delivery of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificate(s) formerly representing shares of Seller Common Stock (each a “Seller Stock Certificate”) to the Exchange Agent (or affidavits of loss in lieu of such certificate(s)) and shall otherwise be in form and substance reasonably satisfactory to Acquiror and the Exchange Agent) and (ii) instructions for use in effecting the surrender to the Exchange Agent of Seller Stock Certificate(s) in exchange for the Merger Consideration. After the Effective Time, upon surrender to the Exchange Agent by the holder thereof of the Seller Stock Certificate(s) issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto and any other documents reasonably required by the Exchange Agent, the Exchange Agent on behalf of Acquiror shall deliver the Merger Consideration (in the form of an uncertificated share of Acquiror Common Stock, unless such holder specifically requests a certificated share) to each such holder in exchange for each such share plus a check in the amount (if any) equal to any cash that such holder has the right to receive pursuant to Section 2.1(b) and, if applicable, Section 2.4 hereof, without interest. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple letters of transmittal, provided that such Representative certifies that each such letter of transmittal covers all the shares of Seller Common Stock held by such Representative for a particular beneficial owner. Each Seller Stock Certificate so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Parent Merger until such holder surrenders his, her or its Seller Stock Certificate(s) (or affidavits of loss in lieu of such certificate(s)) for exchange as provided in this Section 2.2. After the Effective Time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Seller Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share as provided in this Article II. Acquiror shall instruct the Exchange Agent to promptly pay the Merger Consideration following the receipt of each letter of transmittal.

(c) Any portion of the Exchange Fund held by the Exchange Agent that remains unclaimed by the former stockholders of Seller for six months after the Effective Time shall be delivered to Acquiror upon demand, and any former stockholders of Seller who have not theretofore complied with this Section 2.2 shall thereafter look only to Acquiror for payment of their claims for Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock or any dividends or distributions with respect to Acquiror Common Stock (all without any interest thereon). Any Merger Consideration remaining unclaimed as of a date which is immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Acquiror free and clear of any claims or interest of any person or entity entitled thereto. Notwithstanding the foregoing, none of Acquiror, Seller, any subsidiary of Acquiror or Seller or the Exchange Agent or any other person shall be liable to any former holder of Seller Common Stock for shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Common Stock delivered in good faith to public officials pursuant to any applicable abandoned property, escheat or similar Law.

(d) From and after the Effective Time, the holders of Seller Stock Certificate(s) shall cease to have any rights with respect to shares of Seller Common Stock represented thereby except as otherwise provided in this Agreement or by applicable Law. All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(e) If any portion of the Merger Consideration is to be issued to a person other than the person in whose name the shares of Seller Common Stock so surrendered are registered, it shall be a condition to such issuance that each Seller Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such issuance shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such issuance to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Acquiror or the Exchange Agent shall be entitled to deduct and withhold, without duplication, from the consideration otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold under the Code, or any provision of Tax Law, with respect to the making of such payment and shall further be entitled to sell Acquiror Common Stock otherwise issuable pursuant to this Agreement to satisfy any such withholding requirement (which Acquiror Common Stock will be valued with respect to such withholding at the average of the high and low trading prices thereof on the day of such sale). To the extent the amounts are so withheld by Acquiror or the Exchange Agent and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by Acquiror or the Exchange Agent, as applicable.

(f) In the event any Seller Stock Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such amount as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Seller Stock Certificate(s) the Merger Consideration (together with a check in the amount (if any) of any dividends or distributions payable in accordance with Section 2.4).

(g) The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by Acquiror. Any interest and other income resulting from such investments shall be paid to Acquiror upon termination of the Exchange Fund pursuant to Section 2.2(c).

2.3 Dissenting Shares. No outstanding share of Seller Common Stock as to which the holder has exercised appraisal rights under Section 262 of the DGCL and did not vote for the adoption of this Agreement shall be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the DGCL, provided, such stockholder complies with the procedures and perfects the rights contemplated by and set forth in the applicable provisions of the DGCL. Seller shall give Acquiror notice as promptly as practicable upon receipt by Seller of any such written demands for payment of the fair value of such shares of the Seller Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Acquiror and Seller shall reasonably cooperate in all negotiations and proceedings with respect to any such demands or notices by a Dissenting Stockholder. Seller shall not, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of Seller Common Stock shall be automatically converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

2.4 Rights as Stockholders. All shares of Acquiror Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the Effective Time. Former stockholders of Seller and any other persons who are entitled to receive Acquiror Common Stock as a result of the Parent Merger will be able to vote after the Effective Time at any meeting of Acquiror stockholders or pursuant to any written consent procedure the number of whole shares of Acquiror Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Seller Stock Certificates. In addition, whenever a dividend or other distribution is declared by Acquiror on the Acquiror Common Stock with a record date after the Effective Time, the declaration shall include dividends or other distributions on all shares of Acquiror Common Stock issuable hereunder, but no stockholder will be entitled to receive his, her or its distribution of such dividends or other distributions until physical exchange of such stockholder’s Seller Stock Certificates shall have been effected. Upon exchange of a stockholder’s Seller Stock Certificates, any such person shall be entitled to receive from Acquiror an amount equal to all dividends or other distributions (without interest thereon less the amount of any taxes, if any, that have been withheld by, imposed on or paid by Acquiror or the Exchange Agent with respect to such dividends) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former stockholders of Seller shall not be entitled to receive any dividend on their Acquiror Common Stock with respect to any period for which Acquiror paid a dividend prior to the Effective Time.

2.5 Stock Transfer Records. Prior to the Effective Time, Seller shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements. From and after the Effective Time, there shall be no further registration or transfers on the stock transfer books of Seller or Acquiror of shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time. If after the Effective Time, the Seller Stock Certificates are presented for transfer to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

2.6 Subsidiary Merger. At the effective time of the Subsidiary Merger, each share of common stock, $5.00 par value per share, of Seller Sub (the “Seller Sub Common Stock”) issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall automatically be cancelled and there shall be no conversion or exchange of, or consideration paid or issued for, such Seller Sub Common Stock. The certificate or certificates for such Seller Sub Common Stock shall be surrendered and cancelled. All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall remain issued and outstanding after the effective time of the Subsidiary Merger and shall be unaffected by the Subsidiary Merger.

2.7 Seller Stock Options, Seller Restricted Stock and Related Matters.

(a) At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holders thereof, each option to purchase shares of Seller Common Stock (collectively, “Seller Stock Options”) granted by Seller under the Metropolitan BancGroup, Inc. 2007 Stock Incentive Plan (the “Seller Stock Plan”) or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be cancelled and converted into an obligation of Acquiror to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any rights in respect of the Seller Stock Option, a cash payment, without interest, equal to the product of (i) the total number of shares of Seller Common Stock subject to such Seller Stock Option, multiplied by (ii) the excess, if any, of $25.50 over the exercise price per share of Seller Common Stock subject to such Seller Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any required withholding Tax. No holder of a Seller Stock Option that has an exercise price per share of Seller Common Stock that is equal to or greater than $25.50 shall be entitled to any payment with respect to such cancelled Seller Stock Option before, on, or after the Effective Time. Acquiror shall pay (or cause to be paid) to the holders of Seller Stock Options the cash payments described in this Section 2.7(a) on or as soon as reasonably practicable after the Closing Date, but in any event within ten Business Days following the Closing Date.

(b) At the Effective Time, each share of Seller Common Stock subject to restrictions on transfer and/or forfeiture granted under the Seller Stock Plan or otherwise (“Seller Restricted Stock”) that is outstanding immediately prior to the Effective Time shall become fully vested and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less the amount of any required withholding Tax, in accordance with Section 2.1(a)(ii).

(c) Before the Effective Time, Seller’s compensation committee of its board of directors shall adopt such resolutions or take such other actions as may be reasonably required to effect the transactions described in this Section 2.7.

(d) Prior to the Effective Time, Seller shall notify each holder of Seller Stock Options and/or Seller Restricted Stock (which form notices shall be provided to Acquiror for review and comment in advance of distribution to holders of Seller Stock Options and/or Seller Restricted Stock) stating that such holder’s Seller Stock Options and/or Seller Restricted Stock shall be treated in the manner set forth in Section 2.7(a) and (b) hereof, respectively, and shall use its reasonable best efforts to obtain from such holder a written acknowledgement of the receipt of such Seller notice.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB

Except as disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Seller and Seller Sub delivered herewith (the “Seller Disclosure Schedule”) (provided, that each exception set forth in the Seller Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)), Seller and Seller Sub, jointly and severally, represent and warrant as of the date hereof to Acquiror and Acquiror Sub as set forth in this Article III. The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III. The phrase “provided to Acquiror”, “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller or Seller Sub has delivered, provided access to or made certain items available for review and copying to Acquiror, Acquiror Sub or their counsel. For purposes of this Article III, the phrase “to the Knowledge of Seller,” the phrase “to Seller’s Knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the officers of Seller and Seller Sub listed on Seller Disclosure Schedule 3 after reasonable investigation.

3.1 Corporate Organization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Seller Material Adverse Effect. The term “Seller Material Adverse Effect” shall mean any change, state of facts, circumstance, event or development which, individually or in the aggregate, would reasonably be expected to either (i) materially impair Seller’s or Seller Sub’s ability to perform its obligations under this Agreement or consummate the Mergers on a timely basis or (ii) have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Seller, Seller Sub or any of the other Subsidiaries, taken individually or as a whole, other than, as to subpart (ii), (A) effects resulting from the impact of any action taken by Seller or any of the Subsidiaries with the prior written consent of Acquiror or required expressly by this Agreement or any action not taken by Seller or any of its Subsidiaries to the extent such action is expressly prohibited by this Agreement without the prior written consent of Acquiror and Acquiror has not consented to such action; (B) changes in Laws or interpretations thereof that are generally applicable to the banking industry; (C) changes in accounting principles generally accepted in the United States of America (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally; (D) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (E) changes attributable to or resulting from changes that are the result of factors generally affecting financial institutions including changes in interest rates; (F) changes in general economic, market, political or regulatory conditions in the United States; (G) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof; (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (I) the impact of the announcement of this Agreement, the Mergers and the other transactions contemplated hereby; provided, that as to each of clauses (B), (C), (E), (F) or (H), such change, state of facts, circumstance, event or development does not have a disproportionate effect on Seller or Seller Sub as compared to other financial institutions or their holding companies. Seller is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and (together with Seller Sub) is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein. Seller has furnished or made available to Acquiror true and complete copies of the certificate of incorporation and bylaws (or comparable organizational documents) of Seller and each of the Subsidiaries as in effect on the date hereof.

(b) Seller Disclosure Schedule 3.1(b) lists the direct and indirect subsidiaries of Seller (collectively, the “Subsidiaries”), in which Seller owns, directly or indirectly, all of the issued and outstanding shares or other equity interests therein. Seller Sub is a state banking corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi. Seller Sub is not a member of the Federal Reserve System. Seller Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(c) Each of the Subsidiaries other than Seller Sub, is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Subsidiaries has the requisite corporate, limited liability company or trust power and authority, as applicable, to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(d) Other than as listed on Seller Disclosure Schedule 3.1(b) and Seller Sub’s ownership of stock of the Federal Home Loan Bank of Dallas, Seller does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.

3.2 Capitalization. The authorized capital stock of Seller consists of (i) 20,000,000 shares of Seller Common Stock, of which 7,446,560 shares are issued and outstanding, including 90,170 shares of Seller Restricted Stock,

1,192,000 shares are reserved for issuance pursuant to the Seller Stock Plan (of which 913,419 shares are subject to outstanding Seller Stock Options) and no shares are held in treasury as of the date hereof, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date hereof. The authorized capital stock of Seller Sub consists of 200,000 shares of Seller Sub Common Stock. All issued and outstanding shares of Seller Common Stock and all issued and outstanding shares of Seller Sub Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, and there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to Seller Common Stock or Seller Sub Common Stock. All outstanding shares of Seller Common Stock and all outstanding shares of the capital stock of Seller Sub have been issued in material compliance with applicable federal and state securities Laws, and none of the outstanding shares of capital stock or other security of Seller has been issued in violation of any preemptive rights of the current or past stockholders of Seller. All of the outstanding shares of Seller Sub Common Stock are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except for outstanding Seller Stock Options, neither Seller, Seller Sub nor any of the other Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the transfer, purchase, redemption or issuance of any shares of Seller Common Stock or Seller Sub Common Stock or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Seller stockholders may vote are outstanding.

3.3 Authority; No Violation.

(a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller and Seller Sub, Seller and Seller Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, have been duly and validly approved by the unanimous vote of the Boards of Directors of Seller and Seller Sub, as applicable, and the Board of Directors of Seller has determined to recommend that the stockholders of Seller adopt and approve the Parent Merger and the transactions contemplated hereby. Except for the approval of Seller’s stockholders of this Agreement and the other transactions contemplated hereby on substantially the terms and conditions set forth in this Agreement, no other corporate or similar proceedings on the part of Seller are necessary to consummate the transactions so contemplated other than the filing of the Parent Merger Documents as contemplated in Section 1.2. Except for the approval of Seller Sub’s sole stockholder of this Agreement and the transactions contemplated hereby on substantially the terms and conditions set forth in this Agreement, no other corporate or similar proceedings on the part of Seller Sub are necessary to consummate the transactions so contemplated other than the filing of the Subsidiary Merger Document as contemplated in Section 1.2. Subject to the receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Seller and Seller Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Seller and Seller Sub, as applicable, enforceable against Seller and Seller Sub, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, except that the availability of equitable remedies (including specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exception”).

(b) None of the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Sub, as applicable, nor the consummation by Seller or Seller Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by Seller or Seller Sub with any of the terms or provisions hereof or thereof, will (i) assuming that the stockholder approvals referred to in Section 3.3(a) have been obtained, violate any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Seller, Seller Sub or any other Subsidiary; (ii) assuming that the consents and approvals set forth in Section 3.3(c) are duly obtained, violate any (A) federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Law”), to which Seller, Seller Sub or any of the other Subsidiaries is subject or (B) any judgment, order, writ, decree or injunction applicable to Seller or Seller Sub or any of their respective properties or assets; or (iii) except as provided in Seller Disclosure Schedule 3.3(b), assuming the consents and approvals set forth in Section 3.3(c) are duly obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or the Subsidiaries under any of the terms, conditions or provisions of the Seller Agreements or any note, bond, mortgage, indenture, guarantee, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of the Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii) above, such as individually or in the aggregate would not reasonably be likely to have a Seller Material Adverse Effect.

(c) Except for consents and approvals of or filings or effective registrations with or notices to the Secretary of State of the State of Mississippi, the Secretary of State of the State of Delaware, the MCB, the Securities and Exchange Commission (the “Commission”), other applicable state and federal securities commissions, agencies and other similar regulatory bodies (including Nasdaq, the Financial Industry Regulatory Authority (“FINRA”) and other industry self-regulatory organizations), the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Federal Trade Commission, the Department of Justice, the stockholders of Seller and Seller Sub, and such other consents or approvals of or filings or effective registrations with or notices to any non-governmental third party which the failure to make or obtain, individually or in the aggregate, would not reasonably be likely to have a Seller Material Adverse Effect, no consents or approvals of or filings or effective registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller or Seller Sub in connection with (i) the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Sub, as applicable, (ii) the consummation by Seller of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Documents, and (iii) the consummation by Seller Sub of the Subsidiary Merger and the other transactions contemplated hereby and by the Subsidiary Merger Document. As of the date of this Agreement, Seller has no Knowledge of any reason why any requisite regulatory approvals to be obtained by it (i) should not be granted on a timely basis or (ii) may be conditioned or restricted in any manner (including any requirement relating to the raising of additional capital or the disposition of assets) which could cause a Seller Material Adverse Effect.

(d) No “business combination moratorium,” “control share acquisition,” “fair price,” or other form of federal or state antitakeover Law (collectively, “Takeover Laws”) is applicable to this Agreement and the transactions contemplated hereby.

3.4 Financial Statements.

(a) Seller has previously delivered to Acquiror true and correct copies of the audited consolidated balance sheets of Seller as of December 31, 2015 and 2014 and the related audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2015, 2014 and 2013, in each case accompanied by the audit reports of Horne LLP, independent public accountants, as well as the unaudited consolidated balance sheet of Seller as of September 30, 2016 and the related unaudited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the nine months ended September 30, 2016. The consolidated financial statements of Seller referred to herein (including the related notes, where applicable) (the “Seller Financial Statements”), (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (ii) fairly present in all material respects the financial position of Seller at the respective dates thereof and the results of Seller’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP, none of which adjustments, to the extent they relate to Seller’s or Seller Sub’s capital ratios, will be material.

(b) Except to the extent reflected, disclosed or reserved against in the Seller Financial Statements or immaterial liabilities incurred since September 30, 2016 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable Law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Accounting Standards Codification Topic 450, Contingencies), neither Seller nor any of the Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, that is material to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Seller and the Subsidiaries, taken individually or as a whole.

(c) Since January 1, 2013 (i) neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to Seller’s board of directors or any committee thereof or to any of Seller’s directors or officers.

3.5 Absence of Certain Changes or Events. There has not been any material change in the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Seller and any of the Subsidiaries, taken individually or as a whole, since September 30, 2016, other than in connection with: (i) any change in banking or similar Laws of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industry; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

3.6 Legal Proceedings. Except as provided in Seller Disclosure Schedule 3.6, neither Seller nor any of the Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or any of the Subsidiaries, other than routine litigation arising in the ordinary course of business, which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. Neither Seller nor any of the Subsidiaries is a party to any judgment, order, writ, decree or injunction which, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

3.7 Taxes and Tax Returns.

(a) Each of Seller and the Subsidiaries has duly and timely filed all Tax Returns required to be filed (taking into account all applicable extensions of time in which to file), and all such Tax Returns were correct and complete in all material respects. Each of Seller and the Subsidiaries has duly paid all Taxes that were due and payable other than Taxes which (i) are being contested in good faith through appropriate proceedings (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined. Seller and Seller Sub have established on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, in accordance with GAAP. Except as set forth on Seller Disclosure Schedule 3.7(a), no Tax Return filed of Seller or any of its Subsidiaries is under examination by any Governmental Entity or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid Tax deficiency has been received by or asserted against Seller or any of its Subsidiaries by any Governmental Entity that has not been resolved and paid in full. No written claim has been made by any Governmental Entity in any jurisdiction where the Seller or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax in that jurisdiction that has not been resolved. The federal income Tax Returns of Seller and the Subsidiaries for all taxable periods ended on or prior to December 31, 2012 are closed to examination due to the expiration of the applicable statute of limitations, and the Delaware and Mississippi franchise Tax Returns of Seller and the Subsidiaries, as applicable, respectively, for all taxable periods ended on or prior to December 31, 2012 are closed to examination due to the expiration of the statute of limitations. Neither Seller nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect.

(b) Neither Seller nor any of the Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed; (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes, which agreement, arrangement or understanding required Seller or any of the Subsidiaries to make payments after January 1, 2017 or could require Seller or any of the Subsidiaries to make any payments after the Effective Time (other than such an agreement or arrangement exclusively between or among the Seller and its Subsidiaries that is set forth on Seller Disclosure Schedule 3.7(b)); (iii) has initiated a change in accounting method (nor does Seller or Seller Sub have any Knowledge that the Internal Revenue Service (the “IRS”) has proposed any such change of accounting method), as contemplated by Section 481 of the Code; (iv) has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years; (v) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent) or has any liability for Taxes of any other entity under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law); (vi) has ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); or (vii) is an S corporation within the meaning of Section 1361(a) of the Code.

(c) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments imposed by any taxing authority (domestic or foreign), including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of a similar kind, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity

(d) No liens for Taxes exist upon, or with respect to, any of the assets or properties of Seller or any of the Subsidiaries, except for liens for Taxes not yet due and payable.

(e) None of the assets of Seller or any of the Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller or the applicable Subsidiary) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.

(f) Neither Seller nor any of the Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to (i) a change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) prior to the Effective Time, (ii) an installment sale or open transaction disposition made on or entered into prior to the Effective Time, (iii) a prepaid amount received on or prior to the Closing Date, (iv) a “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law) or (v) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(g) Seller and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h) Except as set forth on Seller Disclosure Schedule 3.1(b), neither Seller nor any of the Subsidiaries is a partner or a member of any partnership, joint venture or any other entity classified as a partnership for federal income tax purposes.

(i) All Taxes that Seller and any of the Subsidiaries is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person, including with respect to any employee or independent contractor.

(j) Seller is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.8 Employee Benefit Plans.

(a) Each employee benefit plan, arrangement or agreement of Seller or any of the Subsidiaries which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is listed in Seller Disclosure Schedule 3.8(a), and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”)), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other material fringe benefits, employee benefit plans, practices, arrangements or commitments under which either Seller or any of the Subsidiaries has any liability that cover current or former officers or employees (“Employees”) or current or former directors of Seller and any of the Subsidiaries, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified, are listed in Seller Disclosure Schedule 3.8(a) (the “Seller Plans”). Seller has furnished or made available to Acquiror true and complete copies or descriptions of each Seller Plan together, if applicable, with (i) all amendments, supplements, funding arrangements, policies, or other related documents thereto, (ii) the most recent summary plan description for each such Seller Plan for which a summary plan description is required, (iii) any applicable trust agreement, (iv) the most recent actuarial (to the extent applicable) and financial reports prepared with respect to any Seller Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Seller Plan”), (v) the three most recent annual reports filed with any Governmental Entity, including all schedules thereto, (vi) the most recent determination, advisory or opinion letter or ruling, if any, issued by the IRS with respect to any Qualified Seller Plan and a description of any open requests for rulings, statements or letters that pertain to any such Qualified Seller Plan and (vii) any material written communications within the past six plan years to or from the IRS or any Governmental Entity with respect to any Seller Plan.

(b) (i) Each Seller Plan has been operated in compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental Laws, including but not limited to the Health Insurance Portability and Accountability Act of 1996, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1994, the Americans with Disabilities Act and the Americans with Disabilities Amendments Act of 2008 and the Patient Protection and Affordable Care Act of 2010, except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect; (ii) at all times after December 31, 2004, except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect, each Seller Plan that constitutes or includes a nonqualified plan of “deferred compensation” within the meaning of Section 409A of the Code and is not otherwise exempt from Section 409A of the Code has been operated in compliance with the applicable provisions of Section 409A of the Code and each such Seller Plan has been timely amended to comply in all material respects with the applicable provisions of such section; (iii) each Qualified Seller Plan has received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor or volume submitter sponsor covering the qualified status of such Qualified Seller Plan or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and, to the Knowledge of Seller, no fact or event has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of any Qualified Seller Plan; (iv) except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect, all filings required by ERISA and the Code to be made to the IRS or Department of Labor as to each Seller Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including notice by any Seller Plan grandfathered under the Patient Protection and Affordable Care Act, have been timely provided; (v) neither Seller nor any of the Subsidiaries has any liability to the IRS with respect to any Seller Plan, including any liability imposed by Chapter 43 of the Code, that, either individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect; (vi) as of the date hereof, there is no pending or, to the Knowledge of Seller, threatened claim, administrative proceeding or litigation relating to any Seller Plan except claims for benefits arising in the ordinary course of the administration of such plans; (vii) neither Seller nor any of the Subsidiaries has engaged in a transaction with respect to any Seller Plan subject to ERISA (an “ERISA Plan”) that could reasonably be expected to subject Seller or any of the Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Sections 502(i) and 4071 of ERISA that, either individually or in the aggregate, would reasonably be expected to result in a Seller Material Adverse Effect; (viii) neither Seller nor any ERISA Affiliate of Seller within the last six (6) years has sponsored, maintained, or contributed to a plan, including any Seller Plan, which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or subject to Title IV of ERISA, and Seller has no Knowledge of any facts, circumstances, or reportable events that could reasonably be expected to give rise to any material liability of Acquiror to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA; and (ix) neither Seller nor any of the Subsidiaries has contributed to or been obligated to contribute to, within the last six (6) years, any “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, regardless of whether based on contributions of an ERISA Affiliate. For purposes of this Agreement, the term “ERISA Affiliate” shall mean any entity, which together with Seller or any of its Subsidiaries, as applicable, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

(c) All material contributions required to be made by Seller or any of the Subsidiaries under the terms of any of their Seller Plans, as of the date hereof, have been timely made when due, and all obligations and liabilities under such Seller Plans that have accrued but are not due have been reflected in accordance with GAAP in the Seller Financial Statements.

(d) Except as otherwise set forth in Seller Disclosure Schedule 3.8(d), neither Seller nor Seller Sub has any material obligation to provide medical, health, dental, vision, life insurance, or disability benefits under any Seller Plan for any period after termination of employment, except as may be required by Section 4980B of the Code or Section 601 of ERISA or similar state or local law. Seller may amend or terminate any health or life benefit plan maintained by it at any time without incurring any liability thereunder other than in respect of vested benefits accrued and claims incurred prior to or in connection with such amendment or termination pursuant to the terms of such plans and other than administrative and other expenses normally and typically required as part of a similar amendment or termination.

(e) For the current fiscal year, there has been no amendment to, to Seller’s Knowledge, announcement by Seller or any of the Subsidiaries relating to, or, to Seller’s Knowledge, change in employee participation or coverage under, any Seller Plan which would materially increase the expense of maintaining such Seller Plan, either, individually or in the aggregate, in a way that would reasonably be expected to result in a Seller Material Adverse Effect. Except as set forth on Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Seller or Seller Sub nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of the sponsor of the Seller Plan, to merge, amend or terminate any Seller Plan in accordance with its terms; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; or (iv) cause Seller or any of the Subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

Without limiting the generality of the foregoing, except as set forth on Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Seller or Seller Sub nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will result in amounts paid or payable that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Except as set forth on Seller Disclosure Schedule 3.8(f), there are no outstanding compensatory equity awards, including any contracts or arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation to any employee, officer, director, consultant or other service provider of or to Seller or the Subsidiaries. With respect to the Seller Stock Options, (i) the per share exercise price of all such options is equal to or greater than the fair market value (determined in accordance with Section 409A of the Code) of the underlying shares of Seller Common Stock as of their effective grant date and (ii) the effective date of grant of all such options was either the date of approval by Seller’s board of directors or the compensation committee of Seller’s board of directors or a later date specified by such board of directors or compensation committee, as applicable.

3.9 Regulatory Reports.

(a) Neither Seller nor any of the Subsidiaries is required to file or furnish annual, quarterly or other reports with the Commission or the FDIC pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(b) Since January 1, 2013, Seller and Seller Sub have duly filed in correct form all monthly, quarterly and annual reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the MCB, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Seller and/or Seller Sub, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such monthly, quarterly and annual reports, forms, correspondence, registrations and statements or to pay such fees and assessments, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect. As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the extent not prohibited by Law, Seller has delivered or made available to Acquiror accurate and complete copies of such reports, forms, correspondence, registrations and statements. There is no unresolved violation, criticism or exception by the MCB, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Seller and/or Seller Sub with respect to any such report or relating to any examination or inspection of Seller or Seller Sub which would reasonably be expected to have, either individually or in the aggregate, a Seller Material Adverse Effect. Other than its normal examinations, there is no proceeding, examination or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Entity with respect to Seller’s business or operations.

3.10 Seller Information. None of the information relating to Seller and the Subsidiaries provided or to be provided by Seller or Seller Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus and/or in the registration statement on Form S-4, in which the Proxy Statement/Prospectus will be included as a part thereof, to be filed by Acquiror with the Commission in connection with the solicitation of the approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller, as amended or supplemented (or on any successor or other appropriate schedule or form) (the “Registration Statement”), or in any application, notification or other document to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will, as of the date the Proxy Statement/Prospectus is first mailed to Seller’s stockholders or at the time of the Special Meeting, or at the time the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “1933 Act”), or at the Effective Time, or at the time any such other application, notification or other document are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Proxy Statement/Prospectus, the Registration Statement or such other applications, notifications or other documents supplied by Acquiror or Acquiror Sub for inclusion or incorporation by reference therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.11 Compliance with Applicable Law.

(a) Each of Seller and the Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities, that are required in order to permit it to carry on its business as it is presently being conducted and to own or lease its properties and assets, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, except for such failures to have such permits, licenses, certificates of authority, orders and approvals of, to make all filings, applications and registrations with Governmental Entities or to be in full force and effect which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. To the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b) Neither Seller nor any of the Subsidiaries is (i) in violation of (A) its respective certificate of incorporation or bylaws (or comparable organizational documents) or any other governing instrument, or (B) any Law of any Governmental Entity material to the business or operations of Seller or any of the Subsidiaries or (ii) in default with respect to any judgment, order, writ, decree or injunction of any court or other Governmental Entity material to the business or operations of Seller or any of the Subsidiaries, except in the case of clause (i)(A) such violations which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. Neither Seller nor any of the Subsidiaries has received any written notice from any Governmental Entity asserting that Seller or any of the Subsidiaries is in violation of or default with respect to any of the foregoing, except for such violations or defaults which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. Neither Seller nor any of the Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing. Neither Seller nor Seller Sub participated in the United States Department of the Treasury’s Capital Purchase Program or its Community Development Capital Initiative.

(c) Without limiting the generality of the foregoing, each of Seller and Seller Sub is in compliance with applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Truth in Lending Act, Sections 23A and 23B of the Federal Reserve Act or the regulations implementing such Laws, all applicable Financial Crimes Enforcement Network requirements, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans, except when the failure to be in compliance would not reasonably be likely to have a Seller Material Adverse Effect. Neither Seller nor any of its Subsidiaries has been advised in writing of any material supervisory criticisms regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines. Each of Seller and Seller Sub has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). Seller and Seller Sub have neither had nor suspected any material incidents of fraud or defalcation during the last two years.

3.12 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Seller Sub are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the “FDIA”), and Seller Sub has paid when due all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceeding is pending or, to the Knowledge of Seller, has been threatened by the FDIC against Seller or Seller Sub with respect to the termination of such insurance. As of the date hereof, other than reciprocal deposit accounts obtained through Promontory Interfinancial Network, LLC, none of Seller Sub’s deposits or deposits of any of its Subsidiaries are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

3.13 Certain Contracts.

(a) Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Subsidiaries or the guarantee by Seller or any of the Subsidiaries of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of Seller or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by Law or any Governmental Entity); (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FRB, the FDIC or any other regulatory agency (and no such agreement, memorandum or order imposes any obligation on Seller or any of the Subsidiaries to make any additional capital contributions); (vi) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller or Seller Sub with any other person; (vii) any purchase and assumption agreement with the FDIC; or (viii) any other agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party and which is material to the business, operations assets, liabilities, condition (financial or otherwise) or results of operations of Seller and the Subsidiaries, taken individually or as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral (each such agreement listed, or required to be listed, in this Section 3.13(a) is referred to herein as a “Seller Agreement”). Except as set forth in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Subsidiaries is a party to any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller or Seller Sub (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by Seller or Seller Sub).

(b) Neither Seller nor any of the Subsidiaries is in default or in non-compliance under any Seller Agreement, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance, except for such default or non-compliance which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. Each Seller Agreement is valid, binding and enforceable against, as applicable, Seller or any Subsidiary and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exception, and is in full force and effect in accordance with its terms and all rents and other monetary amounts that may have become due and payable thereunder have been paid, except for such failures to be valid, binding and enforceable, to be in full force and effect or to have paid all rents and other monetary amounts which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.

3.14 Properties and Insurance.

(a) All of the tangible assets and other personal property owned or leased by Seller or any of the Subsidiaries or presently used by either of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and Seller Sub in the ordinary course consistent with past practices. Seller and each of the Subsidiaries have title and, as to owned real property, good and marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s consolidated unaudited balance sheet as of September 30, 2016 or owned and acquired subsequent thereto (except for such assets and properties that have been disposed of for fair value in the ordinary course of business since September 30, 2016), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and for which adequate reserves have been made in the Seller Financial Statements; (iii) liens for real property Taxes not yet due and payable; (iv) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Seller and Seller Sub, taken individually or as a whole; and (v) with respect to owned real property, (x) easements, rights-of-way, covenants, consents, restrictions, encroachments, variations and other restrictions, charges or encumbrances (whether recorded or not) that do not interfere materially with the ordinary course of Seller’s business or the business of any Subsidiary at such property, (y) building restrictions, zoning laws and other Laws, now or at any time hereafter adopted by any Governmental Entity having jurisdiction that do not materially interfere with the ordinary course of Seller’s or Seller Sub’s business, or (z) imperfections or irregularities of title noted in title reports delivered to Acquiror prior to the date hereof (items (i) – (v) are collectively referred to herein as “Permitted Liens”). Seller and each of the Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Seller and such Subsidiaries. Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or any of the Subsidiaries acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same. Neither Seller nor any of the Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

(b) Seller Disclosure Schedule 3.14(b) sets forth a list of all policies of fire, theft, public liability, business interruption and other insurance (including fidelity bonds insurance) maintained by Seller and the Subsidiaries as of the date hereof. The business operations and all insurable properties and assets of Seller and the Subsidiaries are insured for their benefit against all risks (including flood) which, to the Knowledge of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, to the Knowledge of Seller, adequate for the business engaged in by Seller and such Subsidiaries. As of the date hereof, neither Seller nor any of the Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, all premiums and other payments due under any such policy or bond have been paid, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

3.15 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any Law, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term “Environmental Law” includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local Laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include petroleum (including crude oil or any fraction thereof), friable asbestos, radioactive material and polychlorinated biphenyls, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substance” shall not mean or include any of such naturally occurring in any ambient air, surface water, ground water, land surface or surface strata.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

(i) Neither Seller nor any of the Subsidiaries has been or is in violation of or liable under any Environmental Law, (ii) none of the Loan Portfolio Properties and Other Properties Owned by Seller or Seller Sub has been or is in violation of or, to the Knowledge of Seller, liable under any Environmental Law, and (iii) there are no actions, suits, demands, written notices, claims, investigations or proceedings pending or, to the Knowledge of Seller, threatened, relating to the Loan Portfolio Properties and Other Properties Owned by Seller or Seller Sub under any Environmental Law, including any notices, demand letters or written requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

3.16 Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on Seller’s consolidated balance sheets included in the Seller Financial Statements is in compliance with Seller’s existing methodology for determining the adequacy of its allowance for loan losses and was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, adequate in all material respects as of their respective dates under the requirements of GAAP and the standards formally established by applicable Governmental Entities to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the Seller Financial Statements was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

3.17 Minute Books. Since January 1, 2013, the minute books, including any attachments thereto, of Seller and the Subsidiaries contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective boards of directors or comparable governing bodies (including committees thereof) and stockholders, members or trustees, as applicable.

3.18 Affiliate Transactions. Except for (i) deposit agreements entered into in the ordinary course of business with customers of Seller Sub; (ii) loans covered by the second sentence of Section 3.23(a); and (iii) obligations under employee benefit plans set forth on Seller Disclosure Schedule 3.8(a), and except as specifically contemplated by this Agreement, since January 1, 2013, neither Seller nor any of the Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the 1933 Act.

3.19 Internal Controls. Seller and the Subsidiaries have implemented and maintain in accordance with applicable Law a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and which includes policies and procedures that (i) all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) access to Seller’s assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences. Seller has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting.

3.20 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts (including commitments to sell mortgage loans) and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Seller’s own account or for the account of one or more of Seller Sub or its customers, were entered into, to the Knowledge of Seller, (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties reasonably believed at the time to be financially responsible; and each of the Risk Management Instruments are valid and legally binding obligations of Seller or Seller Sub; and are enforceable in accordance with their terms (except as limited by the Bankruptcy and Equity Exception), and are in full force and effect. Except as would not reasonably be likely to result in a Seller Material Adverse Effect, Seller and its Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by entities of similar size and in similar lines of business as Seller or the applicable Subsidiary. Seller and Seller Sub have duly performed in all material respects all of their obligations under Risk Management Instruments to the extent such obligations to perform have accrued. To the Knowledge of Seller, there are no breaches, violations or defaults, or allegations or assertions thereof by any party thereunder. Without limiting the generality of the foregoing, as of the date hereof, no events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require Seller or Seller Sub to repurchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to that effect.

3.21 Opinion. Prior to the execution of this Agreement, the board of directors of Seller has received the oral opinion (to be confirmed in writing) of its financial advisor, Raymond James & Associates, Inc., to the effect that, as of the date thereof and based upon and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Seller Common Stock. Seller shall furnish an accurate and complete copy of such opinion to Acquiror, solely for informational purposes, as promptly as practicable following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.22 Broker Fees. Except as set forth in Seller Disclosure Schedule 3.22, neither Seller nor any of the Subsidiaries nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.23 Loans.

(a) All of the loans and other evidences of indebtedness (including commitments to extend credit) held in Seller’s, Seller Sub’s or any Subsidiaries’ loan portfolio are valid and properly documented in all material respects by notes, agreements and other evidences of indebtedness and were solicited and originated, and are and have been administered and serviced, in the ordinary course of business consistent with Seller and Seller Sub’s underwriting standards, and the security therefor, if any, is valid and properly perfected in all material respects, and no material collateral has been released from the lien granted to Seller and Seller Sub with respect to any such loans unless approved by Seller and Seller Sub and documented in their files. All loans and extensions of credit that have been made by Seller Sub that are subject to Section 22(h) of the Federal Reserve Act, as amended, and Regulation O (12 C.F.R. Part 215) promulgated thereunder, comply therewith in all material respects. There are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O. Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated, administered and serviced nor Seller’s procedures and practices of approving or rejecting loan applications violates in any material respect any Law applicable thereto. Seller and Seller Sub have full power and authority to hold such loans and have good and valid title to all such loans, free and clear of any liens (other than liens in the ordinary course of business to the FHLB or the Federal Reserve Bank of Atlanta), and the principal balance of each such loan as shown on the books and records of Seller and Seller Sub is true and correct as of the last date shown thereon. To the Knowledge of Seller, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to the Bankruptcy and Equity Exception, except for such unenforceability which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time, except for such failure to be in full force and effect which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. For purposes of this Section 3.23, the term “loans” includes the documents relating in any way to such loans, including loan applications, notes or borrowing arrangements (including leases, credit enhancements, commitments and interest-bearing assets), security agreements, deeds of trust, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing. The electronic data files delivered by Seller to Acquiror with respect to all outstanding Seller loans are true, correct and complete in all material respects as of the date provided to or made available to Acquiror.

(b) Neither Seller nor Seller Sub is a party to any agreement or arrangement with (or otherwise obligated to) any third party which obligates Seller or Seller Sub, as applicable, to repurchase from such third party any loan or other asset of Seller or Seller Sub, as applicable, unless there is a material breach of a representation or covenant by Seller or Seller Sub, as applicable. None of the agreements pursuant to which Seller has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein or to pursue any other form of recourse against Seller solely on account of a payment default by the obligor(s) of such loans. Seller Disclosure Schedule 3.23(b) sets forth all claims made or, to the Knowledge of Seller, threatened, for repurchases of home mortgage loans sold to third parties.

(c) Since January 1, 2013, neither Seller nor any of its Subsidiaries has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(d) Since January 1, 2013, neither Seller nor any of its Subsidiaries has acquired or disposed of any pool of Seller loans, other than related to its mortgage purchase business in the ordinary course of business.

(e) Since January 1, 2013, neither Seller nor any of its Subsidiaries has been subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer loans.

(f) Seller Disclosure Schedule 3.23(f) sets forth a list of (i) each Seller loan that as of September 30, 2016 had an outstanding balance and/or unfunded commitment of $100,000 or more and that as of such date (A) was contractually past due 60 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by Seller Sub or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Seller loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, (F) which is required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Topic 310-40 or (G) which otherwise there exists a reasonable doubt regarding the collectability of all principal and interest on a timely basis; and (ii) each asset of Seller or any of its Subsidiaries that as of September 30, 2016 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Seller loans, and the book value thereof as of such date. For each Seller loan identified in accordance with the immediately preceding sentence, Seller Disclosure Schedule 3.23(f) sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such loan and the identity of the borrower thereunder as of September 30, 2016.

3.24 Investment Securities; BOLI.

(a) Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds, (i) none of the investments under the heading “Securities available-for-sale, at fair value” and none of the assets under the heading “Cash and due from banks” reflected in the audited consolidated balance sheet of Seller as of December 31, 2015 and (ii) none of such investments or such assets acquired by Seller and the Subsidiaries since December 31, 2015 is subject to any restriction, whether contractual or statutory, that impairs the ability of Seller or any of the Subsidiaries freely to dispose of such investment at any time. With respect to all repurchase agreements of which Seller or any of the Subsidiaries is a party, Seller or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing each such repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.

(b) Seller Disclosure Schedule 3.24(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Seller, Seller Sub or any of the other Subsidiaries, including the value of its BOLI. Seller, Seller Sub and its other Subsidiaries have taken all actions necessary to comply in all material respects with applicable Law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the financial statements of Seller delivered pursuant to Section 5.5 hereof, in accordance with GAAP. All BOLI is owned solely by Seller, Seller Sub or another Subsidiary, and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. Neither Seller, Seller Sub nor any of the other Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.25 Employees; Compensation.

(a) Seller has made available to Acquiror a complete and correct list of the name, date of birth, hire date, adjusted hire date, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of (i) each director and employee of Seller, (ii) each independent contractor, consultant and agent of Seller who has received or is entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2016 or who is proposed to receive or be entitled to payments and/or benefits of $25,000 or more on an annual basis during fiscal year 2017, and (iii) each other person to whom Seller pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

(b) (i) Except to the extent a failure to comply would not, alone or with any other failure, be reasonably likely to have a Seller Material Adverse Effect, (i) each of Seller and the Subsidiaries is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any Law relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; and (ii) neither Seller nor any of the Subsidiaries is or has engaged in any unfair labor practices. Additionally, there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of Seller, threatened with respect to the employees; there is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the Knowledge of Seller, no question concerning representation has been raised or threatened respecting the employees; to the Knowledge of Seller, no charges with respect to or relating to Seller’s business are pending before the Equal Employment Opportunity Commission or Department of Labor, or any state or local agency responsible for the prevention of unlawful employment practices, which would reasonably be likely to have a Seller Material Adverse Effect; and to the Knowledge of Seller, neither Seller nor any of the Subsidiaries has any obligations under any federal, state, or local government contract. No employee of Seller or any of its Subsidiaries is an undocumented alien, and Seller has obtained a Form I-9 and all ancillary information required in connection therewith with respect to each such employee.

(b) Except to the extent that such liability would not, alone or with any other failure, reasonably be likely to have a Seller Material Adverse Effect, neither Seller nor any of the Subsidiaries has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than a “common law employee” or with respect to any person leased from another employer.

(c) Except to the extent a failure to comply would not, alone or with any other failure, reasonably be likely to have a Seller Material Adverse Effect, Seller has complied (or will comply) prior to the Effective Time with all obligations existing on or before the Effective Time imposed by the Worker Adjustment and Retraining Notification Act (“WARN Act”) and any applicable similar state or local law, including, but not limited to, providing all notices required thereunder.

3.26 Regulatory Matters. Neither Seller nor any of the Subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any unqualified consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c). No Seller Common Stock has been or will be acquired by Seller Sub prior to and in connection with the Mergers.

3.27 Intellectual Property.

(a) Seller Disclosure Schedule 3.27 contains a complete and accurate list of all of Seller and each Subsidiary’s material U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names. Neither Seller nor any of the Subsidiaries owns any patents or patent applications. Seller or the applicable Subsidiary owns or has the valid right to use, in each case free and clear of all material liens (other than Permitted Liens), all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller and such Subsidiary as it currently is conducted. “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing. Except as provided in Seller Disclosure Schedule 3.27, the ownership or right to use such material Intellectual Property or Software of Seller or the applicable Subsidiary (i) has not been challenged in any prior litigation to which Seller or such Subsidiary was a party, (ii) is not being challenged in any pending litigation to which Seller or such Subsidiary is a party and (iii) to the Knowledge of Seller, is not the subject of any threatened or proposed litigation. Provided that the required consents and prior notices described on Seller Disclosure Schedule 3.27 are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property (other than goodwill associated with Seller or Seller Sub) or Software of Seller or any of the Subsidiaries.

(b) To the Knowledge of Seller, the conduct of the business of Seller and each of the Subsidiaries as currently conducted does not, in any material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c) To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or licensed to or by Seller or any of the Subsidiaries, and no such claims have been made against a third party by Seller or any of the Subsidiaries.

(d) Each item of Software which is used by Seller or any of the Subsidiaries in connection with the operation of their businesses as currently conducted is either (i) owned by Seller or the applicable Subsidiary, (ii) currently in the public domain or otherwise available to Seller without the need of a license, lease or consent of any third party, or (iii) used under rights granted to Seller or such Subsidiary pursuant to a written agreement, license or lease from a third party.

3.28 Regulatory Capital; Community Reinvestment Compliance. Seller Sub is, and on the Closing Date, Seller Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Seller is, and on the Closing Date, Seller will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. Seller Sub is in material compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in Seller or Seller Sub failing to be “well-capitalized” or having its current CRA rating lowered within the next 12 months.

3.29 Trust Matters. Neither Seller nor any of its Subsidiaries currently provides, or at any time has provided, trust or fiduciary services.

3.30 Broker-Dealer and Investment Advisory Matters.

(a) None of Seller, its Subsidiaries or, to the Knowledge of Seller, any of their respective officers and employees are required to be registered, licensed or qualified with the Commission or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative. Neither Seller nor any of its Subsidiaries has received any written notice of proceedings relating to any obligation to be so registered, licensed or qualified. Each of Seller and its Subsidiaries and, to the Knowledge of Seller, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable Laws governing sales processes and practices in all material respects.

(b) None of Seller nor any of its Subsidiaries is, or provides any investment management or investment advisory or sub-advisory services to any person or entity that is registered as, an Investment Company under the Investment Company Act of 1940, as amended.

3.31 No Existing Discussions. As of the date hereof, neither Seller nor Seller Sub is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Transaction.

3.32 Certain Business Practices. Neither Seller nor any of the Subsidiaries, and, to the Knowledge of Seller, no director, officer, agent or employee of Seller or any of the Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.33 Continuity of Business Enterprise. Seller operates at least one significant historic business line or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

3.34 Indemnification. No present or former director, officer, employee or agent of any of Seller or any of its Subsidiaries has any claim for indemnification from any of Seller or its Subsidiaries. To the Knowledge of Seller, no action or failure to take action by any present or former director, officer, employee or agent of Seller or its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise any claim by any such present or former director, officer, employee or agent for indemnification from any of Seller or its Subsidiaries.

3.35 Vote Required. The only vote of the holders of any class or series of capital stock of Seller necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Parent Merger, is the adoption of this Agreement by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on such matter (the “Seller Stockholder Approval”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Acquiror and Acquiror Sub delivered herewith (the “Acquiror Disclosure Schedule”) (provided that each exception set forth in the Acquiror Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (b) disclosed in any publicly available report, schedule, form or other document filed with the SEC by Acquiror prior to the date hereof and on or after the date on which Acquiror filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Acquiror and

Acquiror Sub, jointly and severally, represent and warrant as of the date hereof to Seller and Seller Sub as set forth in this Article IV. The Acquiror Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV. The phrase “provided to Seller”, “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Acquiror or Acquiror Sub has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Seller and its counsel. For purposes of this Article IV, the phrase “to the Knowledge of Acquiror,” the phrase “to Acquiror’s Knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers of Acquiror and Acquiror Sub (i.e., the senior vice president level and above) after reasonable investigation.

4.1 Corporate Organization.

(a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Acquiror has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have an Acquiror Material Adverse Effect. The term “Acquiror Material Adverse Effect” shall mean any change, state of facts, circumstance, event or development, which, individually or in the aggregate, would reasonably be expected to either (i) materially impair Acquiror’s or Acquiror Sub’s ability to perform its obligations under this Agreement or consummate the Mergers on a timely basis or (ii) have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Acquiror and Acquiror Sub, taken individually or as a whole, other than, as to subpart (ii), (A) effects resulting from the impact of any actions taken by Acquiror or any of its subsidiaries with the prior written consent of Seller or required expressly by this Agreement or any action not taken by Acquiror or any of its subsidiaries to the extent such action is prohibited by this Agreement without the prior written consent of Seller and Seller has not consented to such action; (B) changes in Laws or interpretations thereof that are generally applicable to the banking industry; (C) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally; (D) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (E) changes attributable to or resulting from changes that are the result of factors generally affecting financial institutions including changes in interest rates; (F) changes in general economic, market, political or regulatory conditions in the United States; (G) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Acquiror Common Stock, in and of itself, but not including any underlying causes thereof; (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (I) the impact of the announcement of this Agreement, the Mergers and the other transactions contemplated hereby; provided, that as to each of clauses (B), (C), (E), (F) or (H), such change, state of facts, circumstance, event or development does not have a disproportionate effect on Acquiror or Acquiror Sub as compared to other financial institutions or their holding companies. Acquiror is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Acquiror has furnished or made available to Seller true and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Acquiror and Acquiror Sub as in effect on the date hereof.

(b) Exhibit 21 to Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2015 lists the direct and indirect subsidiaries of Acquiror, in which Acquiror owns, directly or indirectly, all of the issued and outstanding shares or other equity interests therein. Acquiror Sub is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Acquiror Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

(c) Each of Acquiror’s subsidiaries other than Acquiror Sub is duly incorporated or duly organized, as applicable, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of such subsidiaries has the requisite corporate, limited liability company or trust power and authority, as applicable, to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

(d) Other than as listed on Exhibit 21 to Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2015 and Acquiror Sub’s ownership of stock of the Federal Home Loan Bank of Dallas, Acquiror does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity material to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Acquiror and Acquiror Sub, taken individually or as a whole.

4.2 Capitalization. The authorized capital stock of Acquiror consists of 150,000,000 shares of Acquiror Common Stock, of which 44,345,314 shares are issued and outstanding and 761,752 shares are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding on the date hereof. The authorized capital stock of Acquiror Sub consists of 772,822 shares of common stock, $5.00 par value per share, all of which are issued and outstanding. All issued and outstanding shares of Acquiror Common Stock and all issued and outstanding shares of capital stock of Acquiror Sub have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, and there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to Acquiror Common Stock or shares of capital stock of Acquiror Sub. None of the outstanding shares of capital stock or other securities of Acquiror has been issued in violation of any preemptive rights of the current or past stockholders of Acquiror. All of the outstanding shares of capital stock of Acquiror Sub are owned by Acquiror free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except for stock options issued under Acquiror’s long-term incentive compensation plan (and any stock options issued under any similar plan assumed by Acquiror in connection with prior business combination transactions), neither Acquiror nor Acquiror Sub nor any of the other subsidiaries of either, has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the transfer, purchase, redemption or issuance of any shares of Acquiror Common Stock or shares of capital stock of Acquiror Sub or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Acquiror stockholders may vote are outstanding.

4.3 Authority; No Violation.

(a) Acquiror and Acquiror Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, have been duly and validly approved by the unanimous vote of the board of directors of Acquiror and Acquiror Sub, as applicable. No other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to consummate the transactions so contemplated other than in the case of the Parent Merger, the filing of the Parent Merger Documents as contemplated in Section 1.2. No other corporate proceedings on the part of Acquiror Sub are necessary to consummate the transactions so contemplated other than in the case of the Subsidiary Merger, the filing of the Subsidiary Merger Document as contemplated in Section 1.2. Subject to the receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Acquiror and Acquiror Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Acquiror and Acquiror Sub, as applicable, enforceable against Acquiror and Acquiror Sub, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(b) None of the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, nor the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Acquiror or Acquiror Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws (or comparable organizational documents) of Acquiror, Acquiror Sub or any other subsidiary of Acquiror; (ii) assuming that the consents and approvals set forth in Section 4.3(c) are duly obtained, violate any (A) Law to which Acquiror, Acquiror Sub or any of the other subsidiaries of Acquiror is subject or (B) any judgment, order, writ, decree or injunction applicable to Acquiror or Acquiror Sub or any of their respective properties or assets; or (iii) assuming the consents and approvals set forth in Section 4.3(c) are duly obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Acquiror Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Acquiror Sub is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have an Acquiror Material Adverse Effect.

(c) Except for consents and approvals of or filings or effective registrations with or notices to the Secretary of State of the State of Mississippi, the Secretary of State of the State of Delaware, the MCB, the Commission, other applicable state and federal securities commissions, agencies and other similar regulatory bodies (including Nasdaq, FINRA and other industry self-regulatory organizations), the FRB, the FDIC, the Federal Trade Commission, the Department of Justice, and the stockholders of Acquiror and Acquiror Sub, and such other consents or approvals of or filings or effective registrations with or notices to any non-governmental third party which the failure to make or obtain, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect, no consents or approvals of or filings or effective registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Acquiror or Acquiror Sub in connection with (i) the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, (ii) the consummation by Acquiror of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Documents, and (iii) the consummation by Acquiror Sub of the Subsidiary Merger and the other transactions contemplated hereby and by the Subsidiary Merger Document.

4.4 Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Documents (the “Acquiror Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the Commission for quarterly reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Acquiror and its consolidated subsidiaries at the respective dates thereof and the consolidated results of Acquiror operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the Commission.

(b) Except to the extent reflected, disclosed or reserved against in the Acquiror Financial Statements or immaterial liabilities incurred since September 30, 2016 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable Law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Accounting Standards Codification Topic 450, Contingencies), neither Acquiror nor Acquiror Sub has any obligation or liability, whether absolute, accrued, contingent or otherwise, and whether due or to become due, that is material to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Acquiror and Acquiror Sub, taken individually or as a whole.

(c) Since December 31, 2013, (i) neither Acquiror nor any of its subsidiaries nor, to the Knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Acquiror or any of its subsidiaries, whether or not employed by Acquiror or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to Acquiror’s board of directors or any committee thereof or to any of Acquiror’s directors or officers.

(d) Acquiror and Acquiror Sub have maintained a system of “internal controls over financial reporting” (as defined in Rules 13(a)-15(f) under 1934 Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and which includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Acquiror and Acquiror Sub, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Acquiror and Acquiror Sub are being made only in accordance with authorizations of management and directors of Acquiror or Acquiror Sub, as applicable, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Acquiror or Acquiror Sub that could have a material effect on the financial statements. Acquiror and Acquiror Sub have devised and maintained “disclosure controls and procedures” (as defined in Rules 13(a)-15(e) under the 1934 Act) effective for ensuring that information Acquiror is required to disclose in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. Acquiror has disclosed, based on its most recent evaluation, in the Acquiror SEC Documents and to its outside auditors and the audit committee of the Acquiror’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) which are likely to adversely affect Acquiror’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting.

4.5 Absence of Certain Changes or Events. Except as disclosed in any publicly available report, schedule, form or other document filed with the SEC by Acquiror, there has not been any material change in the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of Acquiror and Acquiror Sub taken individually or as a whole since September 30, 2016 other than in connection with: (i) any change in banking or similar Laws of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

4.6 Legal Proceedings. None of Acquiror or any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or any of its subsidiaries other than routine litigation arising in the ordinary course of business, which, individually or in the aggregate, would not have an Acquiror Material Adverse Effect. Neither Acquiror nor any of its subsidiaries is a party to any judgment, order, writ, decree or injunction which, individually or in the aggregate, would have an Acquiror Material Adverse Effect.

4.7 Taxes and Tax Returns.

(a) Each of Acquiror and its subsidiaries has duly and timely filed all income Tax Returns and all other material Tax Returns required to be filed (taking into account all applicable extensions of time in which to file), and all such Tax Returns were correct and complete in all material respects. Each of Acquiror and its subsidiaries has duly paid all income Taxes and all other material Taxes that were due and payable other than Taxes which (i) are being contested in good faith through appropriate proceedings and (ii) have not finally been determined. Acquiror and Acquiror Sub have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable in accordance with GAAP. Except as set forth in Acquiror Disclosure Schedule 4.7(a), no Tax Return filed by Acquiror or any of its Subsidiaries is under examination by any Governmental Entity or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid Tax deficiency has been received by or asserted against Acquiror or any of its Subsidiaries by any Governmental Entity that has not been resolved. No written claim has been made by any Governmental Entity in any jurisdiction where Acquiror or any of its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax in that jurisdiction that has not been resolved. The federal income Tax Returns of Acquiror and the Subsidiaries for all taxable periods ended on or prior to December 31, 2012 are closed to examination due to the expiration of the applicable statute of limitations, and the Mississippi franchise Tax Returns of Acquiror and the Subsidiaries, as applicable, respectively, for all taxable periods ended on or prior to December 31, 2012 are closed to examination due to the expiration of the statute of limitations. Neither Acquiror nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect.

(b) Neither Acquiror nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed; (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes, which agreement, arrangement or understanding required Acquiror or any of its Subsidiaries to make payments after January 1, 2017 or could require Acquiror or any of its Subsidiaries to make any payments after the Effective Time (other than (x) such an agreement or arrangement exclusively between or among the Acquiror and its Subsidiaries and (y) customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes, such as leases with Tax escalation provisions); (iii) has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years; or (iv) has ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c) No liens for Taxes exist upon any of the assets or properties of Acquiror or any of its subsidiaries, except for liens for Taxes not yet due and payable.

(d) Acquiror and its subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(e) Acquiror is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.8 Securities Documents and Regulatory Reports.

(a) Since January 1, 2014, Acquiror has filed or furnished on a timely basis with the Commission all final registration statements, prospectuses, annual, quarterly or current reports and definitive proxy statements or other communications (other than general advertising materials), forms, reports, schedules, statements or other documents required to be filed or furnished by it pursuant to the 1933 Act or the 1934 Act or the rules and regulations promulgated by the Commission (all such filed or furnished documents since January 1, 2014, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Acquiror SEC Documents”). As of the respective dates of their filing or being furnished (and, in the case of registration statements and proxy statements, as of the dates of their effectiveness and the dates of mailing, respectively), except to the extent that any Acquiror SEC Document has been amended or superseded by a subsequently filed Acquiror SEC Document prior to the date hereof, in which case, as of the date of such amended or superseded filing, each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, form, report, schedule statement or other document, as of its date, complied or, if not yet filed or furnished, will comply in all material respects with all Laws applicable to the Acquiror SEC Documents (including the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as amended) and did not, and any Acquiror SEC Documents filed with or furnished to the Commission subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date filed or furnished publicly prior to the date hereof shall be deemed to modify information as of an earlier date.

(b) Since January 1, 2014, Acquiror and Acquiror Sub have duly filed in correct form all monthly, quarterly and annual reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the MCB, FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Acquiror and/or Acquiror Sub, other than the Commission, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such monthly, quarterly and annual reports, forms, correspondence, registrations and statements, individually or in the aggregate, is not reasonably likely to have an Acquiror Material Adverse Effect. As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the extent not prohibited by Law, Acquiror has delivered or made available to Seller accurate and complete copies of such reports, forms, correspondence, registrations and statements. Other than its normal examinations, there is no proceeding, examination or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Entity with respect to Acquiror’s or Acquiror Sub’s business or operations.

4.9 Acquiror Information. None of the information relating to Acquiror and its subsidiaries to be provided by Acquiror or Acquiror Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus and/or in the Registration Statement or in any application, notification or other document to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will, as of the date the Proxy Statement/Prospectus is first mailed to Seller’s stockholders or at the time of the Special Meeting, or at the time the Registration Statement becomes effective under the 1933 Act, or at the time any such other application, notification or other document are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Proxy Statement/Prospectus, the Registration Statement or such other applications, notifications or other documents supplied by Seller or Seller Sub for inclusion or incorporation by reference therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.10 Compliance with Applicable Law.

(a) Each of Acquiror and its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and to own or lease its properties and assets, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, except for such failures to have such permits, licenses, certificates of authority, orders and approvals of, to make all filings, applications and registrations with Governmental Entities or to be in full force and effect which, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect. To the Knowledge of Acquiror, no suspension or cancellation of any of the same is threatened.

(b) Neither Acquiror nor any of its subsidiaries is (i) in violation of (A) its respective articles of incorporation or bylaws (or comparable organizational documents) or any other governing instrument or (B) any Law of any Governmental Entity or (ii) in default with respect to any judgment, order, writ, decree or injunction of any court or other Governmental Entity, except in the case of clauses (i)(A) and (ii) above, such violations or defaults which, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect. Neither Acquiror nor any of its subsidiaries has received any written notice from any Governmental Entity asserting that Acquiror or any of its subsidiaries is in violation of any of the foregoing, except for such violations which, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect. Neither Acquiror nor Acquiror Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing, except for such cease and desist orders, agreements, written directives, memorandums of understanding or written commitments which, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect.

(c) Without limiting the generality of the foregoing, to the Knowledge of Acquiror, each of Acquiror and Acquiror Sub is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of Acquiror and Acquiror Sub is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws. Acquiror and Acquiror Sub have neither had nor suspected any material incidents of fraud or defalcation during the last two years.

4.11 Employee Benefit Plans.

(a) For purposes of this Agreement, the following terms shall have the indicated meaning:

(i) “Acquiror Pension Plan” means each pension or retirement plan of Acquiror, including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA;

(ii) “Acquiror Plans” means each employee benefit plan, arrangement or agreement of Acquiror or any of its subsidiaries which is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each bonus, deferred compensation, Acquiror Pension Plan, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan and all other material fringe benefits, employee benefit plans, practices, arrangements or commitments under which either Acquiror or any of its subsidiaries has any liability that cover current or former officers or employees or directors of Acquiror and any of the Subsidiaries, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified; and

(iii) “Qualified Acquiror Plan” means any Acquiror Plan that is intended to be qualified under Section 401(a) of the Code.

(b) Except as disclosed in Acquiror Disclosure Schedule 4.11(b): (i) each Acquiror Plan has been operated in compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental Laws, including but not limited to the Health Insurance Portability and Accountability Act of 1996, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1994, the Americans with Disabilities Act and the Americans with Disabilities Amendments Act of 2008, the Patient Protection and Affordable Care Act of 2010, except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in an Acquiror Material Adverse Effect; (ii) at all times after December 31, 2004, each Acquiror Plan that constitutes a nonqualified plan of “deferred compensation” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the applicable provisions of Section 409A of the Code and each Acquiror Plan has been timely amended to comply in all material respects with the applicable provisions of such section; (iii) each Qualified Acquiror Plan has received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor or volume submitter sponsor covering all required Tax Law provisions or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and, to the Knowledge of Acquiror, no fact or event has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of any Qualified Acquiror Plan; (iv) except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect, all filings required by ERISA and the Code to be made to the IRS or Department of Labor as to each Acquiror Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code, including notice by any Acquiror Plan grandfathered under the Patient Protection and Affordable Care Act, have been timely provided; (v) neither Acquiror nor any of its subsidiaries has any liability to the IRS with respect to any Acquiror Plan, including any liability imposed by Chapter 43 of the Code, and no amount or any asset of any Acquiror Plan is subject to tax as unrelated business taxable income; (vi) as of the date hereof, there is no pending or, to the Knowledge of Acquiror, threatened claim, administrative proceeding or litigation relating to any Acquiror Plan except claims for benefits arising in the ordinary course of the administration of such plans; (vii) neither Acquiror nor any of its subsidiaries has engaged in a transaction with respect to any Acquiror Plan subject to ERISA that could reasonably be expected to subject Acquiror or any of its subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Sections 502(i) and 4071 of ERISA; (viii) neither Acquiror nor any Acquiror ERISA Affiliate has within the last six (6) years sponsored, maintained, or contributed to a plan, including any Acquiror Plan, which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or subject to Title IV of ERISA, and Acquiror has no Knowledge of any facts, circumstances, or reportable events that could reasonably be expected to give rise to any material liability of Acquiror to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA, regardless of whether based on an Acquiror ERISA Affiliate; and (ix) neither Acquiror nor any of its subsidiaries has contributed to or been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, regardless of whether based on contributions of an Acquiror ERISA Affiliate. For purposes of this Agreement, the term “Acquiror ERISA Affiliate” shall mean any entity, which together with Acquiror or any of its subsidiaries, as applicable, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

(c) All contributions required to be made by Acquiror or any of its subsidiaries under the terms of any of their Acquiror Plans, as of the date hereof, have been timely made, and all obligations and liabilities under such Acquiror Plans that have accrued but are not due have been reflected in accordance with GAAP in the Acquiror Financial Statements. No Acquiror Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Acquiror nor any of its subsidiaries has an outstanding funding waiver. Neither Acquiror nor any of its subsidiaries has provided, or is required to provide, security to any Acquiror Pension Plan pursuant to Section 401(a)(29) of the Code, and no such plan is or has been subject to any limitation on accelerated distributions or amendments under Section 436 of the Code.

(d) Except as disclosed in Acquiror Disclosure Schedule 4.11(d), neither Acquiror nor any subsidiaries of Acquiror has any material obligation to provide medical, health, dental, vision, life insurance, or disability benefits under any Acquiror Plan for any period after termination of employment, except as may be required by Section 4980B of the Code or Section 601 of ERISA or similar state or local Law. Acquiror may amend or terminate any health or life benefit plan maintained by it at any time without incurring any liability thereunder other than in respect of vested benefits accrued and claims incurred prior to or in connection with such amendment or termination pursuant to the terms of such plans and other than administrative and other expenses normally and typically required as part of a similar amendment or termination.

(e) Except as disclosed in Acquiror Disclosure Schedule 4.11(e), for the current fiscal year, there has been no amendment to, announcement by Acquiror or any of its subsidiaries relating to, or, to the Acquiror’s Knowledge, change in employee participation or coverage under, any Acquiror Plan which would materially increase the expense of maintaining such Acquiror Plan, either individually or in the aggregate, in a material way. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Acquiror Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Employer to merge, amend or terminate any Acquiror Plan; or (iii) cause Acquiror or any of its subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award. Without limiting the generality of the foregoing, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will result in amounts paid or payable by Acquiror that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

4.12 Deposit Insurance and Other Regulatory Matters. The deposit accounts of Acquiror Sub are insured by the FDIC to the maximum extent permitted by the FDIA, and Acquiror Sub has paid when due all premiums and assessments required by the FDIA and the regulations thereunder. No action, suit or proceeding is pending or, to the Knowledge of Acquiror, has been threatened by the FDIC against Acquiror or Acquiror Sub with respect to the termination of such insurance. As of the date hereof, other than reciprocal deposit accounts obtained through Promontory Interfinancial Network, LLC, none of Acquiror Sub’s deposits are “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or are subject to any material encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

4.13 Material Contracts; Other Agreements. Neither Acquiror nor Acquiror Sub is in default under any contract filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2015, or its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, or September 30, 2016, other than defaults which would not reasonably be likely to result in, individually or in the aggregate, an Acquiror Material Adverse Effect.

4.14 Nasdaq. Acquiror is in compliance in all material respects with the rules, regulations and policies of Nasdaq applicable to Acquiror.

4.15 Broker Fees. Except as set forth in Acquiror Disclosure Schedule 4.15, neither Acquiror nor any of its subsidiaries nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.16 Regulatory Matters. Neither Acquiror nor any of its subsidiaries has taken or agreed to take any action which could reasonably be expected to materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).

4.17 Regulatory Capital; Community Reinvestment Act. Acquiror Sub is, and on the Closing Date, Acquiror Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Acquiror is, and on the Closing Date, Acquiror will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB. Acquiror Sub is in material compliance with all applicable provisions of the CRA and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Acquiror has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which would be reasonably expected to result in Acquiror or Acquiror Sub failing to be “well-capitalized” or having its current CRA rating lowered within the next 12 months.

4.18 Acquiror Shares. The shares of Acquiror Common Stock to be issued to pay the aggregate Merger Consideration pursuant to this Agreement (i) will have been duly authorized by the Effective Time, and (ii) when issued in accordance with the terms of this Agreement, will be (A) validly issued, fully paid and non-assessable, (B) free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, excluding restrictions under the 1933 Act, (C) issued in material compliance with all applicable securities Laws, and (D) in addition, such issuances shall not be subject to any preemptive right of stockholders of Acquiror or to any right of stockholders of Acquiror or to any right of first refusal or other right in favor of any person which has not been observed or waived.

4.19 Opinion. Prior to the execution of this Agreement, the board of directors of Acquiror has received the oral opinion (to be confirmed in writing) of its financial advisor, Sandler O’Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to Acquiror. Acquiror shall furnish an accurate and complete copy of such opinion to Seller, solely for informational purposes, as promptly as practicable following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20 No Acquiror Vote Required. No vote of the holders of any class or series of capital stock of Acquiror is necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Merger.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Conduct of the Business of Seller and Seller Sub.

(a) During the period from the date hereof to the Effective Time, except as expressly permitted by this Article V or as required by applicable Law, Seller and Seller Sub shall, and shall cause the other Subsidiaries to, conduct their businesses only in the ordinary course and consistent with past practice (as well as with projections with respect to growth and the maintenance of capital that have been communicated to Acquiror) and prudent banking practice or as required hereunder, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. Seller and Seller Sub shall use their commercially reasonable efforts consistent with past practices to (i) maintain and preserve intact their business organization, their rights, franchises and other authorizations issued by Governmental Entities and their current relationships with customers, regulators, employees and other persons with which they have business or other relationships;

and (ii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby. During the period from the date hereof to the Effective Time, Seller shall provide Acquiror with a true and complete copy of any agreement by Seller or Seller Sub to indemnify and/or hold harmless any director, officer, employee or agent of Seller or Seller Sub, except to the extent required under the mandatory provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of Seller or Seller Sub, as applicable, or under applicable Law, promptly (but in no event more than five days) after the date Seller executes any such agreement.

(b) Seller and Seller Sub agree to promptly notify Acquiror and Acquiror Sub if after the date hereof Seller or Seller Sub makes or acquires any loan or issues a commitment (or renews or extends an existing commitment) for any loan relationship having total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $3,500,000, or amends, renews, restructures or modifies in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $3,500,000.

5.2 Negative Covenants of Seller and Seller Sub. Seller and Seller Sub agree that from the date hereof to the Effective Time, except as otherwise approved in advance by Acquiror in writing, which approval shall not be unreasonably withheld, conditioned or delayed, as permitted or required by this Agreement or required by applicable Law, each of Seller and Seller Sub will not, and shall not permit any other Subsidiary to:

(i)	amend any provision of the certificate of incorporation or bylaws (or comparable organizational document) or other governing instrument of Seller or any of the Subsidiaries;

(ii)	as to each of Seller and the Subsidiaries, except for the issuance of Seller Common Stock pursuant to the present terms of the outstanding Seller Stock Options, (A) change the number of shares of its authorized or issued capital stock or other equity interests, as applicable, (B) issue or grant (or commit to issue or grant) any shares of its capital stock or other equity interests, as applicable, or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to its authorized or issued capital stock or other equity interests, as applicable, any security convertible into shares of such capital stock or other equity interests, as applicable, or any stock or equity appreciation right, restricted unit or other equity-based compensation, (C) split, combine or reclassify any shares of its capital stock or other equity interests, as applicable, (D) redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests, as applicable, or (E) enter into any agreement, undertaking or arrangement with respect to the sale or voting of its capital stock or other equity interests, as applicable;

(iii)	(A) create or incur any indebtedness for borrowed money other than acceptance of deposits, purchases of Federal funds, short-term Federal Home Loan Bank borrowings, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions; provided, that Seller Sub shall not accept any additional brokered deposits (other than reciprocal Certificate of Deposit Account Registry Services products with terms to maturity not in excess of 120 days) or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (B), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(iv)

set any record or payment dates for the payment of any dividends or other distributions on its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity interests, as applicable, of Seller or any of the Subsidiaries, other than dividends from a wholly-owned Subsidiary to Seller or to another wholly-owned Subsidiary of Seller;

(v)	except as required under applicable Law, the terms of any existing Seller Plan or pursuant to the terms of this Agreement, (A) alter or amend the terms of any Seller Plans existing as of the date hereof other than renewals or other changes as reasonably necessary to continue the Seller Plan in the ordinary course, (B) enter into, adopt or terminate, or agree to enter into, adopt or terminate, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Seller or any of the Subsidiaries, (C) amend any Seller Plan for the benefit or welfare of any current or former employee, officer, director or consultant of Seller or any of the Subsidiaries other than in the ordinary course, (D) except as contemplated by this Agreement, grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (E) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Seller or any of the Subsidiaries, (F) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Seller Plans, or (G) exchange, cancel, borrow from, surrender or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate-owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by applicable Law;

(vi)	(A) grant any severance, termination pay or other benefit payable upon the occurrence of a change in control (except as set forth on Seller Disclosure Schedule 5.2(vi)(A) or pursuant to contracts listed on Seller Disclosure Schedule 3.13(a) or any existing Seller Plan), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants, (B) award any increase in compensation or benefits to its directors, officers, employees or consultants other than in the ordinary course of business consistent with past practices, provided, that the aggregate increase in directors’, officers’, employees’ or consultants’ compensation shall not exceed 3.5% of the directors’, officers’, employees’ or consultants’ aggregate compensation prior to the increase, even if consistent with past practices, (C) hire, transfer, promote or terminate the employment of any employee of Seller or any of the Subsidiaries who has a base annual compensation of $100,000 or more or (D) pay any bonus of any kind or amount to any director, officer, employee or consultant other than in the ordinary course of business consistent with past practice (for purposes of this Agreement, payment of annual bonuses for performance during calendar year 2016 shall be considered payments in the ordinary course of business consistent with past practice);

(vii)	sell, lease, transfer, mortgage, encumber or otherwise dispose of any properties or other assets except (A) subject to Section 5.2(xvi), sales of loans, loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of Seller Sub, (B) as expressly required by contracts or agreements set forth on Seller Disclosure Schedule 3.13(a), or (C) sales of other real estate owned in the ordinary course of business consistent with past practice to third parties who are not affiliates of Seller Sub; provided, that, for the avoidance of doubt, the parties agree that any sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable Law), or any sale of other real estate owned for an amount less than 90% of its appraised value shall not, in either case, be considered a sale in the ordinary course of business;

(viii)	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(xviii), in the ordinary course of business and consistent with past practice;

(ix)	make, or commit to make, any capital expenditures in excess of $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

(x)	permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Seller or Seller Sub;

(xi)	other than changes required by GAAP as concurred in by Seller’s independent accountants, (A) make any change in its accounting methods or practices or systems of internal accounting controls (or the manner in which liabilities are accrued), (B) revalue in any material respect any of its assets, including writing-off notes or accounts receivable or (C) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Law;

(xii)	except as may be required by applicable Laws or by the FDIC or other Governmental Entity, enter into any new line of business or change in any material respect any lending, deposit, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to loans or depository accounts (or waive any material fees with respect thereto), hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans;

(xiii)	make, change or revoke any material Tax election, change an annual Tax accounting period or adopt or change any material Tax accounting method, file any amended material Tax Return or settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes;

(xiv)	engage in any transaction with an affiliate, other than in the ordinary course of Seller Sub’s business and in compliance with Regulation O;

(xv)	enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xvi)	(A) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (B) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable pronouncements of the FDIC or other Governmental Entities or (C) without previously notifying and consulting with Acquiror, purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than five years for Seller or Seller Sub’s own account;

(xvii)	(A) merge or consolidate with any other business or entity, incorporate or organize any subsidiary, or make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person or entity, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Seller Sub, or (B) restructure, reorganize or completely or partially liquidate or dissolve;

(xviii)	except as set forth on Seller Disclosure Schedule 5.2(xviii), (A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $125,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (B) agree or consent to the issuance of any judgment, order, writ, decree or injunction restricting or otherwise affecting its business or operations;

(xix)	knowingly take, or fail to take, any action that would be reasonably expected to adversely affect or delay the ability of Seller or any of the Subsidiaries to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement;

(xx)	knowingly take, or fail to take, any action that would reasonably be expected to result in any of Seller’s and Seller Sub’s representations and warranties contained in Article III not being true and correct in any material respect at the Effective Time;

(xxi)	knowingly take, or fail to take, any action that would be reasonably expected to (i) prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) adversely affect or delay the ability of Seller or Acquiror to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror;

(xxii)	knowingly fail to comply with any Laws applicable to Seller or any of the Subsidiaries and to the conduct of the business of Seller and such Subsidiaries in a manner adverse to such business; or

(xxiii)	agree to, or make any commitment to, take, or adopt any resolutions of board of directors (or comparable governing body) of Seller or any of the Subsidiaries in support of, any of the actions prohibited by this Section 5.2.

5.3 No Solicitation.

(a) Upon the execution of this Agreement, Seller shall, and shall cause its affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by Seller or any of its affiliates (each, a “Seller Representative”)) to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons or that may be ongoing with respect to any Acquisition Proposal. Upon request by Acquiror, Seller shall request the return and destruction of all confidential information provided to any such person. In addition, Seller shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreements to which it is a party with respect to any Acquisition Proposal. Except as otherwise provided below, from the date of this Agreement through the Effective Time, Seller shall not, and shall not authorize or permit any Seller Representative to, directly or indirectly through another person, (i) solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing information or assistance), or take any other action designed to solicit, initiate, knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions, negotiations or other communications regarding any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to any person relating to an Acquisition Proposal; provided, that notwithstanding the foregoing, but subject to compliance with the other terms of this Section 5.3, Seller’s board of directors may, prior to the Special Meeting (but not after), take any of the actions described in Section 5.3(ii) or (iii) in response to an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.3) if and only to the extent that (x) Seller’s board of directors concludes in good faith that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (y) Seller’s board of directors concludes in good faith, after consultation with outside legal counsel and its financial advisor (as to financial matters), that failure to take such actions would be inconsistent with the directors’ fiduciary duties under applicable Law; and (z) prior to providing any nonpublic information permitted to be provided pursuant to this proviso, Seller shall have provided both notice to Acquiror and Acquiror Sub of its intention to provide such information to the third party as well as to Acquiror and Acquiror Sub (if not previously provided to Acquiror and Acquiror Sub), and Seller shall have entered into a confidentiality agreement with such third party on customary terms and conditions (including customary non-disclosure, confidentiality, standstill and non-solicitation and no-hire provisions and not including any provisions giving such person any exclusive right to negotiate with Seller or prohibiting disclosure to Acquiror of the terms and conditions of any Acquisition Proposal). Seller agrees that it will take the necessary steps to inform the Seller Representatives of the obligations undertaken in this Section 5.3.

For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the consolidated net revenues, net income or assets of Seller, (ii) direct or indirect acquisition or purchase of any class of equity securities representing 20% or more of the voting power of any class of equity securities of Seller or 20% or more of the consolidated assets of Seller, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting power of any class of equity securities of Seller, or (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Seller, in each case other than the transactions contemplated by this Agreement.

For purposes of this Agreement, the term “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that Seller’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisor, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal (including any applicable termination fees, expense reimbursement provisions and conditions to consummation) that Seller’s board of directors deems relevant as well as the terms and conditions of this Agreement (as it may be proposed to be amended by Acquiror), is (i) more favorable to the stockholders of Seller from a financial point of view than the transactions contemplated by this Agreement, and (ii) reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of Superior Proposal, the term Acquisition Proposal shall have the meaning assigned to such term in the paragraph immediately above except that the reference to “20% or more” in the definition of Acquisition Proposal shall be deemed to be a reference to “50% or more.”

(b) Seller shall notify Acquiror as promptly as practicable (and in no event more than 24 hours) after receipt of any Acquisition Proposal, any request for nonpublic information relating to Seller or any Subsidiary that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry from any person seeking to have discussions, negotiations or other communications relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, requests, proposals or offers (including a copy of the most recent proposed acquisition agreement, if any), except to the extent that such information both constitutes confidential information of the third party making such Acquisition Proposal under an effective confidentiality agreement and is not related to the terms and conditions of such Acquisition Proposal. Seller agrees that it shall keep Acquiror and Acquiror Sub informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(c) Except as expressly permitted by this Section 5.3, and after compliance with this Agreement, neither the board of directors of Seller nor any committee thereof shall (i) withhold, withdraw, amend, modify or qualify (or propose publicly to withhold, withdraw, amend, modify or qualify), in a manner adverse in any respect to the interests of Acquiror, the Seller Recommendation or take any action or make any statement in connection with the Special Meeting inconsistent with such approval or the Seller Recommendation or (ii) approve or recommend (or propose publicly to approve or recommend) any Acquisition Proposal (either (i) or (ii), a “Change in the Seller Recommendation”). Except as expressly permitted by this Section 5.3, and after compliance with this Agreement, Seller shall not, and Seller’s board of directors or any committee thereof shall not cause Seller to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement referred to in Section 5.3(a) and in compliance with the terms thereof) relating to any Acquisition Transaction (each, a “Seller Acquisition Agreement”). For purposes of this Agreement, a Change in the Seller Recommendation shall include any failure by Seller’s board of directors to recommend against an Acquisition Proposal. Notwithstanding the foregoing, at any time prior to, but not after, obtaining the Seller Stockholder Approval, the board of directors of Seller (including any committee thereof) may effect a Change in the Seller Recommendation (and, in the event that the board of directors of Seller determines such Acquisition Proposal to be a Superior Proposal in accordance with this Section 5.3, terminate this Agreement pursuant to Article VII hereof in order to concurrently enter into a Seller Acquisition Agreement with respect to such Superior Proposal), if the board of directors of Seller determines in good faith, after consultation with outside legal counsel and its financial advisors (as to financial matters), that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Seller may not take any such actions unless (y) Seller shall have complied in all respects with this Section 5.3 and Section 5.8 and (z):

(i)	Seller’s board of directors determines in good faith, after consultation with its outside legal counsel and its financial advisor (as to financial matters), that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Acquiror and Acquiror Sub under this Section 5.3(c);

(ii)	Seller has given each of Acquiror and Acquiror Sub at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal;

(iii)	Before effecting such Change in the Seller Recommendation, Seller has negotiated, and has caused Seller Representatives to negotiate, in good faith with Acquiror and Acquiror Sub during such notice period, to the extent Acquiror and Acquiror Sub wish to negotiate, to enable Acquiror and Acquiror Sub to propose revisions to the terms of this Agreement that obviate the need of Seller’s board of directors to make a Change in the Seller Recommendation, including in the case of a Superior Proposal, by proposing such terms so as to make such Superior Proposal no longer a Superior Proposal; and

(iv)	Seller’s board of directors, following the end of such five Business Day period again determines in good faith, after consultation with its outside legal counsel and with its financial advisor (as to financial matters) and having considered in good faith any changes to the terms of this Agreement proposed by Acquiror and any other information provided by Acquiror, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that the failure to make a Change in the Seller Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

If during such five Business Day period there are any material modifications to the financial terms (including any modifications to the form, amount or timing of payment of consideration) or any other material terms of any Superior Proposal, Seller shall, in each case, deliver to Acquiror and Acquiror Sub as reasonably necessary a new written notice, the notice period shall have recommenced (except that the length of the new notice period shall be reduced to the greater of the number of days remaining in the original five-day notice period or three Business Days) and Seller shall be required to comply with its obligations under this Section 5.3(c) with respect to such new written notice. During the applicable notice period, Seller shall not terminate this Agreement unless Seller receives written notice from Acquiror that it does not intend to enter into negotiations with Seller to propose revisions to the terms of this Agreement to match or better a Superior Proposal.

(d) Subject to Section 7.1(e) (and in that case, only if Seller shall have complied with its obligations under this Section 5.3 and Section 5.8), nothing in this Section 5.3 shall permit Seller to terminate this Agreement or affect any other obligation of Seller under this Agreement. Unless this Agreement has been terminated, Seller shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(e) Nothing contained in this Section 5.3 shall prohibit Seller from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

5.4 Negative Covenants of Acquiror and Acquiror Sub. Except as expressly provided in this Agreement, or as set forth on Acquiror Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, each of Acquiror and Acquiror Sub and their Subsidiaries and their respective boards of directors shall not:

(a) other than in connection with this Agreement, and except as would not have an Acquiror Material Adverse Effect, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b) knowingly take, or fail to take, any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Acquiror Sub to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement;

(c) knowingly take, or fail to take, any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV not being true and correct in any material respect at the Effective Time;

(d) knowingly take, or fail to take, any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Acquiror Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror;

(e) agree to, or make any commitment to, take, or adopt any resolutions of board of directors of Acquiror or Acquiror Sub in support of, any of the actions prohibited by this Section 5.4;

(f) change any provision of Acquiror’s articles of incorporation in a way that would reasonably be expected to adversely affect (i) Acquiror’s ability to perform its obligations under this Agreement or (ii) the rights of a holder of Acquiror Common Stock; or

(g) other than changes required by GAAP as concurred in by Acquiror’s independent accountants, (A) make any material change in its accounting methods or practices or systems of internal accounting controls (or the manner in which liabilities are accrued), (B) revalue in any material respect any of its assets, including writing-off notes or accounts receivable or (C) materially change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Law .

5.5 Current Information. During the period from the date hereof to the Effective Time, the parties will cause one or more of each of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding each of its business, operations, assets, liabilities, condition (financial or otherwise), results of operations or matters relating to the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) in such conferences with representatives of Acquiror the designated representative(s) of Seller and Seller Sub shall provide updates with respect to loan charge-offs and sales of other real estate owned since the last conference, (ii) within 10 days after the end of each calendar month, Seller shall provide Acquiror with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income, stockholders’ equity and cash flows for the month and year-to-date period, which unaudited consolidated financial statements will be prepared in accordance with GAAP and will fairly present, in all material respects, the financial position of Seller at the respective dates thereof and the results of Seller’s operations and cash flows for the periods indicated therein, subject to the omission of footnotes and normal and year-end audit adjustments as permitted by GAAP, none of which adjustments, to the extent they relate to Seller’s or Seller Sub’s capital ratios, will be material, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month. Within 30 days after the end of each fiscal quarter, Seller shall provide Acquiror with a copy of the FDIC Call Report filed with the FDIC; in addition, subject to applicable Laws (including relating to the exchange of information), within five Business Days after filing Seller shall provide Acquiror a copy of all reports, forms, correspondence, registrations and statements, together with any amendments thereto, that Seller or Seller Sub files during the period from the date of this Agreement to the Effective Time with the Secretary of State of the State of Delaware, the MCB, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Seller and/or Seller Sub.

5.6 Access to Properties and Records; Confidentiality.

(a) Each of the parties shall permit the other party and its representatives reasonable access to their properties and shall disclose and make available to the other all books, papers and records relating to the assets, properties, operations, obligations and liabilities of the other party, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which the other party may have an interest, except for such documents that such party’s board of directors has been advised by its counsel that such disclosure, production or distribution may violate a confidentiality obligation, fiduciary duty, any Law or regulation, or may result in a waiver of such party’s attorney-client privilege. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any Law, order or judgment. The parties will use their reasonable best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties shall make their respective executive officers available to confer with the other party’s representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b) All information furnished previously by the parties or any of their respective subsidiaries, or hereafter furnished prior to the Effective Time, in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers and, if the Mergers shall not occur, the party receiving the information shall (i) at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; provided, that the party receiving the information shall not be required to delete or erase such information from its servers; (ii) use its best efforts to keep confidential all such information; (iii) use such information only for the purpose of consummating the transactions contemplated by this Agreement; and (iv) not directly or indirectly use such information for any competitive or commercial purposes. The obligations of the parties to keep such information confidential shall continue for three years (except for any confidential customer information, which shall be kept confidential indefinitely) from the date the Mergers are abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to Law or in accordance with an order of a court of competent jurisdiction or any other Governmental Entity with authority to compel disclosure.

5.7 Regulatory Matters.

(a) Each of the parties hereto shall use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other parties in taking, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, to consummate the transactions contemplated hereby (including actions required in order to effect the Subsidiary Merger simultaneously with the Effective Time and to continue any contract or agreement of Seller or Seller Sub following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other parties in obtaining) any permit, consent, waiver, approval and authorization of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Mergers. The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement.

(b) Each of the parties shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Such consents and approvals and the transactions contemplated hereby shall not have been contested by any Governmental Entity or any third party by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Acquiror and Seller may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Mergers and the transactions contemplated hereby over such objection. Notwithstanding anything set forth in this Agreement, under no circumstances shall a party be required, and Seller and Seller Sub shall not be permitted (without Acquiror’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations, that would have, or would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or an Acquiror Material Adverse Effect, as the case may be (including, for the avoidance of doubt, any determination by a Governmental Entity that the Subsidiary Merger may not be consummated as contemplated herein, including simultaneously with the Effective Time); provided, that, if requested by Acquiror, then Seller and Seller Sub will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Seller and Seller Sub only in the event the Closing occurs.

(c) Subject to applicable Laws relating to the exchange of information, Acquiror and Seller shall, upon request, furnish each other with all information concerning Acquiror, Seller, Acquiror Sub and Seller Sub and their respective Subsidiaries and their respective directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Acquiror, Seller, Acquiror Sub and Seller Sub to any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(d) Subject to applicable Laws (including those relating to the exchange of information), Seller and Acquiror shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Laws, the parties shall (i) promptly furnish each other with copies of notices or other communications received by the other party (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide the other party a reasonable opportunity to review in advance, and accept the reasonable comments of the other party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Entity, and (iii) consider in good faith the other party’s views with respect to, and confer in good faith with the other party to resolve, any disagreement as to strategy with respect to any communication by the other party with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. Seller shall not, and shall cause its Subsidiaries not to, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Acquiror in advance and, to the extent not prohibited by applicable Laws, gives Acquiror the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Laws.

5.8 Preparation of Registration Statement; Stockholder Approval.

(a) Seller shall reasonably cooperate with Acquiror in order for Acquiror to prepare and file with the Commission as promptly as practicable after the date hereof a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be mailed to the stockholders of Seller related to the Special Meeting and to be part of the Registration Statement to be filed by Acquiror with the Commission pursuant to the 1933 Act with respect to the shares of Acquiror Common Stock to be issued in connection with the Parent Merger. The parties shall use their reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after its filing. The Proxy Statement/Prospectus, and any amendment thereto, shall include, subject to Section 5.3, the Seller Recommendation. Acquiror shall notify Seller promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply Seller with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto. If, at any time prior to the Special Meeting, any event occurs with respect to any party hereto, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement/Prospectus or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such party shall promptly notify the other party of such event, and cooperate in the prompt filing with the Commission of any necessary amendment or supplement thereto and, to the extent required by applicable Laws, in disseminating the information contained in such amendment or supplement to the stockholders of Seller. Acquiror will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Parent Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the Effective Time, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Acquiror and Acquiror Sub relating to Acquiror and Acquiror Sub and by Seller and Seller Sub relating to Seller and or any of Seller’s Subsidiaries, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the Commission thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Acquiror also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) Seller shall, subject to the provisions of Section 5.3 and this Section 5.8, (i) take all steps (including cooperating with Acquiror in the distribution of the Proxy Statement/Prospectus) necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments, the “Special Meeting”) as soon as reasonably practicable for the purposes of securing the Seller Stockholder Approval, (ii) recommend to its stockholders the approval of this Agreement, including the Parent Merger, and the transactions contemplated hereby (the “Seller Recommendation”), and (iii) use its reasonable best efforts to obtain, as promptly as practicable, the Seller Stockholder Approval. Promptly following approval of this Agreement by the stockholders of Seller, Seller, as the sole stockholder of Seller Sub, and Acquiror, as the sole stockholder of Acquiror Sub, each in such capacity, will approve the Subsidiary Merger Document, whether at a meeting or by written consent.

5.9 Legal Conditions to Merger. Subject in all respects to Sections 5.1 and 5.4 of this Agreement, each of Seller and Acquiror shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Acquiror or any of their respective Subsidiaries in connection with the Mergers and the other transactions contemplated by this Agreement.

5.10 Disclosure Supplements. Between the date of this Agreement to the Effective Time, each party will supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided, however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules which is necessary to correct any material inaccuracy in such Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(c) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be.

5.11 Public Announcements. Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by Law and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.

5.12 Stock Exchange Listing. Acquiror shall use all reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in the Parent Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing Date.

5.13 Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a)	Employee Benefit Plans.

(i)	Subject to the provisions of this Section 5.13, following the Effective Time, Acquiror, in its discretion, will either maintain existing Seller Plans or shall offer coverage under applicable Acquiror Plans to employees of Seller or any of the Subsidiaries who become employed by Acquiror, Acquiror Sub or any subsidiary or affiliate thereof (as the case may be, “Employer”) immediately following the Effective Time (“Transferred Employees”). Notwithstanding the foregoing, Acquiror will honor the terms of Seller Plans to the extent of benefits accrued as of the Effective Time.

(ii)	Following the Effective Time, Acquiror will provide continuation coverage under Section 4980B of the Code and Section 601 of ERISA and other applicable Law to all “qualified beneficiaries” (within the meaning of Code Section 4980(g)) who were entitled to such coverage under Seller’s or any Subsidiary’s group health plan immediately prior to the Effective Time.

(iii)	Acquiror shall provide credit to any Transferred Employee for periods of service with Seller and its Subsidiaries under the Acquiror Plans for eligibility and vesting purposes, and solely for purposes of seniority-based benefits, such as vacation accrual and severance, accrual purposes, to the same extent as provided under the corresponding Seller Plans, provided that such service shall not operate to duplicate any benefit.

(iv)

Acquiror and Acquiror Sub agree that, to the extent waived, satisfied or inapplicable to any Transferred Employee under the terms of any group health, group term life insurance or long-term disability plan maintained by Seller or any of the Subsidiaries at the Effective Time, any preexisting condition or similar limitation or exclusion contained in an Employer’s group health, long-term disability or group term life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under similar plans maintained by Seller or any of the Subsidiaries at the Effective Time and who then change coverage to the Employer’s group health, group term life insurance or long-term disability plan at the time such Transferred Employees are first given the option to enroll.

(v)	To the extent practicable, Transferred Employees shall be given credit for amounts paid under a corresponding Seller Plan during the same period during which such Transferred Employees commence participation in any similar Acquiror Plans for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Acquiror Plans. Acquiror agrees to take such reasonable measures as may be appropriate to mitigate the adverse consequences of a short plan year prior to transition to Acquiror Plans, such as extending the terms of the applicable Seller Plan to coincide with the plan year of the applicable Acquiror Plan.

(vi)	Subject to Acquiror’s or any of its subsidiaries’ right to terminate a Transferred Employee at any time after the Closing Date, the Transferred Employees shall, for a period of at least twelve months following the Closing Date, receive no less favorable annual salary, hourly wages, annual bonus opportunities and equity incentives than similarly-situated employees of Acquiror or its subsidiaries.

(vii)	Prior to the Effective Time, Seller shall have adopted resolutions of the Seller’s board of directors to terminate its tax-qualified cash or deferred arrangement described in Seller Disclosure Schedule 3.8(a), effective as of the day prior to the Closing Date (contingent upon the Closing). Employer shall cause an Acquiror Plan intended to qualify under Section 401(a) of the Code to accept rollovers by Transferred Employees from any similar Seller’s Plan, including rollovers of any plan loans in such accounts.

(viii)	Notwithstanding anything herein to the contrary, after the Effective Time, nothing contained herein shall restrict the ability of the Employer to amend, modify, terminate or replace any Seller Plan, in its discretion, in accordance with the terms of the applicable Seller Plan.

(ix)	No provision in this Agreement shall amend or modify or be deemed to modify or amend any Seller Plan or any similar plan, policy, arrangement or agreement maintained by Acquiror. Nothing contained herein shall be deemed a guarantee of employment for any Transferred Employee, shall restrict the right of Acquiror, Acquiror Sub or affiliate thereof to terminate the employment of any Transferred Employee or constitute a guarantee of any type or amount of compensation or benefits (except as otherwise provided in this Agreement).

(b) Indemnification of Officers and Directors. Acquiror shall indemnify and hold harmless each present and former director and officer of Seller (determined as of the Effective Time) and any of the Subsidiaries (determined as of the effective time of the Subsidiary Merger) and their heirs, personal representatives and estates (collectively, the “Indemnified Parties”) against, and shall promptly upon request advance or reimburse, any and all costs or expenses (including reasonable attorneys’ fees), judgments, interest, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) as they are incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), whether or not the Indemnified Party is a party to such Proceeding, based upon or arising from the Indemnified Party’s acts or omissions as an officer or director of Seller and/or any of the Subsidiaries, whether threatened, asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the same extent as the Indemnified Parties would have been indemnified under the certificate of incorporation and/or bylaws of Seller or any Subsidiary as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Seller or any Subsidiary at all relevant times, except that no indemnity shall be provided by Acquiror hereunder with respect to any Claim arising on account of an Indemnified Party’s service as an officer or director of another for-profit entity; provided, that the Indemnified Party to whom any expenses are advanced must provide an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. This indemnity shall be provided for six years following the Effective Time; or if there shall be any Proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened Proceeding is finally resolved.

The rights to indemnification granted by this Section 5.13(b) are subject to the following limitations: (i) a director or officer of Seller or any of the Subsidiaries (determined as of the date of this Agreement and as of the Effective Time) who would otherwise be a member of the Indemnified Parties under this Section 5.13(b) shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement in the form of Schedule 5.13(b) hereto; and (ii) amounts otherwise required to be paid by Acquiror to the Indemnified Parties pursuant to this Section 5.13(b) shall be reduced by any amounts that such Indemnified Parties recover from any third party.

(c) Insurance. Seller shall obtain on or prior to the Effective Time a six-year “tail” prepaid directors’ and officers’ liability insurance policy(ies) covering each present and former director and officer of Seller and any of the Subsidiaries as set forth in Section 5.13(b) at no cost to the beneficiaries thereof with respect to claims arising from facts or events which occurred prior to the Effective Time, in the same coverage amount as in effect under Seller’s directors’ and officers’ liability insurance policy(ies) (both primary and excess) immediately prior to the Effective Time, provided, that if the aggregate premium Seller would be required to pay for such “tail” policy(ies) is in excess of 300% of the premium for such coverage set forth in Seller Disclosure Schedule 3.14, then Seller shall purchase as much coverage as is reasonably practicable for 300% of the premium set forth in Seller Disclosure Schedule 3.14, unless otherwise agreed in advance in writing by Acquiror. Such policy shall survive the Mergers.

(d) Subsequent Events. In the event that the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any entity, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successor and assign of the Surviving Corporation assumes the obligations set forth in Sections 5.13(b) and (c). The provisions of Sections 5.13(b) and (c) shall survive consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives. This Section 5.13 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

5.14 Takeover Laws; No Rights Triggered. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the parties and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15 Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VI and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VII), Seller and Seller Sub shall take any and all necessary or appropriate actions to adopt all Acquiror accounting procedures and policies (including those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Seller or Seller Sub at the request of Acquiror pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller or Seller Sub herein.

5.16 Operating Functions. Seller and Seller Sub shall cooperate with Acquiror and Acquiror Sub in connection with planning for the efficient and orderly combination of the parties and the operation of the Subsidiary Surviving

Bank after the Subsidiary Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Closing Date or such later date as Acquiror may decide. Seller shall take, and shall use its reasonable best efforts to cause its data processing consultants and software providers to take, any action Acquiror may reasonably request prior to the Effective Time to facilitate the combination of the operations of Seller Sub with Acquiror Sub. Without limiting the foregoing, Seller shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Seller and Acquiror shall meet from time to time as Seller or Acquiror may reasonably request, to review the financial and operational affairs of Seller and Seller Sub, and Seller shall give due consideration to Acquiror’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Acquiror nor Acquiror Sub shall under any circumstance be permitted to exercise control of Seller, Seller Sub or any of Seller’s other Subsidiaries prior to the Effective Time, (ii) neither Seller nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (iii) neither Seller nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

5.17 Certain Agreements. As promptly as practicable after the date hereof (but no later than ten days following the date of this Agreement), Seller and Seller Sub shall have each director of Seller and Seller Sub who is not an employee of Seller or Seller Sub, respectively, execute a Voting and Non-Competition Agreement in substantially the form of Schedule 5.17-A hereto and have each executive officer of Seller and Seller Sub who is also a director of Seller or Seller Sub, respectively, execute a Voting Agreement in substantially the form of Schedule 5.17-B hereto. In addition, as promptly as practicable after the date hereof (but no later than ten days following the date of this Agreement), Seller and Seller Sub shall cause each of Columbia Equity Partners and Presidio Investors, LLC to executing a Voting Agreement containing substantially the same obligations as those contained in the Voting Agreement attached as Schedule 5.17-B hereto.

5.18 Hold Harmless. Acquiror will indemnify and hold harmless Seller, Seller Sub, each of the directors and officers and each person, if any, who controls Seller or Seller Sub within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several and solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Acquiror shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Acquiror by Seller or Seller Sub for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Acquiror under this Section 5.18, notify Acquiror in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Acquiror of the commencement thereof, Acquiror shall be entitled to participate therein; and to the extent that it shall wish to assume the defense thereof with counsel satisfactory to such indemnified party, and, after notice from Acquiror to such indemnified party of its election to so assume the defense thereof, Acquiror shall not be liable to such indemnified party under this Section 5.18 for any legal expenses of other counsel or of any other expenses subsequently incurred by such indemnified party; provided, that, if Acquiror elects not to assume such defense or counsel for the indemnified parties advises that there are substantive issues which raise conflicts of interest between Acquiror and the indemnified parties, the indemnified parties may retain one counsel satisfactory to them, and Acquiror shall pay all reasonable fees and expenses of such counsel for such indemnified parties promptly as statements therefor are received.

5.19 Stockholder Litigation. Seller shall provide Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against Seller and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and Acquiror shall in good faith consider the recommendations by Seller regarding such litigation. Seller shall not settle any stockholder litigation without Acquiror’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.20 Severance. An employee of Seller or any Subsidiary (other than any employee who is party to an employment agreement, severance agreement or change-in-control agreement that provides for severance benefits) who has been employed by Seller or any Subsidiary for at least six months whose employment is terminated involuntarily other than for “cause,” in connection with, or within six months after, the consummation of the Mergers shall be entitled to receive severance payments from Acquiror equal in amount to two weeks’ base pay (with such amount to be calculated based upon such employee’s base pay as of termination of employment or, if greater, the Effective Time) for each full year (prorated for any partial year) such employee was employed by Seller or any Subsidiary or any successor or predecessor thereto, subject to a minimum of four weeks’ severance and a maximum of 16 weeks’ severance, and, provided further, that, as a condition to any payment, such terminated employee shall have entered into a release of claims against the Surviving Corporation, the Surviving Bank, Seller, the Subsidiaries and their respective affiliates in a form mutually agreed to by Acquiror and Seller and such release shall have become irrevocable no later than 60 days after termination of the employee’s employment. For purposes of this Section 5.20, “cause” shall mean termination because of the employee’s material personal dishonesty in the course and scope of his or her employment, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar violations), “base pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of credited service” shall mean each full 12-month period of service from the date of hire. Severance shall be paid in a lump-sum on the date the release becomes irrevocable unless required to be paid on a subsequent date pursuant to Section 409A of the Code.

5.21 Seller Indebtedness. Acquiror will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Seller’s 6.50% Fixed to Floating Rate Subordinated Notes due July 1, 2026.

5.22 Officer Agreements.

Both Seller and Acquiror shall take such actions as are reasonably necessary to unilaterally terminate, effective as of the Effective Time, each of the Employment Agreements between Seller and the respective executives set forth in Seller Disclosure Schedule 5.22 (collectively the “Existing Officer Agreements”) in exchange for a cash payment at Closing in a single lump sum in the amount set forth in Seller Disclosure Schedule 5.22 opposite the executive’s name (net of applicable tax withholdings). The termination and liquidation of the Existing Officer Agreements shall be made consistent with the provisions of Section 409A of the Code for termination and liquidation of a plan in connection with a change in control event under Section 409A of the Code, so as to avoid any additional tax, interest or penalties in connection with the termination and liquidation of the Existing Officer Agreements. Effective as of the Closing Date, (i) Acquiror Sub and Curtis J. Gabardi, shall enter into an employment agreement substantially in the form attached hereto as Schedule 5.22(i) (the “Gabardi Agreement”) and (ii) the executives set forth in Seller Disclosure Schedule 5.22 shall execute and deliver termination agreements, substantially in the form attached hereto as Schedule 5.22(ii).

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to the Parties’ Obligations under this Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Each party shall (i) have received, subject to Section 5.7(a), the approval or consent, or waiver of approval or consent, of the Mergers and the other transactions contemplated hereby from any and all Governmental Entities whose consent or approval (or waiver thereof) must be received and in full force and effect in order to consummate the Mergers and the transactions contemplated hereby, and (ii) any statutory or regulatory waiting period necessary to effect the Mergers and the transactions contemplated hereby shall have expired. All notices, reports and other filings required to be made with any Governmental Entity in connection with the Parent Merger prior to the Effective Time by Acquiror or Seller or in connection with the Subsidiary Merger prior to the Effective Time by Acquiror Sub or Seller Sub shall have been made and become final.

(b) The Seller Stockholder Approval shall have been obtained.

(c) None of the parties shall be subject to any Law, judgment, order, writ, decree or injunction which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Mergers or the other transactions contemplated hereby.

(d) All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Mergers shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable.

(e) The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Commission and not withdrawn.

(f) The shares of Acquiror Common Stock issuable to the holders of Seller Common Stock in the Parent Merger shall have been approved for listing on the Nasdaq Global Select Market on or before the Closing Date, subject to official notice of issuance.

(g) Acquiror and Seller shall have executed and delivered the Parent Merger Documents.

(h) Acquiror Sub and Seller Sub shall have executed and delivered the Subsidiary Merger Document.

(i) Acquiror Sub and Curtis J. Gabardi shall have executed and delivered the Gabardi Agreement.

6.2 Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement. The obligations of Acquiror and Acquiror Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Acquiror (on behalf of itself and Acquiror Sub) to the extent permitted by Law:

(a) (i) Each of the obligations of Seller and Seller Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller and Seller Sub contained in this Agreement shall have been true and correct in all material respects (without giving effect to any limitations as to “materiality” or “Seller Material Adverse Effect” set forth in any such representation or warranty so as to avoid the application of double or dual materiality within such representation and warranty) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date which shall be true and correct as of such date), except in the case of the foregoing clause (ii) with respect to all representations and warranties (other than those set forth in Sections 3.11(c), 3.12 and 3.28), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b) Seller or Seller’s board of directors shall have taken the actions described in Section 5.13(a)(ii).

(c) Holders of Seller Common Stock who exercise their appraisal rights in the Parent Merger pursuant to Section 262 of the DGCL by meeting the requirements set forth therein shall not hold more than 5.0% of outstanding shares of Seller Common Stock immediately prior to the Effective Time.

(d) There shall not have been any Seller Material Adverse Effect between the date hereof and the Closing Date.

(e) Seller shall have delivered to Acquiror: (i) a certificate, dated as of the Effective Time and signed on its behalf by Seller’s chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.2(a) have been satisfied; and (ii) certified copies of resolutions duly adopted by the board of directors of Seller evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Acquiror and its counsel shall reasonably request.

(f) Acquiror shall have received the opinion of Phelps Dunbar LLP, dated as of the Closing Date, which opinion shall be satisfactory in form and substance to Acquiror, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion (which shall be consistent with the state of facts existing at the Closing Date), the Parent Merger when consummated in accordance with the terms hereof will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel shall be entitled to require and rely upon representation letters as to certain factual matters contained in certificates of officers of Acquiror and Seller, in form and substance reasonably satisfactory to such counsel and dated as of the date of such opinion.

(g) Seller shall have delivered to Acquiror a consent executed by the individuals set forth on Schedule 6.2(g) with respect to the cancellation and payment of the Seller Stock Options as provided in Section 2.6(a) to the extent such individuals hold Seller Stock Options that are not exercised prior to Closing.

6.3 Conditions to the Obligations of Seller and Seller Sub under this Agreement. The obligations of Seller and Seller Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller (on behalf of itself and Seller Sub) to the extent permitted by Law:

(a) (i) Each of the obligations of Acquiror and Acquiror Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall have been true and correct in all material respects (without giving effect to any limitations as to “materiality” or “Acquiror Material Adverse Effect” set forth in any such representation or warranty so as to avoid the application of double or dual materiality within such representation and warranty) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date which shall be true and correct as of such date), except in the case of the foregoing clause (ii) with respect to all representations and warranties (other than those set forth in Sections 4.10(c), 4.12 and 4.17), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Acquiror shall have delivered to Seller: (i) a certificate, dated as of the Effective Time and signed on its behalf by Acquiror’s chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.3(a) have been satisfied; and (ii) certified copies of resolutions duly adopted by the board of directors of Acquiror evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

(c) Seller shall have received the opinion of Troutman Sanders LLP, dated as of the Closing Date, which opinion shall be satisfactory in form and substance to Seller, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion (which shall be consistent with the state of facts existing at the Closing Date), the Parent Merger when consummated in accordance with the terms hereof will constitute a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel shall be entitled to require and rely upon representation letters as to certain factual matters contained in certificates of officers of Acquiror and Seller, in form and substance reasonably satisfactory to such counsel and dated as of the date of such opinion.

(d) There shall not have been any Acquiror Material Adverse Effect between the date hereof and the Closing Date.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER, ETC.

7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Seller:

(a) by mutual written consent of each of Seller and Acquiror;

(b) by either Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Sub):

(i) (A) if the Effective Time shall not have occurred on or prior to December 31, 2017 (the “Outside Date”) unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved or any stockholder litigation referenced in Section 5.19 has not been resolved (by dismissal, settlement or otherwise), in which event such date shall be automatically extended to March 31, 2018; or (B) if a vote of the stockholders of Seller is taken and Seller fails to obtain the Seller Stockholder Approval; provided, that, neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;

(ii) upon written notice to the other party (A) (x) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Mergers and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or (y) 30 or more days after any petition for rehearing or amended application filed pursuant to clause (A)(x) is denied; provided, however, that no party hereto shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (B) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement;

(c) by Acquiror (on behalf of itself and Acquiror Sub) in writing if Seller or Seller Sub has, or by Seller (on behalf of itself and Seller Sub) in writing if Acquiror or Acquiror Sub has, breached or failed to perform any of its representations, warranties, covenants or undertakings contained herein, which breach or failure to perform would result in the failure to satisfy the closing conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, and cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

(d) by Acquiror (on behalf of itself and Acquiror Sub) if (i) Acquiror notifies Seller in accordance with Section 5.3(c) that it does not intend to enter into negotiations with Seller to propose revisions to the terms of this Agreement to match or better a Superior Proposal or (ii)(A) Seller’s board of directors fails to make the Seller Recommendation in the Proxy Statement/Prospectus, (B) after making the Seller Recommendation in the Proxy Statement/Prospectus, Seller effects a Change in the Seller Recommendation, (C) Seller breaches its obligations under this Agreement by failing to prepare and mail to its stockholders the Proxy Statement/Prospectus or failing to call or convene the Special Meeting in accordance with Section 5.8 (except to the extent such failure is a result of Acquiror’s breach of its obligations hereunder) or (D) Seller’s board of directors has authorized, recommended or publicly announced its intention to authorize or recommend any Acquisition Proposal with any persons other than Acquiror or Acquiror Sub or if Seller otherwise breaches, in any material respect, its obligations under Section 5.3 of this Agreement;

(e) by Seller, at any time prior to the approval of this Agreement by the stockholders of Seller, for the purpose of entering into a definitive agreement with respect to a Superior Proposal, provided, that Seller is not in breach of any of its obligations under Section 5.3 or Section 5.8 of this Agreement; and, provided, further, that any such purported termination pursuant to this Section 7.1(e) shall be void and of no force or effect unless Seller has paid the Termination Fee and the Expense Fee in accordance with Section 7.4; or

(f) by Acquiror (on behalf of itself and Acquiror Sub) if holders of more than 5.0% of the shares of Seller Common Stock outstanding at any time prior to the Closing Date exercise appraisal rights pursuant to Section 262 of the DGCL.

7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Article VII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that this Section 7.2, Section 5.6(b), Section 7.4 and Article VIII shall survive any termination of this Agreement, and termination will not relieve a breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

7.3 Amendment, Extension and Waiver.

(a) Subject to applicable Law, at any time prior to the consummation of the Parent Merger, whether before or after approval thereof by the stockholders of Seller, the parties may (i) amend this Agreement; (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (iv) waive compliance with any of the agreements or conditions contained herein (other than required stockholder and regulatory approval); provided, however, that after any approval of the Parent Merger by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement that requires further stockholder approval under applicable Law.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its board of directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

7.4 Termination Fees.

(a) In the event that (A) a Pre-Termination Takeover Proposal Event shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Acquiror or Seller pursuant to Section 7.1(b)(i)(B) or by Acquiror pursuant to Section 7.1(c) as a result of a willful breach by Seller and (B) prior to the date that is one year after the date of such termination Seller enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal with the party that gave rise to the Pre-Termination Takeover Proposal Event, then Seller shall, on the earlier of the date of such definitive agreement is executed or such Acquisition Proposal is consummated, pay Acquiror a fee equal to the sum of (i) $6,800,000 plus (ii) all reasonable costs and documented expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby, including legal, accounting, investment banking, travel and printing expenses up to $650,000 (collectively, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of same-day funds.

(b) In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(d) or by Seller pursuant to Section 7.1(e), then concurrently with such termination, if terminated by Seller, or within two Business Days after termination, if terminated by Acquiror, Seller shall pay to Acquiror the Termination Fee by wire transfer of same-day funds, and such termination shall not be deemed effective hereunder until payment by Seller of such fee. In no event shall Seller be required to pay the Termination Fee under both this Section 7.4(b) and Section 7.4(a).

(c) For purposes of this Section 7.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or shall have been made directly to its stockholders generally, or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five Business Days prior to the Special Meeting and Seller’s stockholders fail to approve this Agreement at such meeting (with respect to a termination pursuant to Section 7.1(b)(i)(B)) or the date of termination (with respect to a termination pursuant to Section 7.1(c).

(d) Each party acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, each party would not enter into this Agreement; accordingly, if Seller fails to pay promptly the Termination Fee pursuant to this Section 7.4 and, in order to obtain such payment, the other party commences a suit which results in a judgment against the other for the fee set forth in this Section 7.4, the non-successful party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.

(e) The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Acquiror and Acquiror Sub with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, Seller and Seller Sub (and Seller’s and Seller Sub’s affiliates and its and their respective directors, officers, employees, stockholders and representatives) shall have no further liability to Acquiror and Acquiror Sub under this Agreement; provided, however, that Seller and Seller Sub shall not be relieved or released from any liabilities or damages arising out of their willful and material breach of this Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by Seller and Seller Sub pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee previously paid to Acquiror pursuant to this Section 7.4.

(f) For purposes of this Section 7.4, all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

ARTICLE VIII

MISCELLANEOUS

8.1 Expenses. Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided, that Acquiror and Seller shall each bear one-half of all costs of printing, mailing and filing the Proxy Statement/Prospectus and the Registration Statement and all filing and similar fees relating to the Mergers.

8.2 Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article VIII.

8.3 Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, overnight courier, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

(a) If to Acquiror or Acquiror Sub:

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Attention: E. Robinson McGraw

Facsimile: (662) 680-1230

with a copy (which shall not constitute notice) to:

Phelps Dunbar LLP

365 Canal Street, Suite 2000

New Orleans, Louisiana 70130

Attention: Mark A. Fullmer

Facsimile: (504) 568-9130

(b) If to Seller or Seller Sub:

Metropolitan BancGroup, Inc.

1069 Highland Colony Parkway

Ridgeland, Mississippi 39157

Attention: Curtis J. Gabardi

with a copy (which shall not constitute notice) to:

Troutman Sanders LLP

600 Peachtree Street, Suite 5200

Atlanta, Georgia 30308

Attention: David W. Ghegan

Facsimile: (404) 962-6599

or to such other address or telecommunication number as such party may hereafter specify for the purpose by notice to the other party. All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, (iii) four Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

8.4 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (i) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, (ii) except as otherwise expressly provided in Sections 2.7, 5.13 and 5.18, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.5 Complete Agreement. This Agreement (including the Seller Disclosure Schedule and the Acquiror Disclosure Schedule), including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings by and among the parties, both written and oral, with respect to such subject matter, including that certain letter agreement by and between Acquiror and Seller dated December 22, 2016. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

8.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof (except that matters relating to the fiduciary duty of Seller’s board of directors shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Mississippi, and, solely in connection with claims arising under this Agreement or the Mergers that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such Mississippi courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi courts, (iii) waives any objection that the Mississippi courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.3.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) it understands and has considered the implications of this waiver; (iii) it makes this waiver voluntarily; and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.7.

8.8 Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, Disclosure Schedule and Exhibit references are to the Articles, Sections, Disclosure Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. This Agreement shall not be interpreted or construed to require any person or entity to take any action, or fail to take any action, if to do so would violate applicable Law.

The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Further, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or the Acquiror Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would have a Seller Material Adverse Effect or an Acquiror Material Adverse Effect, as the case may be, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or the Acquiror Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or the Acquiror Disclosure Schedule is or is not material for purposes of this Agreement.

8.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 7.4(e), the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree to waive any requirements for the securing or posting of any bond in connection with any remedy described in this Section 8.9 (except to the extent required by Law).

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.11 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Seller and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties and assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Seller or otherwise to any and all such actions after the Effective Time.

8.12 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Acquiror may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be necessary, appropriate or desirable; provided, that (a) any such change shall not result in any adverse federal income tax consequences of the Mergers to holders of Seller Common Stock or to Acquiror, Acquiror Sub, Seller or Seller Sub and (b) no such change shall (i) alter or change the amount or kind of the Merger Consideration or (ii) jeopardize or materially delay the receipt of any required regulatory approvals of the Merger or the satisfaction of any other conditions set forth in Article VI hereof. In the event Acquiror elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

[The remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
Name: E. Robinson McGraw
Title: Chief Executive Officer

RENASANT BANK

By:	/s/ E. Robinson McGraw
Name: E. Robinson McGraw
Title: Chief Executive Officer

METROPOLITAN BANCGROUP, INC.

By:	/s/ Curtis J. Gabardi
Name: Curtis J. Gabardi
Title: President and Chief Executive Officer

METROPOLITAN BANK

By:	/s/ Curtis J. Gabardi
Name: Curtis J. Gabardi
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

PARENT MERGER DOCUMENTS

PLAN OF MERGER

This Plan of Merger (“Plan of Merger”) is dated as of                     by and between Renasant Corporation, a Mississippi corporation (“Acquiror”), and Metropolitan BancGroup, Inc., a Delaware corporation (“Seller”). Each of Acquiror and Seller is a “party” to this Plan of Merger, and one or more of them are “parties” hereto, as the context may require.

WITNESSETH:

WHEREAS, Acquiror, Renasant Bank, a Mississippi banking corporation, Seller and Metropolitan Bank, a Mississippi banking corporation, have entered into an Agreement and Plan of Merger dated as of January 17, 2017 (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Acquiror, with Acquiror being the surviving corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

“Merger” shall refer to the merger of Seller with and into Acquiror as provided in Section 2.1 of this Plan of Merger.

“Merging Corporations” shall mean Acquiror and Seller.

“Seller Common Stock” shall mean the common stock, $0.01 par value per share, of Seller.

“Stockholder Meeting” shall mean the meeting of the stockholders of Seller held pursuant to Section 5.8 of the Merger Agreement.

“Surviving Corporation” shall mean Acquiror as the surviving corporation in the Merger.

ARTICLE II

TERMS OF THE MERGER

2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller shall be merged with and into Acquiror pursuant to and in accordance with the Mississippi Business Corporation Act, as amended (the “MBCA”), and the Delaware General Corporation Law, as amended (the “DGCL”). Acquiror shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Mississippi. At the Effective Time, the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller shall be vested in Acquiror as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities of Seller shall be vested in Acquiror as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against either of the Merging Corporations shall be continued by or against Acquiror as the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror as the Surviving Corporation.

2.2 EFFECTIVE TIME. The Merger shall become effective on the later of the dates and times that the Articles of Merger are filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and with the Delaware Secretary of State pursuant to Section 252(c) of the DGCL.

2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be “Renasant Corporation.”

2.4 ARTICLES OF INCORPORATION. On and after the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquiror as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Restated Bylaws of Acquiror as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE III

CONVERSION OF SHARES

3.1 CONVERSION OF SHARES. At the Effective Time, automatically by virtue of the Merger and without any action on the part of Acquiror, Seller or the holders of any of the following securities:

(a) Each share of Acquiror Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger.

(b) Subject to the other provisions of this Section 3.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Seller Common Stock to be canceled in accordance with Section 3.1(e) and shares of Seller Common Stock held by stockholders who exercise and maintain their appraisal rights pursuant to Section 262 of the DGCL) shall, subject to adjustment pursuant to Section 3.1(d), be converted automatically into and thereafter represent the right to receive the number of shares (or a fraction thereof) of Acquiror Common Stock, rounded to the nearest four decimals, equal to the Exchange Ratio (the “Merger Consideration”). As used in this Plan of Merger, the term “Acquiror Common Stock” means the common stock, $5.00 par value per share, of Acquiror, and the term “Exchange Ratio” means 0.6066.

(c) Certificates previously evidencing shares of Seller Common Stock shall be exchanged for certificates evidencing the Merger Consideration. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(f).

(d) If at any time during the period between the date of this Plan of Merger and the Effective Time, any change in the number of outstanding shares of capital stock of Acquiror or Seller, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or other subdivision, combination or readjustment of shares, or as a result of any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(e) Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock issued and outstanding prior to the Effective Time that is owned by Acquiror or any subsidiary of Acquiror or Seller (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and extinguished without any conversion thereof and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(f) No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1(b), cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying (x) the fraction of a share of Acquiror Common Stock otherwise issuable by (y) the weighted average of the closing sales prices of one share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the 15 consecutive trading days ending on the trading day immediately prior to the Closing Date. No such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

3.2 EXCHANGE OF CERTIFICATES FOR STOCK. After the Effective Time, each holder of a certificate previously representing outstanding shares of Seller Common Stock (other than holders who have exercised and maintained their appraisal rights pursuant to Section 262 of the DGCL) shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Merger Agreement.

ARTICLE IV

MISCELLANEOUS

4.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

4.2 TERMINATION. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

4.3. AMENDMENTS. To the extent permitted by the MBCA and the DGCL, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Plan of Merger relating to the consideration to be paid for the shares of Seller Common Stock shall not be amended after the Stockholder Meeting so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the stockholders of Seller without the approval of the stockholders of Seller.

4.4 SUCCESSORS. This Plan of Merger shall be binding on the successors of Acquiror and Seller.

IN WITNESS WHEREOF, Acquiror and Seller have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

RENASANT CORPORATION

By:
Name: E. Robinson McGraw
Title: Chief Executive Officer

METROPOLITAN BANCGROUP, INC.

By:
Name: Curtis J. Gabardi
Title: President and Chief Executive Officer

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

METROPOLITAN BANCGROUP, INC.

WITH AND INTO

RENASANT CORPORATION

The undersigned corporation, Renasant Corporation, a Mississippi corporation, acting pursuant to Section 252(c) of the Delaware General Corporation Law and Section 79-4-11.06 of the Mississippi Business Corporation Act, does hereby certify that:

FIRST:	The name and state of incorporation of each of the constituent corporations (“Constituent Corporations”) that are parties to the merger is as follows:

Name	State of Incorporation/Organization
Metropolitan BancGroup, Inc.	Delaware
Renasant Corporation	Mississippi

SECOND:	An Agreement and Plan of Merger by and among the Constituent Corporations, Renasant Bank and Metropolitan Bank providing for, among other things, the merger (the “Merger”) of Metropolitan BancGroup, Inc. with and into Renasant Corporation (the “Surviving Corporation”) has been duly approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Title 8, Section 252(c) of the Delaware General Corporation Law and Section 79-4-11.04 of the Mississippi Business Corporation Act, as applicable.

THIRD:	The name of the surviving corporation shall be “Renasant Corporation.”

FOURTH:	The Articles of Incorporation and Bylaws of Renasant Corporation as in effect immediately prior to the Effective Time (as defined below) shall continue in full force and effect as the Articles of Incorporation and Bylaws of the Surviving Corporation, until altered, amended or repealed as provided therein or by law.

FIFTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 209 Troy Street, Tupelo, Mississippi 38804-4827.

SIXTH:	A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH:	The Merger shall be effective on (the “Effective Time”).

EIGHTH:	The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of either Constituent Corporation in the State of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and the Surviving Corporation hereby appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings. A copy of any such process shall be mailed by the Secretary of State of the State of Delaware to the Surviving Corporation at 209 Troy Street, Tupelo, Mississippi 38804-4827, Attn.: Secretary.

This Certificate of Merger is executed by Renasant Corporation, acting through its duly authorized representative, on                     .

RENASANT CORPORATION

By:
Name:

EXHIBIT B

SUBSIDIARY MERGER DOCUMENT

ARTICLES OF MERGER

These Articles of Merger (“Articles of Merger”) dated as of                         , are made by and between Renasant Bank, a Mississippi banking corporation (“Acquiror Sub”), and Metropolitan Bank, a Mississippi banking corporation (“Seller Sub”). Each of Acquiror Sub and Seller Sub is a “party” to these Articles of Merger, and one or more of them are “parties” hereto, as the context may require.

WITNESSETH:

WHEREAS, Renasant Corporation, a Mississippi corporation, Acquiror Sub, Metropolitan BancGroup, Inc., a Delaware corporation, and Seller Sub have entered into an Agreement and Plan of Merger, dated as of January 17, 2017 (as amended, the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and these Articles of Merger, and subject to the terms and conditions set forth therein and herein, Seller Sub shall be merged with and into Acquiror Sub, with Acquiror Sub being the surviving banking corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 2.2 of these Articles of Merger.

“Merger” shall refer to the merger of Seller Sub with and into Acquiror Sub as provided in Section 2.1 of these Articles of Merger.

“Merging Banks” shall mean Acquiror Sub and Seller Sub.

“Seller Sub Common Stock” shall mean the common stock, par value $5.00 per share, of Seller Sub.

“Surviving Bank” shall mean Acquiror Sub as the surviving banking corporation in the Merger.

ARTICLE II

TERMS OF THE MERGER

2.1 THE MERGER. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller Sub shall be merged with and into Acquiror Sub in accordance with Title 81 of the Mississippi Code of 1972, as amended (the “Mississippi Code”). Acquiror Sub shall be the Surviving Bank in the Merger and shall continue to be governed by the laws of the State of Mississippi. At the Effective Time, the Merger shall have the effects set forth in Mississippi Code Annotated Section 81-5-85 and the separate existence and corporate organization of Seller Sub shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller Sub shall be vested in Acquiror Sub as the Surviving Bank, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities of Seller Sub shall be vested in Acquiror Sub as the Surviving Bank, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against Seller Sub shall be continued by or against Acquiror Sub as the Surviving Bank, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror Sub as the Surviving Bank.

2.2 EFFECTIVE TIME. The Merger shall become effective upon the date and time stated in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”).

2.3 NAME OF THE SURVIVING BANK. The name of the Surviving Bank shall be “Renasant Bank.”

2.4 CHARTER OF INCORPORATION. On and after the Effective Time, the Charter of Incorporation of the Surviving Bank shall be the Charter of Incorporation of Acquiror Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

2.5 BYLAWS. On and after the Effective Time, the Bylaws of the Surviving Bank shall be the Bylaws of Acquiror Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE III

CANCELLATION OF SHARES

3.1 CANCELLATION OF SHARES. At the Effective Time, each share of Seller Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and the certificate or certificates therefor shall be surrendered and cancelled. There shall be no conversion, exchange or consideration for such Seller Sub Common Stock. All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding after the Effective Time of and shall be unaffected by the Merger. The authorized capital stock of Acquiror Sub as the Surviving Bank following the Effective Time of the Merger shall be 772,822 shares of common stock, $5.00 par value per share, unless and until the same shall be changed in accordance with applicable Mississippi law.

ARTICLE IV

FILING OF ARTICLES OF MERGER

The approval of these Articles of Merger by the respective sole stockholders of Acquiror Sub and Seller Sub shall be certified in Articles of Merger which shall be signed and acknowledged by the President or Vice President of each of the Merging Banks. Thereafter, an original of the Articles of Merger, so certified, signed and acknowledged, shall be delivered to the MCB for filing and recordation in the manner required by law.

ARTICLE V

MISCELLANEOUS

5.1 CONDITIONS PRECEDENT. The respective obligations of each party under these Articles of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

5.2 TERMINATION. These Articles of Merger shall be terminated automatically without further act or deed of either of the parties in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

5.3. AMENDMENTS. To the extent permitted by the Mississippi Code, these Articles of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties.

5.4 SUCCESSORS. These Articles of Merger shall be binding on the successors of Acquiror Sub and Seller Sub.

IN WITNESS WHEREOF, Acquiror Sub and Seller Sub have caused these Articles of Merger to be executed by their duly authorized officers as of the day and year first above written.

RENASANT BANK

By:
Name: E. Robinson McGraw
Title: Chief Executive Officer

METROPOLITAN BANK

By:
Name: Curtis J. Gabardi
Title: President and Chief Executive Officer

SCHEDULE 5.13(b)

JOINDER AGREEMENT

THIS AGREEMENT is made and executed as of                     , 2017 between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned individual officer and/or director (“Metropolitan Official”) of Metropolitan BancGroup, Inc., a Delaware corporation (“Metropolitan”), and/or Metropolitan Bank, a Mississippi banking corporation (“Metropolitan Bank”).

RECITALS:

WHEREAS, Acquiror, Renasant Bank, a Mississippi banking corporation (the “Acquiror Bank”), Metropolitan and Metropolitan Bank have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Metropolitan will be merged into Acquiror and Acquiror shall be the surviving entity on the terms and subject to the conditions set forth in the Merger Agreement and Metropolitan Bank will be merged into Acquiror Bank and Acquiror Bank shall be the surviving entity on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in consideration of the agreements made by Metropolitan in connection with the Merger Agreement, Acquiror has agreed to indemnify the Metropolitan Official under certain circumstances set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of Acquiror’s agreement to indemnify the Metropolitan Official and the expenses and costs that may be incurred by Acquiror in connection with such indemnification, the Metropolitan Official hereby agrees as follows:

1.	Assumption of and Cooperation in Defense.

1.1 Notice and Assumption of Defense. In the event a claim arises for which indemnification is or may be sought by the Metropolitan Official, the Metropolitan Official shall promptly notify Acquiror, in writing at the address set forth in Section 3 hereof, of the commencement of such legal action or existence of and facts relating to such claim. Upon receipt of such notice, or at any time thereafter, Acquiror shall be entitled to participate therein and, in its sole discretion, to assume the defense of such claim, with counsel of its choice, subject to the reasonable approval of the Metropolitan Official, and to consider and decide on any proposed settlement, subject to the reasonable approval of the Metropolitan Official. In any and all events, Acquiror shall have the right to reasonable control over the nature and extent of expenses incurred in connection with such claim(s). Acquiror shall notify the Metropolitan Official of its assumption of the defense of such claim; and after such notice from Acquiror to the Metropolitan Official, Acquiror shall not be liable to the Metropolitan Official for indemnification under Section 5.13(b) of the Merger Agreement for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party.

1.2 Cooperation in Defense. The Metropolitan Official agrees to cooperate in the defense of any action for which indemnification is sought under Section 5.13(b) of the Merger Agreement. Such cooperation shall include, but not be limited to, providing Acquiror and its counsel copies of any and all relevant documents relating to the claim, consulting with Acquiror and its counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim, making himself available at reasonable times for consultation, testimony and fact-finding and otherwise furnishing such information to Acquiror and its counsel as the Metropolitan Official would provide to his own counsel in the event he were defending the action himself. Except as expressly permitted by Acquiror, the Metropolitan Official shall not object to the production or use of any documents heretofore prepared by or of information provided to Acquiror legal counsel on the basis of any claim of privilege that is available only to Metropolitan or Acquiror; provided, however, that Acquiror agrees that it will not, without the consent of the Metropolitan Official, waive any applicable privilege of the Metropolitan Official. Such cooperation shall be provided regardless of whether Acquiror assumes the defense of the action.

2.	Duplication of Payment; Limitations; Presumptions.

2.1 No Duplication of Payments. Acquiror shall not be liable under this Agreement to make any payment in connection with any claim against the Metropolitan Official to the extent the Metropolitan Official has otherwise actually received payment (under any insurance policy, certificate of incorporation, bylaw provision or otherwise) of amounts otherwise indemnifiable hereunder.

2.2 No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the Metropolitan Official did or did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

3. Notices. All notices or other communications which are required or permitted hereunder shall be delivered in accordance with Section 8.3 of the Merger Agreement, at the addresses listed below:

If to Acquiror:	Renasant Corporation
209 Troy Street
Tupelo, Mississippi 38804-4827
Attention: E. Robinson McGraw

If to the Metropolitan Official:

4. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile shall be deemed to be an original counterpart of this Agreement.

5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

6. Amendment. This Agreement may only be amended by a written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RENASANT CORPORATION

By:
Name: E. Robinson McGraw
Title: Chief Executive Officer

METROPOLITAN OFFICIAL

Print Name:

SCHEDULE 5.17-A

VOTING AND NON-COMPETITION AGREEMENT

VOTING AND NON-COMPETITION AGREEMENT

This Voting and Non-Competition Agreement (this “Agreement”) is made and executed as of the      day of                 , 2017, between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned non-employee director (“Metropolitan Official”) of Metropolitan BancGroup, Inc., a Delaware corporation (“Metropolitan”), or Metropolitan Bank, a Mississippi banking corporation (“Metropolitan Bank”).

Acquiror, Renasant Bank, a Mississippi banking corporation (“Acquiror Bank”), Metropolitan and Metropolitan Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Metropolitan will merge with and into Acquiror (the “Merger”), and Acquiror shall be the surviving entity of the Merger, and (ii) Metropolitan Bank will merge with and into Acquiror Bank (the “Bank Merger”), and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Metropolitan Official makes the following agreements in favor of Acquiror:

1. Undertakings of Metropolitan Official.

1.1 The Metropolitan Official agrees and undertakes during the term of this Agreement to vote or cause to be voted in favor of the Plan of Merger all shares of common stock of Metropolitan, $0.01 par value per share (the “Metropolitan Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof (the “Shares”), at any meeting or meetings of the stockholders of Metropolitan at which such matters are considered (including any and all adjournments thereof). The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Metropolitan Official vote as a director in any manner, and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the Metropolitan Official as such a director, including in exercising rights under the Plan of Merger, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the Metropolitan Official from exercising Metropolitan Official’s fiduciary duties as a director of Metropolitan.

1.2 The Metropolitan Official further agrees that during the term of this Agreement, he will not transfer any of the Shares, except (i) for transfers by operation of law and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Plan of Merger terminates in accordance with its terms.

2. Noncompetition Obligations of Metropolitan Official.

2.1 Metropolitan Official will not:

(a) directly or indirectly, for himself or in affiliation with any business or entity in which he owns an equity or financial interest (except as to not more than five percent (5%) of the outstanding stock of any corporation, the securities of which are regularly traded on a nationally recognized securities exchange or over-the-counter market), carry on or engage in any Competitive Business (as hereinafter defined) within the Restricted Area (as hereinafter defined); or

(b) directly or indirectly, in affiliation with any individual or any business or entity not covered by (a) above, whether as a partner, employee, contractor, consultant or otherwise, carry on or engage in any Competitive Business in the Restricted Area; or

(c) directly or indirectly, solicit or cause to be solicited any customers of Acquiror or Acquiror Bank, with respect to any Competitive Business in the Restricted Area; or

(d) directly or indirectly, solicit or cause to be solicited any employees, contractors or agents of Acquiror or Acquiror Bank to terminate their employment, contract or relationship with Acquiror or Acquiror Bank.

For purposes of this Agreement, the term “Restricted Area” shall mean the State of Mississippi and the State of Tennessee, and the term “Competitive Business” shall mean the business of banking, including, without limitation, checking and savings accounts, business and personal loans, interim construction and residential loans, student loans, automated tellers machines, internet banking services and accounts receivable financing.

2.2. The noncompetition obligations set forth in Section 2.1 shall extend until the second anniversary of the Closing (as defined in the Plan of Merger) (the “Restricted Period”).

2.3. Acquiror and the Metropolitan Official agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 2 would cause irreparable injury to Acquiror. The Metropolitan Official understands that the foregoing restrictions may limit the Metropolitan Official’s ability to engage in certain businesses during the period provided for above in the Restricted Area, but acknowledges that the Metropolitan Official will receive sufficient remuneration and other benefits under the Plan of Merger to justify such restriction. Further, the Metropolitan Official acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under the laws of Mississippi in the Restricted Area so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

3. Miscellaneous.

3.1 The Metropolitan Official acknowledges that money damages would not be an adequate remedy for any breach of this Agreement by the Metropolitan Official, and Acquiror shall be entitled to seek to enforce the provisions of this Agreement by specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond or giving any other undertaking (except to the extent required by law). Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to Acquiror, including, without limitation, the recovery of damages from the Metropolitan Official and his or her agents involved in such breach.

3.2 The Metropolitan Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Metropolitan. The Metropolitan Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Metropolitan Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Metropolitan or an affiliate of Metropolitan and the Metropolitan Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

3.8 In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
	Name:	E. Robinson McGraw
	Title:	Chief Executive Officer

METROPOLITAN OFFICIAL

Print Name:

SCHEDULE TO

VOTING AND NON-COMPETITION AGREEMENT

Number of shares of common stock, $0.01 par value per share, of Metropolitan BancGroup, Inc. owned by the Metropolitan Official:                 shares.

SCHEDULE 5.17-B

VOTING AGREEMENT

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and executed as of the     day of                 , 2017, between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned individual executive officer and director (“Metropolitan Official”) of Metropolitan BancGroup, Inc., a Delaware corporation (“Metropolitan”), or Metropolitan Bank, a Mississippi banking corporation (“Metropolitan Bank”).

Acquiror, Renasant Bank, a Mississippi banking corporation (“Acquiror Bank”), Metropolitan and Metropolitan Bank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Metropolitan will merge with and into Acquiror (the “Merger”), and Acquiror shall be the surviving entity of the Merger, and (ii) Metropolitan Bank will merge with and into Acquiror Bank (the “Bank Merger”), and Acquiror Bank shall be the surviving entity of the Bank Merger. In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Metropolitan Official makes the following agreements in favor of Acquiror:

1. Undertakings of Metropolitan Official.

1.1 The Metropolitan Official agrees and undertakes during the term of this Agreement to vote or cause to be voted in favor of the Plan of Merger all shares of common stock of Metropolitan, $0.01 par value per share (the “Metropolitan Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof (the “Shares”), at any meeting or meetings of the stockholders of Metropolitan at which such matters are considered (including any and all adjournments thereof). The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Metropolitan Official vote as a director in any manner, and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the Metropolitan Official as such a director, including in exercising rights under the Plan of Merger, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the Metropolitan Official from exercising Metropolitan Official’s fiduciary duties as a director of Metropolitan.

1.2 The Metropolitan Official further agrees that during the term of this Agreement, he will not transfer any of the Shares, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3 This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as defined in the Plan of Merger) and (ii) the date on which the Plan of Merger terminates in accordance with its terms.

2. [Reserved]

3. Miscellaneous.

3.1 The Metropolitan Official acknowledges that money damages would not be an adequate remedy for any breach of this Agreement by the Metropolitan Official, and Acquiror shall be entitled to seek to enforce the provisions of this Agreement by specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond or giving any other undertaking (except to the extent required by law). Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to Acquiror, including, without limitation, the recovery of damages from the Metropolitan Official and his or her agents involved in such breach.

3.2 The Metropolitan Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Metropolitan.

3.3 To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4 This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

3.5 This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.

3.6 The Metropolitan Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7 This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Metropolitan and the Metropolitan Official. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs and legatees.

3.8 In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
	Name:	E. Robinson McGraw
	Title:	Chief Executive Officer

METROPOLITAN OFFICIAL

Print Name:

SCHEDULE TO

VOTING AGREEMENT

Number of shares of common stock, $0.01 par value per share, of Metropolitan BancGroup, Inc. owned by the Metropolitan Official:                 shares.

SCHEDULE 5.22(i)

GABARDI AGREEMENT

RENASANT BANK

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Curtis J. Gabardi (“Executive”) and Renasant Bank, a financial institution with its principal place of business in Tupelo, Mississippi (the “Bank”).

1. Effectiveness. This Agreement shall be effective as of the “Effective Time,” as defined in that certain Agreement and Plan of Merger by and among Renasant Corporation (the “Company”), the Bank, Metropolitan BancGroup, Inc. and Metropolitan Bank (the Metropolitan entities collectively, the “Metropolitan Entities”) dated as of January 17, 2017 (the “Merger Agreement”), provided that if the Effective Time shall not occur as contemplated under the Merger Agreement, this Agreement shall be deemed void and of no force and effect.

2. Employment; Term and Renewal:

2.1 Position. The Bank shall employ and retain Executive as its President, Chief Banking Officer, or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Bank, and Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall be those assigned to him, from time to time, by the Bank and shall include such duties as are the type and nature normally assigned to similarly situated officers of a financial institution of the size, type and stature of the Bank. Executive shall report to the Chief Executive Officer of the Bank.

2.2 Full Time and Attention. During the Employment Term (as defined below), Executive shall devote his full time, attention and energies to the business of the Bank and will not, without the prior written consent of the Bank’s Chief Executive Officer, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Executive shall not be prevented from: (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage; (b) investing his personal assets in businesses which do not compete with the Bank, provided that such investment is solely that of an investor; or (c) purchasing securities in any corporation whose securities are regularly traded on an established market, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company or the Bank and Executive’s investment is solely that of an investor.

2.3 Term; Renewal. Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate on the two-year anniversary thereof (the “Initial Term”). At the end of the Initial Term and on each anniversary of such date thereafter (each a “Renewal Date”), this Agreement shall be automatically extended for an additional one-year period (a “Renewal Term”), unless either party shall provide written notice to the other that this Agreement shall not be extended, such notice to be provided not less than 60 days prior to any Renewal Date or the expiration of the Initial Term, as the case may be (the Initial Term and any Renewal Term referred to as Executive’s “Employment Term”).

3. Compensation and Benefits:

3.1 Base Compensation. The Bank shall pay Executive an annual salary in an amount of $425,000, which amount shall be prorated and paid in equal installments in accordance with the Bank’s regular payroll practices and policies (Executive’s “Base Compensation”). Such compensation shall be reviewed and may be adjusted no less often than annually; provided that such compensation shall not be reduced unless part of a reduction applicable to all or substantially all similarly situated executives.

3.2 Benefits and Perquisites. Executive shall further be eligible to receive the following benefits and perquisites:

a.	Participation in the Company’s Performance Based Rewards Plan, as the same may be amended, restated or replaced from time to time (the “PBRP”);

b.	Grants and awards under the Company’s 2011 Long-Term Incentive Compensation Plan, as the same may be amended, restated or replaced from time to time (the “LTIP,” which reference shall include the terms of any individual incentive agreement issued thereunder);

c.	Not less than four weeks of paid annual leave, subject to the Bank’s standard policies and practices, with usage, forfeiture, and accrual determination in accordance with such policies and practices;

d.	A transportation benefit to be paid monthly in the amount of $ , which the parties agree shall be sufficient to compensate Executive for his ownership or lease of a vehicle, including the cost of maintenance, insurance, repairs and fuel with respect thereto;

e.	Reimbursement or payment of dues and capital assessments for membership in the country club designated by Executive; provided that if any bond or capital or similar payment made by the Bank is repaid to Executive, Executive shall promptly remit to the Bank the amount thereof; and

f.	Reimbursement for such reasonable and necessary expenses as are incurred by Executive in carrying out his duties hereunder, consistent with the Bank’s standard policies and annual budget. The Bank’s obligation to reimburse Executive hereunder shall be contingent upon the timely presentment by Executive of an itemized accounting of such expenditures in accordance with the Bank’s policies.

Executive may be further eligible to participate in such plans, policies, and programs as may be maintained, from time to time, by the Company, the Bank or their affiliates for the benefit of executives or employees, including, without limitation, any nonqualified deferred compensation or similar executive benefit plans, fringe benefit plans, profit sharing, life insurance and group medical and other welfare benefit plans. Any such participation shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies, and programs. Executive agrees that nothing contained herein shall be deemed to require the Company, the Bank or any affiliate thereof to maintain any particular plan, policy, or program for any particular period, and nothing shall be deemed to prohibit the amendment, modification, replacement or termination of any such plan, policy or program. References herein to a plan, policy or program or arrangement shall be deemed to include and refer to any amendment or successor thereto or replacement thereof.

3.3 Retention Award. In further consideration of the services to be rendered by Executive hereunder, Executive shall be awarded 5,000 shares of common stock issued by Renasant Corporation, $5.00 par value per share, subject to the limitations and restrictions set forth on Exhibit A hereto.

4. Executive’s Separation From Service:

4.1 Condition Precedent. Except for the payment of the Mandated Amounts (as defined below), as a condition of the receipt of any payment or the provision of any benefit described in this Section 4, Executive shall timely execute and deliver to the Bank a waiver and release, substantially in form attached hereto as Exhibit B, subject to such modification as the Bank may deem necessary or appropriate, from time to time (a “Release”), which shall be provided to Executive not later than on the Executive’s Separation Date (as defined in Section 4.2).

4.2 Separation on Account of Death or Disability. If Executive dies or becomes Disabled, this Agreement and Executive’s employment hereunder shall terminate (the date of such termination for any reason described herein, Executive’s “Separation Date”), and the Company shall pay to Executive (or to his estate): (a) the Mandated Amounts; and (b) any Accrued Cash Bonus.

As used herein, the “Mandated Amounts” shall consist of: (a) any Base Compensation accrued but unpaid as of Executive’s Separation Date; (b) any amount that is accrued, vested and not otherwise subject to forfeiture under any separate employee or executive benefit plan, policy or program in which Executive participated or was covered as of his Separation Date; (c) any amount, other than an Accrued Cash Bonus, that is not subject to forfeiture and is subject to payment under the LTIP or PBRP in accordance with the terms thereof; and (d) any additional amounts or benefits required by law to be provided, which cannot be waived. Payment or provision of the Mandated Amounts shall be made at the time or times and in the form prescribed under the applicable governing documents or in accordance with governing law, as the case may be.

As used herein, the term “Accrued Cash Bonus” shall mean the amount payable, if any, under the PBRP for the most recently completed fiscal year preceding the year in which Executive’s Separation Date occurs, which amount has not been paid as of Executive’s Separation Date; such amount, if any, shall be paid at the time such bonuses are ordinarily paid under the PBRP.

As used herein, the term “Disabled” or “Disability” or words of similar import shall mean that Executive is: (a) unable to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, as determined by a physician appointed by the Bank or reasonably satisfactory to the Bank; (b) receiving benefits under the Bank’s or an affiliate’s separate long-term disability plan for a period of at least three months as a result of a medically-determinable physical or mental impairment; or (c) has been determined eligible to receive Social Security disability benefits.

4.3 Involuntary Separation for Cause. This Agreement may be terminated and Executive’s employment hereunder may be involuntarily separated by the Bank on account of Cause. In the event of a separation for Cause hereunder, the Bank shall provide written notice to Executive, including a description of the specific reasons for its determination of Cause and any cure period that may be available to remedy the events giving rise to such determination. As of Executive’s Separation Date, which may be the date on which such notice is provided to Executive or the date on which the Bank reasonably determines that the events giving rise to Cause have not been cured to its reasonable satisfaction (to the extent a cure period has been provided in the discretion of the Bank), the Bank shall pay or provide to Executive the Mandated Amounts and shall have no further obligation hereunder.

As used herein, the term “Cause” shall mean and be deemed to have occurred if Executive:

a.	Commits an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct, which is materially injurious to the financial condition or business reputation of the Company or the Bank;

b.	Commits intentional damage to the property of the Company or the Bank, which is materially injurious to the financial condition or business reputation of the Company or the Bank;

c.	Is indicted for the commission of a felony or a crime involving moral turpitude;

d.	Willfully and substantially refuses to perform the essential duties of his position, which has not been cured within 30 days following written notice by the Bank;

e.	Commits a material breach of this Agreement, which has not been cured within 30 days following written notice by the Bank;

f.	Intentionally or recklessly violates any material provision of any code of ethics, code of conduct or equivalent code or policy of the Company or the Bank applicable to him; or

g.	Intentionally or recklessly violates any material provision of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any of the rules adopted by the Securities and Exchange Commission or any other governmental agency implementing the provisions of these laws.

No act or failure to act on the part of Executive shall be deemed “intentional” if it is due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action(s) or omission(s) are in the best interest of the Company, the Bank or an affiliate thereof.

4.4 Executive’s Constructive Termination. Executive may terminate this Agreement and his employment hereunder on account of Constructive Termination. In such event, the Company shall pay or provide to Executive:

a.	The Mandated Amounts.

b.	Any Accrued Cash Bonus.

c.	A cash payment in an aggregate amount equal to: (i) Executive’s Base Compensation in effect prior to his Separation Date, determined without regard to any reduction thereof giving rise to Executive’s Constructive Termination, for the remainder of the Employment Term but not less than 12 months; and (ii) Executive’s target bonus payable under the PBRP for the year in which Executive’s Separation Date occurs, prorated to reflect Executive’s period of service during such year; such aggregate amount to be paid in the form of a single-sum not more than 60 days following Executive’s Separation Date.

d.	The vesting or settlement of any outstanding grant or award under the LTIP that would otherwise vest or be deemed free of restriction on account of an involuntary termination of employment, without Cause, as if Executive’s Construction Termination hereunder constitutes such an event.

e.	If Executive and/or his dependents timely elect to continue coverage under any group medical, dental or vision plan maintained by the Bank, in accordance with Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Section 125), the amount of the applicable continuation coverage premium therefore, payable on the first day of each month, for the lesser of 18 months or the actual period of such coverage as determined in accordance with Code Section 4980B.

As used herein, the term “Constructive Termination” shall mean:

a.	A material reduction (other than a reduction in pay uniformly applicable to similarly situated executives) in the amount of Executive’s Base Compensation;

b.	A material reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 2.1 of this Agreement; provided that a reduction in title, unaccompanied by a material reduction in actual authority, duties, or responsibilities shall not give rise to a Constructive Termination hereunder;

c.	A material breach of this Agreement by the Bank;

d.	A requirement by the Bank that Executive shall change the location of his primary place of employment to a location more than 30 miles from the Jackson, Mississippi metropolitan statistical area; or

e.	Any attempt on the part of the Bank to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct that would constitute illegal action or inaction on the part of Executive.

No event or condition described in this Section 4.4 shall be deemed to constitute a Constructive Termination unless: (a) Executive promptly gives written notice of his objection to such event or condition, which notice shall be provided no later than 30 days after Executive first knows, or should first know, of its occurrence; (b) such event or condition is not reasonably corrected by the Bank promptly after receipt of such notice, but in no event more than 30 days thereafter; and (c) Executive thereafter separates from service, such separation occurring not more than 30 days following the expiration of the 30-day correction period described in subparagraph (b) hereof.

4.5 Involuntary Separation by the Bank, Without Cause. The Bank may terminate this Agreement and involuntarily separate Executive’s employment hereunder, without Cause, upon 60 days’ prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Bank. In such event, the Bank shall provide to Executive those amounts and benefits described in Section 4.4 hereof, as if Executive’s Constructive Termination had occurred.

4.6 Separation by Executive. Executive may terminate this Agreement and separate from service hereunder, other than on account of Constructive Termination, upon 60 days’ prior written notice to the Bank, or such shorter period as may be agreed upon by the Bank and Executive. In such event, the Bank shall pay or provide the Mandated Amounts and shall have no further obligation hereunder.

4.7 Expiration of Agreement. If this Agreement shall expire by notice of nonrenewal in accordance with Section 2 hereof and:

a.	Executive shall contemporaneously separate from service: (i) if such notice is furnished by the Bank during the five-year period following the Effective Date, the Bank shall pay or provide to Executive the amounts and benefits described in Section 4.5 hereof, as if such separation was involuntary without Cause; or (ii) if such notice is furnished by the Bank after the expiration of such period, or at any time by Executive, he shall be paid or provided the Mandated Amounts.

b.	Executive shall continue to perform services for the benefit of the Company, he shall thereafter be deemed an “at will” employee.

In either such event, the rights and obligations of the parties hereunder shall cease, except to the extent provided in Section 7.14 hereof.

4.8 Return of Property. Upon termination or expiration of this Agreement and the employment of Executive hereunder for any reason, Executive or his estate shall promptly return to the Bank all of the property of the Bank and its affiliates, including, without limitation, equipment, computers, mobile telephones, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined below) in the possession or under the control of Executive, regardless of the form in which maintained.

5. Change In Control:

5.1 Condition Precedent. Except for the payment of the Mandated Amounts, as a condition of the receipt of any payment or the provision of any benefit hereunder, Executive shall timely execute and deliver to the Bank a Release, which shall be provided to Executive not later than on the Executive’s Separation Date (as defined in Section 4.2). Executive shall further acknowledge and agree that any payment or benefit under this Section 5 shall be in lieu of, and not in addition to, any severance payment, separation pay or other benefit or cash award payable to Executive on account of his separation from service, whether under this Agreement or otherwise, such that there shall be no duplication of payments or benefits hereunder.

5.2 Executive’s Separation From Service Following a Change in Control. If Executive separates from service during the 24-month period following a Change in Control (as defined in the LTIP), either involuntarily without Cause, or on account of his Constructive Termination, the Bank shall pay or provide to Executive:

a.	The Mandated Amounts.

b.	Any Accrued Cash Bonus.

c.

A cash payment equal to two times the aggregate of Executive’s: (i) Base Compensation in effect prior to the Change in Control, determined without regard to any reduction thereof giving rise to Constructive Termination; and (ii) average bonus paid under the PBRP with respect to the Company’s two whole fiscal years preceding such Change in Control; such aggregate amount to be paid in the form of a single-sum not more than 60 days following Executive’s Separation Date.

d.	If Executive and/or his dependents timely elect to continue group medical, dental or vision coverage within the meaning of Code Section 4980B(f)(2) with respect to a plan sponsored by the Bank (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Section 125), the amount of the applicable continuation coverage premium therefore, payable on the first day of each month, for the lesser of 18 months or the period of such coverage as determined in accordance with Code Section 4980B.

e.	Any outstanding award or grant shall vest, or be deemed free of restriction or otherwise settled as provided under the terms the LTIP.

5.3 Limitation. Notwithstanding any provision of this Agreement to the contrary, if the aggregate of all payments and benefits due to Executive hereunder, including any payment or benefit provided to Executive under a separate plan or arrangement (collectively, the “Aggregate Payments”) would result in any such payment being a “parachute payment” within the meaning of Code Section 280G, such payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payments and benefits, as so reduced, shall be deemed to constitute an “excess parachute payment.” For this purpose:

a.	The determination of whether any reduction in the Aggregate Payments is required hereunder shall be made at the expense of the Bank and by the Bank’s independent accountants or another independent accountant agreed upon by Executive and the Bank.

b.	In the event that any portion of the Aggregate Payments is required to be reduced hereunder, then the reduction shall occur in the following order: (i) reduction of the amount payable under Section 5.2c hereof; (ii) reduction of Accrued Cash Bonus; and (iii) forfeiture of any grant or award under the LTIP. Within any of the foregoing categories, a reduction shall occur first with respect to amounts that are not deemed to constitute “deferral of compensation” within the meaning of and subject to Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made (that is, later payments shall be reduced before earlier payments).

6. Limitations On Activities:

6.1 Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement constitutes consideration for the covenants contained herein, the sufficiency of which is hereby acknowledged by Executive.

6.2 Confidential Information. Executive recognizes and acknowledges that during the Employment Term and at all times thereafter, Executive will have access to or possess confidential, proprietary, non-public information concerning the Company, the Bank, their affiliates, and their predecessors, including but not limited to the Metropolitan Entities (collectively, the “Protected Entities”), whether or not considered a “trade secret” under applicable law (“Confidential Information”), which may include, without limitation: (a) books, records and policies relating to operations, finance, accounting, personnel and management; (b) information related to any business entered into by the Protected Entities; (c) credit policies and practices, databases, customer and prospective customer lists, depositor and prospective depositor lists, and information obtained on competitors and tactics; (d) various other non-public trade or business information, including business opportunities and expansion or acquisition strategies, marketing, business diversification plans, methods and processes; and (e) retail marketing and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts, other accounts relating to consumer products and services and depository arrangements.

Executive agrees that Confidential Information is the property of and owned by the Bank and the Company. Executive further agrees that he will not, whether during the Employment Term or at any time afterwards, make any independent use of, or disclose to any other person or organization, any Confidential Information, except: (a) as may be customarily required in the course of his employment with the Bank; (b) as may be expressly authorized by the Bank; (c) as may be required by law or legal process, provided that Executive shall furnish to the Bank not less than five business days prior to such disclosure, or such shorter period as may be necessitated by facts and circumstances, written notice of such law or process, including a copy of all relevant documents, and shall cooperate with the Bank to object to or to limit such disclosure or to place such disclosure under seal; or (d) if and to the extent such information shall have become public information, other than on account of Executive’s breach of this covenant. Notwithstanding the foregoing, subsection (c) shall not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Bank or the Company.

6.3 Non-Solicitation. Executive agrees that during the two-year period commencing on his Separation Date (regardless of the reason therefore), he shall not, directly or indirectly, for his own benefit, on behalf of another, or to the Bank or the Company’s detriment:

a.	Solicit for any business purpose, hire or offer to hire, or participate in the business solicitation or hiring of, any officer or employee of a Protected Entity, including officers and employees of the Bank during the 24-month period preceding Executive’s Separation Date;

b.	Persuade, or attempt to persuade, in any manner any officer, employee, agent or consultant of a Protected Entity to discontinue any relationship with a Protected Entity; or

c.	Solicit or divert, or attempt to solicit or divert, any customer or depositor of the Bank, as determined during the 24-month period preceding Executive’s Separation Date, including any prospective or potential customer or depositor of the Bank with respect to which the Bank has expended material efforts to solicit before his Separation Date.

6.4 Non-Competition. Executive agrees that he shall not, for a period of two years following his Separation Date in respect of a separation described in Section 5.2 hereof, or for a period of one year following his Separation Date in respect of any other reason therefore, whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business within the Restricted Area. For purposes of this Section 6.4, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage, or insurance agency or brokerage. The term “Restricted Area” shall mean area within the 50-mile radius of any geographic location in which the Bank has a substantial branch or office on Executive’s Separation Date. The parties agree that Executive’s ownership of not more than 5% of the equity securities of any financial institution shall not constitute a breach of this covenant, provided that Executive is solely an investor with respect thereto.

6.5 Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, he shall refrain from making or publishing any adverse, untrue or misleading statement which has, or may reasonably be anticipated to have, the effect of demeaning the name or business reputation of the Company or the Bank, except to the extent true and required by law or legal process.

6.6 Reformation. The parties agree that each of the covenants set forth herein is intended to constitute a separate restriction. Should any covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the covenants contained herein is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the covenants is unreasonable, then it is the intention of the parties that such covenant or covenants be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be deemed reformed to the extent necessary to permit such enforcement.

6.7 Remedies. In the event of a breach or threatened breach by Executive of the provisions of this Section 6, Executive agrees that the Bank shall be entitled to seek a temporary restraining order or a preliminary injunction without the necessity of posting bond in connection therewith, whether in a court of law or by means of arbitration, in the Bank’s discretion. Nothing contained herein shall be construed as prohibiting the Bank from pursuing any other remedy available to it for such breach or threatened breach, whether in law or equity, including the recovery of damages from Executive.

Executive further agrees that upon the issuance of a temporary restraining order, the Bank may, in its discretion, suspend any payments or benefits due to Executive or his dependents under this Agreement; provided that such payments shall be resumed when the Bank reasonably determines that such breach or threatened breach has been corrected or cured, to the extent that such breach is susceptible of correction or cure. The Bank shall provide to Executive written notice of the events giving rise to Executive’s breach or threatened breach of the provisions of this Agreement, including a statement as to whether the Bank reasonably believes that such breach or threatened breach is susceptible of cure, at least two business days before seeking a temporary restraining order hereunder. Thereafter, Executive may correct such breach or threatened breach to the reasonable satisfaction of the Bank; provided that if Executive fails to correct such breach or threatened breach within such two-day period, nothing contained herein shall preclude or delay the Bank’s ability to seek a temporary restraining order hereunder.

7. Miscellaneous:

7.1 Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

7.2 Enforcement of This Agreement. In addition to the equitable remedies provided under Section 6 hereof, which need not be exclusively resolved by arbitration in the discretion of the Bank, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) concerning the resolution of employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Bank (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon the Executive and the Bank. Except as provided in Section 7.3 hereof, each party to the arbitration proceeding will bear its own fees and costs in connection with such arbitration proceedings, except that unless otherwise paid by the Bank in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Jackson, Mississippi.

7.3 Attorneys’ Fees. In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Bank, as the case may be, the successful or prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and all expenses incurred in that action or proceeding.

7.4 No Set-Off or Defense. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement. Executive’s claim that the Bank has breached this Agreement shall not constitute a justification or defense for Executive’s breach of any provision hereof.

7.5 Assistance with Litigation. For a period of two years after his Separation Date, Executive will furnish such information and provide such assistance as may be reasonably necessary in connection with any litigation in which the Bank (or an affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of his direct expenses.

7.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.7 Entire Agreement. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein. Executive acknowledges that this Agreement replaces in their entirety any prior agreements between Executive and the Company, the Bank or an affiliate thereof, including any predecessor thereto, concerning the subject covered by this Agreement.

7.8 Amendments. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

7.9 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

7.10 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent in another manner, in each case as follows:

If to Executive:	If to the Bank or its affiliates:
Curt Gabardi	Renasant Bank
Most Recent Address on File	209 Troy Street
Tupelo, MS 38802
Attn: General Counsel
scorban@renasant.com

or to such other addresses as a party may designate by notice to the other party.

7.11 Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Bank. This Agreement will inure to the benefit of and be binding upon the Bank, its affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Bank’s assets or business or with or into which the Bank may be liquidated, consolidated, merged or otherwise combined. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive hereunder shall be paid to his surviving spouse, or if Executive is not survived by a spouse, to his estate after his death.

7.12 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

7.13 Withholding. The Bank or an affiliate may withhold from any payment hereunder any federal, state or local taxes required to be withheld.

7.14 Survival. Notwithstanding any provision of this Agreement to the contrary, the obligation of the Bank to make any payment or provide any benefit as of Executive’s Separation Date under Section 4 or 5 hereof shall survive the termination or expiration of this Agreement, as the case may be. The covenants imposed on Executive under Section 6 hereof shall remain operative and in full force and effect in accordance with their terms, regardless of the expiration or termination of this Agreement or Executive’s separation from employment hereunder. The parties further agree that the provisions of this Section 7 shall survive the termination or expiration of this Agreement for any reason.

7.15 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

7.16 Code Section 409A. To the extent applicable, the parties intend that this Agreement shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A, including any regulations or other guidance promulgated thereunder. For purposes thereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment or on account of Executive’s Separation Date that are deemed to constitute deferred compensation within the meaning of Code Section 409A shall be made upon Executive’s “separation from service” as determined thereunder; (d) any reference herein to the termination of Executive’s employment or to Executive’s termination date or words of similar import shall mean and be deemed to refer to the date of his “separation from service” within the meaning of Code Section 409A; (e) if Executive is a “specified employee” within the meaning of Code Section 409A, payments that are deemed to constitute deferred compensation within the meaning of Code Section 409A and that are payable on account of Executive’s separation from service, shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon; (f) to the extent they constitute deferred compensation within the meaning of Code Section 409A, all reimbursements and in-kind payments to be provided hereunder during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (g) any reimbursement of an eligible expense shall be made promptly after proper substantiation of such expenses, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

7.17 Construction. The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. In drafting this Agreement, Executive has been represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto. The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Bank solely as a result of being drafted by counsel for the Bank.

7.18 Execution. This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Facsimile or “PDF” transmissions of any executed original document and/or retransmission of any executed facsimile or “PDF” transmission shall be deemed to be the same as the delivery of an executed original.

Signature Page to Follow

THIS EXECUTIVE EMPLOYMENT AGREEMENT has been executed by the parties hereto as of the dates set forth below, to be effective as provided herein.

RENASANT BANK	EXECUTIVE

By:
Its: President	Curtis J. Gabardi
Date:	Date:

Exhibit A – Retention Shares
Exhibit B – Form of Waiver and Release

EXHIBIT A

TERMS OF RETENTION AWARD

Your Retention Award is made in consideration of the terms of paragraph 3.3 of that certain Employment Agreement by and between you and Renasant Bank, effective as of the date on which the transactions under that certain Agreement and Plan of Merger by and among Renasant Corporation (the “Company”), Renasant Bank, Metropolitan BancGroup, Inc. and Metropolitan Bank, are consummated (your “Employment Agreement”), the terms of which are incorporated herein by this reference.

Effective as of the effectiveness of your Employment Agreement, the Board of Directors of Renasant Corporation (the “Company”) has awarded to you 5,000 shares of the Company’s common stock, $5.00 par value per share, under the Company’s 2011 Long-Term Incentive Compensation Plan, as amended (the “Plan”) (your “Retention Award”), such shares to be issued in book entry form. The terms and conditions of your Retention Award are set forth herein and are qualified in their entirety by the terms of the Plan.

1. Definitions. As used herein:

a. “Forfeiture Restrictions” shall mean a prohibition on the sale, assignment, transfer, pledge, hypothecation, mortgage or disposition of the shares represented by your Retention Award.

b. “Retention Period” shall mean the period commencing as of the Effective Date and ending on December 31, 2018.

Otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

2. Settlement. At the end of the Retention Period, your Retention Award shall vest, the Forfeiture Restrictions shall lapse, and your Retention Award shall otherwise be settled, provided that you have then been continuously employed by Renasant Bank and are not in breach of the terms of your Employment Agreement as of such date.

3. Shareholder Rights. During the Retention Period, you shall possess the right the right to vote the shares represented by your Retention Award and to receive dividends in respect of such shares as and when declared by the Company’s Board of Directors.

4. Separation From Service. If you Separate From Service (as defined in the Plan) before the end of the Retention Period, the number of shares of Common Stock representing the portion of your Retention Award that is not yet settled (the “Remaining Shares”) will be forfeited to and cancelled by the Company, without any compensation or payment. Notwithstanding the foregoing, if your separation is involuntary by the Bank, without Cause (as such terms are defined your Employment Agreement), you die or become Disabled (as defined in the Plan) during the Retention Period, your Retention Award shall vest, the Forfeiture Restrictions shall lapse, and your Retention Award shall otherwise be settled, provided that you have then been continuously employed by Renasant Bank and are not in breach of the terms of your Employment Agreement as of such date.

5. Change in Control. If a Change in Control (as defined in the Plan) is consummated during the Retention Period, your Retention Award will vest and be settled as of the earlier of: (a) the end of the Retention Period; or (b) the date of your Permitted Separation. The term “Permitted Separation” means that, during the 24-month period following the consummation of a Change in Control, your Separation From Service is involuntary, other than on account of Cause (including Good Reason as contemplated under the Plan). For avoidance of doubt, nothing contained herein is intended to otherwise modify the provisions of paragraph 4 hereof, which will be applicable in the event of your separation, other than a Permitted Separation, following a Change in Control.

6. Additional Provisions. Your Retention Award and Common Stock issued hereunder are subject to the following additional provisions:

a. The terms of the Plan, some of which have been omitted.

b. Common Stock issued hereunder may bear such legends as the Committee or the Company deems necessary or appropriate, whether to comply with applicable federal or state securities laws or to reflect the terms of this Notice or the Plan.

c. Your Retention Award shall not be subject to the “Further Holding Period” imposed under paragraph 9.15 of the Plan.

RENASANT CORPORATION

E. Robinson McGraw
Its: Chief Executive Officer
Date: , 2017

EXHIBIT B

[FORM OF] WAIVER AND RELEASE

Notice Date:

Separation Date:

THIS WAIVER AND RELEASE (the “Release”) is made in consideration and as a condition of the receipt of the separation payments described in that certain Employment Agreement entered into by and between Renasant Bank (with its parents, subsidiaries, affiliates, divisions and operating units, collectively, the “Bank”), and Curtis J. Gabardi (“Executive”), first effective as of the Effective Date (as defined therein) (the “Employment Agreement”), the sufficiency of which is acknowledged (the “Consideration”).

1. Executive understands that signing this Release is an important legal act; in connection with such execution, Executive:

a.	Acknowledges that he has been advised to consult an attorney before signing this Release and that Executive has done so.

b.	That he has 21 calendar days after the Notice Date (above) to consider whether to sign this Release, without alteration, and return it to the Bank in accordance with the notice provisions set forth in the Employment Agreement, and that if he executes and delivers this Release before the expiration of the 21-day period, Executive will be deemed to have waived the balance of the period. Executive agrees that any negotiation or modification of this release shall not extend such 21-day period.

c.	Acknowledges that he has been given an opportunity to review this Release, that he fully understand its provisions, and that he has voluntarily entered into this Release.

d.	Understands that he may revoke this Release by providing written notice to the Bank by hand delivery or by U.S. mail, postage prepaid in accordance with the notice provisions of Executive’s Employment Agreement, during the seven-day period following its execution; thereafter, this Release shall be irrevocable. Executive acknowledges that if he revokes this Release, the Bank shall have no obligation to provide the Consideration, and that the Bank shall have no obligation to pay the Consideration until this Release shall become irrevocable in accordance with its terms.

e.	Acknowledges that payment of the Consideration is voluntary on the part of the Bank and is not required by any legal obligation of the Bank, other than under the terms of the Employment Agreement and this Release.

f.	Agrees that if this Release is not executed and delivered to the Bank before the end of the 21-day period described in subsection b hereof, the Bank’s obligation in respect of the payment of the Consideration shall be deemed void and of no effect.

g.	Agrees that this Release shall not be executed and delivered to the Bank before Executive’s Separation Date (above).

2. Executive, on his behalf and on behalf of his heirs, successors and assigns (collectively, the “Releasing Parties”), hereby releases and discharges the Bank, including their respective past, present, or future parents, subsidiaries and affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Parties Released”), from any claims, demands, causes of action and liabilities of any kind (including attorneys’ fees and costs), whether based in law or equity, whether contractual, common-law, statutory, federal, state, local, or otherwise, whether known or unknown, and whether arising by reason of any act, omission, transaction or occurrence, which the Releasing Parties had, may now have, or hereafter may have, against the Parties Released up to and including the date of the execution of this Release, other than the claims expressly retained as provided in Section 3 below. Without limiting the generality of the foregoing, the Releasing Parties hereby specifically release and discharge the Parties Released from:

a.	Any claims relating to Executive’s employment with Parties Released, including any consideration payable with respect thereto or the termination thereof, the terms and conditions of such employment, employee benefits related to such employment, and Executive’s separation from such employment, and/or any of the events relating, directly or indirectly, to or surrounding such separation, including, but not limited to, claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress; and

b.	Any claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive’s employment, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act of 1990, as amended.

3. Notwithstanding the generality of Section 2 hereof, Executive does not waive or release: (a) any right or claim arising after the date on which Executive executes this Release; (b) ordinary claims for benefits accrued and vested or due as of his Separation Date or thereafter under any benefit plan subject to ERISA or other benefit plan or arrangement sponsored and maintained by the Bank; (c) any compensation or benefit due to him under the Employment Agreement on account of his separation; and (d) any claim for compensation due under applicable law that cannot be waived as a matter of policy.

4. Should any of the provisions set forth in this Release be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release.

5. Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that he shall not be entitled to any damages or other type or form of award relating to any event that occurred prior to his execution of this Release.

6. Executive further agrees that in the event of his material breach of this Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made under the Employment Agreement, subject to any restrictions on such recovery or as may be imposed under applicable law or as may be required to ensure that this Release is and remains valid and enforceable.

7. Executive agrees that the general provisions of Section 7 of his Employment Agreement, including the arbitration provisions thereof, shall be deemed incorporated herein by this reference and shall be and remain in full force and effect.

CURTIS J. GABARDI	WITNESS:

By:

Date:	Print Name:

Date:

SCHEDULE 5.22(ii)

TERMINATION AGREEMENTS

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into by and between Metropolitan BancGroup, Inc., a Delaware corporation (the “Company”), Metropolitan Bank, a state non-member bank organized under the laws of the State of Mississippi (collectively, the “Metropolitan Entities”), and [TO COME] (“Executive”).

1. Recitals: This Agreement is made in consideration of the following:

a. Executive entered into that certain Employment Agreement by and between the Company and Executive originally dated [TO COME], which employment agreement was most recently amended and restated in the form of an Amendment and Restated Employment Agreement by and between Executive and the Metropolitan Entities, dated as of [TO COME] (collectively, the “Employment Agreement”).

b. The Metropolitan Entities have now entered into that certain Agreement and Plan of Merger by and between the Metropolitan Entities and Renasant Corporation and Renasant Bank, dated as of January 17, 2017, pursuant to which the Company will merge with and into Renasant Corporation, with Reansant Corporation continuing as the surviving entity thereafter, and Metropolitan Bank will merge with and into Renasant Bank, with Renasant Bank continuing as the surviving entity thereafter (the “Merger Agreement”).

c. As a condition of the consummation of the transactions contemplated under the Merger Agreement, the Metropolitan Entities and Renasant Corporation and Renasant Bank have agreed to unilaterally terminate the Employment Agreement and make a certain payment to Executive, as more fully provided herein.

2. Effectiveness. As of the effective time of the consummation of the transactions contemplated under the Merger Agreement (the “Effective Time”) and except as specifically provided herein, the Employment Agreement shall terminate and be extinguished in its entirety, the Metropolitan Entities shall have no further obligations thereunder, and such Employment Agreement shall be of no further force and effect; provided, however, that should the transactions contemplated under the terms of the Merger Agreement not be consummated as provided thereunder, the Employment Agreement will not terminate and will continue in accordance with its terms. The termination of the Employment Agreement is being effected by the unilateral action of the Metropolitan Entities and as directed by Renasant Corporation and Renasant Bank pursuant to the Merger Agreement.

3. Payment. Upon termination of the Employment Agreement, the Company (including any successor thereto) shall (i) pay to Executive in a single lump sum, subject to applicable withholdings, as soon as practicable after the Effective Time, but in no event later than 10 business days thereafter, the aggregate amount Executive would have received under the Employment Agreement had the Employment Agreement not been terminated and the Company had terminated Executive’s employment without cause immediately after the change in control resulting under the Merger Agreement (the “Payment”), and (ii) cause Executive to receive such other amounts or benefits to which Executive would be entitled under such same circumstances. The preliminary estimate of the Payment and a description of such other benefits and amounts are set forth on the attached Exhibit A.

Notwithstanding the foregoing, the parties agree that the amount of the Payment cannot be finally determined until after the Effective Time. Accordingly: (a) if the preliminary estimate of the Payment is in excess of the amount finally payable under the Employment Agreement, Executive shall not be entitled to receive or shall return the excess; and (b) if the preliminary estimate of the Payment is less than the amount actually payable under the Employment Agreement, the Company shall pay the shortfall. For purposes hereof:

a. The determination of whether any amount is payable hereunder and the amount of such payment, if any, shall be made at the expense of the Company and by the Company’s independent accountants. Such determination shall be made as soon as administratively practicable and no later than 60 days after the later of:

(i) the Effective Time; or (ii) the date on which amounts payable under the Company’s 2015 Long-Term Cash Incentive Plan have been determined, but in any event no later than one year after the Effective Time.

b. Any amount payable hereunder shall be paid no later than ten business days following the date on which the determination of the Company’s independent accountants is provided to the parties, but in no event later than one year after the Effective Time.

4. Survival. Notwithstanding the termination of the Employment Agreement as provided herein, those certain covenants contained in Sections 5, 6, 7, and 8 of the Employment Agreement, including the remedies for breach thereof contained in Section 9 of the Employment Agreement, shall survive the termination of such agreement and be and remain enforceable in accordance with their terms, assuming that any amount payable under the Employment Agreement as a condition of the enforcement thereof had been paid and Executive’s separation from service occurred as contemplated under Section 3.3 of such agreement.

5. Executive’s Acknowledgement. Executive is entering into this Agreement solely to acknowledge that the Company will make the Payment to Executive as the result of the unilateral termination of the Employment Agreement in connection with consummation of the transactions contemplated under the Merger Agreement and to acknowledge the survival of the covenants contained in Section 5, 6, 7, and 8 thereof. Executive also acknowledges that, subject to adjustment as provided in paragraph 3 hereof, the amount of the Payment equals what Executive would be entitled to receive under the Employment Agreement had the agreement not been terminated and Executive’s employment been terminated by the Company without cause immediately after the change in control resulting under the Merger Agreement. Neither the Metropolitan Entities nor Renasant Corporation and/or Renasant Bank have solicited Executive’s consent to termination of the Employment Agreement nor is such termination contingent upon the Executive’s consent.

6. General:

a. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Georgia applicable to contracts wholly performed in such state, without giving effect to the conflicts of law principles thereof.

b. In the event that any legal dispute arises in connection with, relating to, or concerning this Agreement the parties agree that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) concerning the resolution of employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Metropolitan Entities (including any successors thereto), or the arbitrator will be selected in accordance with the rules of the AAA. All determinations of the arbitrator will be final and binding upon the parties hereto. Each party to the arbitration proceeding will bear its own fees and costs in connection with such proceedings, and the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding, and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision), will be in Atlanta, Georgia.

c. Executive agrees that there shall no presumption that any ambiguity contained herein is to be resolved against the Metropolitan Entities solely because they are considered a drafting party. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against any of the parties.

d. This Agreement will inure to the benefit of and be binding upon the Metropolitan Entities, including their successors, and assigns, including, without limitation, Renasant Corporation and Renasant Bank. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, beneficiaries, legatees and legal representatives. The Payment due to Executive hereunder shall be paid to his surviving spouse after his death, or if Executive is not survived by a spouse, to his estate.

e. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties.

f. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein and shall be deemed reformed to the extent necessary to permit such construction. Notwithstanding the foregoing, no provision hereof shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

g. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent in another manner, in each case as follows:

If to Executive:	If to the Metropolitan Entities:
Most Recent Address on	C/O Renasant Bank
File With the Metropolitan Entities	209 Troy Street
Tupelo, MS 38802
Attn: General Counsel
scorban@renasant.com

or to such other addresses as a party may designate by notice to the other party.

h. The termination and payment under this Agreement is intended to comply with the exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”) for termination of nonqualified deferred compensation plans within the meaning of Section 409A upon a change in control of the employer. Accordingly, this Agreement will be construed and administered in all events consistent with that intent. Notwithstanding the foregoing, nothing herein is intended as an admission that the Employment Agreement is subject to Section 409A as a non-exempt nonqualified deferred compensation arrangement.

THIS TERMINATION AGREEMENT has been executed by the parties hereto as of the dates set forth below, to be effective as provided herein.

METROPOLITAN BANCGROUP, INC.:	METROPOLITAN BANK:

By:	By:
Its:	Its:
Date: , 2017	Date: , 2017

EXECUTIVE:
Date: , 2017

ANNEX B

OPINION OF RAYMOND JAMES & ASSOCIATES, INC.

Annex B

January 16, 2017

Board of Directors

Metropolitan BancGroup, Inc.

1069 Highland Colony Parkway

Ridgeland, MS 39157

Members of the Board of Directors:

We understand that Renasant Corporation (“Renasant”) and Metropolitan BancGroup, Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into Renasant (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Shares”) will be converted into the right to receive 0.6066 shares of common stock, par value $5.00 per share (“Renasant Common Stock”) of Renasant (the “Transaction Consideration”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the Transaction Consideration is $24.49 per share.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	Reviewed the financial terms and conditions as contained in the draft Agreement by and among Renasant, Renasant Bank, the Company and Metropolitan Bank dated January 15, 2017 (the “Agreement’);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2016 through December 31, 2021, as approved for our use by the Company (the “Projections”);

3.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	reviewed the financial and operating performance of the Company and those of selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for Renasant, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

Board of Directors

Metropolitan BancGroup, Inc.

January 16, 2017

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

We have relied upon, without independent verification, the assessment of the Company’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 16, 2017 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of Renasant stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Renasant at that time. Our opinion is limited to the fairness, from a financial point of view, of the Transaction Consideration to be received by the holders of the Common Shares.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel

Board of Directors

Metropolitan BancGroup, Inc.

January 16, 2017

or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Renasant or the ability of the Company or Renasant to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and has received a retainer and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of Renasant for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to Renasant (in the previous two years), including serving as an underwriter in its $78.9 million follow-on offering of common equity in December of 2016, serving as underwriter in its $100.0 million offering of subordinated debt in August of 2016, serving as financial advisor and rendering a fairness opinion in connection with its acquisition of KeyWorth Bank (announced in October of 2015), and serving as financial advisor and rendering a fairness opinion in connection with its acquisition of Heritage Financial Group, Inc. (announced in December of 2014), for which it has been paid fees. Additionally, Raymond James and its affiliates have in the past provided and are currently providing other financial services to Renasant for which Raymond James or its affiliates have received, or would expect to receive, compensation, including, during the past two years, having provided advisory services to Renasant with respect to portfolios of fixed income securities held or managed by Renasant. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Renasant or other participants in the Transaction in the future, for which Raymond James may receive compensation. Finally, two members of the Raymond James deal team assigned to this engagement are owners of 20,000 and 11,776 of the Company’s Common Shares, respectively.

Board of Directors

Metropolitan BancGroup, Inc.

January 16, 2017

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each directors capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction, nor is this letter intended to confer rights or remedies upon shareholders of the Company. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX C

SECTION 262 OF THE

DELAWARE GENERAL CORPORATION LAW

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

Annex C – Page 1

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is

Annex C – Page 2

otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

Annex C – Page 3

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C – Page 4

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Mississippi Business Corporation Act

The Mississippi Business Corporation Act (“MBCA”) empowers a Mississippi corporation such as Renasant Corporation (the “Registrant”) to indemnify an individual who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind because he is a director of the corporation, or because he served at the corporation’s request as a director, officer, manager, trustee, partner, employee or agent of another entity or employee benefit plan, against a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the proceeding, if:

•	he conducted himself in good faith;

•	he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation (with respect to an employee benefit plan, this means the director’s conduct was reasonably believed to be in the best interests of the plan’s participants and beneficiaries); and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may also indemnify an individual who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 79-4-2.02(b)(5) of the MBCA. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct.

Unless ordered by a court under Section 79-4-8.54 of the MBCA, a corporation may not indemnify a director in connection with:

•	a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under the MBCA described above; or

•	any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

The MBCA further provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

A corporation may not indemnify a director as described above unless authorized by:

•	the board of directors if there are two or more qualified directors, by a majority vote of all the qualified directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more qualified directors appointed by such a vote;

•	special legal counsel selected in accordance with the MBCA; or

•	the stockholders, but shares owned by or voted under the control of a director who at the time does not qualify as a qualified director may not be voted on the authorization.

In addition, a director may apply for indemnification and/or an advance of expenses to the court conducting the proceeding to which the director is a party in accordance with Section 79-4-8.54 of the MBCA.

Part II – Page 1

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director. The director must deliver to the corporation: (1) a signed written affirmation of his good faith belief that he has met the relevant standard of conduct under the MBCA described above or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by the MBCA; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under the MBCA and it is ultimately determined under the MBCA that he has not met the relevant standard of conduct described in the MBCA. The undertaking required must be an unlimited general obligation of the director. It need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

A corporation may also indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer to the same extent as for a director and, if the officer is not a director or is a party to the proceeding solely on the basis of his acts or omissions as an officer, to such further extent as provided in the corporation’s articles of incorporation or bylaws or a resolution of the corporation’s board of directors or by contract. Notwithstanding the foregoing, an officer may not be indemnified for conduct for which a director may not be indemnified as provided above or for an intentional violation of law or infliction of harm on the corporation or its stockholders.

Renasant Bylaws

The Restated Bylaws of Renasant Corporation, as amended, contain indemnification provisions that require the Registrant to indemnify any director or officer made party to any proceeding if such director or officer met the requisite standard of conduct set forth in the bylaws and such indemnification is not otherwise prohibited by Mississippi or federal law. The required standard of conduct under the bylaws is the same as that under the MBCA. Under the bylaws, the determination whether a director or officer met the required standard of conduct is made by the board of directors, special legal counsel, if there are fewer than two disinterested directors on the board of directors, or by the Registrant’s stockholders. The advancement of expenses is also mandatory under the Registrant’s bylaws, provided that the director or officer makes deliveries analogous to those required under the MBCA and such advancement is authorized as provided under the MBCA. Similarly, the Registrant is prohibited from indemnifying a director or officer under the same circumstances as provided in the MBCA. The indemnification and insurance provisions in the Registrant’s bylaws are subject to the limitations and prohibitions imposed by federal law including, without limitation, the Securities Act of 1933, as amended, and the Federal Deposit Insurance Act, as amended, and any implementing regulations concerning indemnification.

The Registrant also maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities.

Part II – Page 2

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of January 17, 2017 by and among Renasant Corporation, Renasant Bank, Metropolitan BancGroup, Inc. and Metropolitan Bank (the “Merger Agreement”) (attached as Annex A to the proxy statement/prospectus which is part of this registration statement)†

3.1	Articles of Incorporation of Renasant Corporation, as amended (filed as Exhibit 3.1 to the Registrant’s Form 10-Q filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2016 and incorporated herein by reference)

3.2	Restated Bylaws of Renasant Corporation, as amended (filed as Exhibit 3.2 to the Pre-Effective Amendment No. 1 to Form S-4 of the Registrant (File No. 333-208753) filed with the Commission on January 29, 2016 and incorporated herein by reference)

4.1	Articles of Incorporation of Renasant Corporation, as amended (filed as Exhibit 3.1 to the Registrant’s Form 10-Q filed with the Commission on May 10, 2016 and incorporated herein by reference)

4.2	Restated Bylaws of Renasant Corporation, as amended (filed as Exhibit 3.2 to the Pre-Effective Amendment No. 1 to Form S-4 of the Registrant (File No. 333-208753) filed with the Commission on January 29, 2016 and incorporated herein by reference)

5.1	Opinion of Phelps Dunbar LLP as to the legality of the shares of Renasant Corporation common stock being registered

8.1	Opinion of Phelps Dunbar LLP as to certain tax matters*

8.2	Opinion of Troutman Sanders LLP as to certain tax matters*

10.1	Form of Executive Employment Agreement between the Registrant and Curtis J. Gabardi (included as schedule 5.22(i) to the Merger Agreement attached as Annex A to the proxy statement/prospectus which is a part of this registration statement)

10.2	Form of voting agreements between the Registrant and the directors of Metropolitan BancGroup, Inc. (included as schedules 5.17-A and 5.17-B to the Merger Agreement attached as Annex A to the proxy statement/prospectus which is a part of this registration statement)

23.1	Consent of HORNE LLP

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5.1)

23.3	Consent of Phelps Dunbar LLP (included in Exhibit 8.1)*

23.4	Consent of Troutman Sanders LLP (included in Exhibit 8.2)*

24.1	Power of Attorney*

99.1	Consent of Raymond James & Associates, Inc.*

99.2	Form of Proxy Card of Metropolitan Bank

*	Previously filed.
†	Pursuant to Item 602(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of any omitted schedule to the Merger Agreement to the Commission upon request.

The Registrant does not have any long-term debt instruments under which securities are authorized exceeding ten percent of the average assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant will furnish to the Commission, upon its request, a copy of all long-term debt instruments.

Part II – Page 3

(b) Financial Statement Schedules.

All schedules have been omitted because they are either not applicable or the required information has been included in the consolidated financial statements or notes thereto incorporated by reference into this registration statement.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

Part II – Page 4

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Part II – Page 5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on April 26, 2017.

RENASANT CORPORATION

by:	/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: April 26, 2017	by:	*
George H. Booth, II, Director

Date: April 26, 2017	by:	*
Frank B. Brooks, Director

Date: April 26, 2017	by:	*
Kevin D. Chapman, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: April 26, 2017	by:	*
Hollis C. Cheek, Director

Date: April 26, 2017	by:	*
John M. Creekmore, Director

Date: April 26, 2017	by:	*
Albert J. Dale, III, Director

Date: April 26, 2017	by:	*
Jill V. Deer, Director

Date: April 26, 2017	by:	*
Marshall H. Dickerson, Director

Date: April 26, 2017	by:	*
John T. Foy, Director

Date: April 26, 2017	by:	*
R. Rick Hart, Executive Vice President and Director

Date: April 26, 2017	by:	*
Richard L. Heyer, Jr., Director

Date: April 26, 2017	by:	*
Neal A. Holland, Jr., Director

Date: April 26, 2017	by:	/s/ E. Robinson McGraw
E. Robinson McGraw, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Date: April 26, 2017	by:	*
J. Niles McNeel, Director

Date: April 26, 2017	by:	*
Hugh S. Potts, Jr., Director

Date: April 26, 2017	by:	*
Fred F. Sharpe, Director

Date: April 26, 2017	by:	*
Michael D. Shmerling, Director

* By:	/s/ E. Robinson McGraw
E. Robinson McGraw
Attorney-in-fact
April 26, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of January 17, 2017, by and among Renasant Corporation, Renasant Bank, Metropolitan BancGroup, Inc. and Metropolitan Bank (the “Merger Agreement”) (attached as Annex A to the proxy statement/prospectus which is part of this registration statement)†

5.1	Opinion of Phelps Dunbar LLP as to the legality of the shares of Renasant Corporation common stock being registered

8.1	Opinion of Phelps Dunbar LLP as to certain tax matters*

8.2	Opinion of Troutman Sanders LLP as to certain tax matters*

10.1	Form of Executive Employment Agreement between the Registrant and Curtis J. Gabardi (included as schedule 5.22(i) to the Merger Agreement attached as Annex A to the proxy statement/prospectus which is a part of this registration statement)

10.2	Form of voting agreements between the Registrant and each of the directors of Metropolitan BancGroup, Inc. (included as schedules 5.17-A and 5.17-B to the Merger Agreement attached as Annex A to the proxy statement/prospectus which is a part of this registration statement)

23.1	Consent of HORNE LLP

23.2	Consent of Phelps Dunbar LLP (included in Exhibit 5.1)

23.3	Consent of Phelps Dunbar LLP (included in Exhibit 8.1)*

23.4	Consent of Troutman Sanders LLP (included in Exhibit 8.2)*

24.1	Power of Attorney*

99.1	Consent of Raymond James & Associates, Inc.*

99.2	Form of Proxy Card of Metropolitan Bank

*	Previously filed.
†	Pursuant to Item 602(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the Commission upon request.